UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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☒	Preliminary Proxy Statement	☐	Soliciting Material Pursuant to 240.14a-12
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☐	Definitive Proxy Statement
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PHARMOS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHARMOS CORPORATION
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
(732) 452-9556

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Shareholders of Pharmos Corporation (the “Company”) will be held at [____________] on [___________], 2006 at [________________________] (i) to approve the issuance of up to 19,500,000 shares of the Company’s common stock in connection with the proposed acquisition by the Company of Vela Pharmaceuticals Inc.; (ii) to elect three Class III directors to serve for a three-year term until the 2009 annual meeting of shareholders; (iii) to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006; and (iv) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          The Board of Directors has fixed the close of business on [____________], 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

          If you do not expect to be personally present at the Meeting, but wish your stock to be voted for the business to be transacted thereat, the Board of Directors requests that you submit your proxy either a) electronically, b) by telephone (information for both provided on following page) or c) by filling in, signing and dating the enclosed proxy card and promptly returning it by mail in the postage paid envelope provided.

          If you are planning to attend the annual meeting, you must have photo identification and proof of stock ownership as of the record date to be admitted. If your shares are not registered in your own name, you can obtain proof of stock ownership as of the record date from your bank or brokerage firm, typically in the form of your most recent statement.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Aviv, Ph.D.
Chairman of the Board

[______________], 2006

PLEASE SUBMIT PROXY EITHER A) ELECTRONICALLY, B) BY TELEPHONE (INFORMATION FOR BOTH PROVIDED ON FOLLOWING PAGE) OR C) BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND PROMPTLY RETURNING IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

PLEASE VOTE YOUR PROXY!

ELECTRONIC VOTING SAVES YOUR COMPANY MONEY

For the last few years, many of our shareholders have saved Pharmos money by voting their proxies via internet or telephone, rather than by return mail. This year, we encourage all of our shareholders to take advantage of electronic voting.

By internet – www.proxyvote.com; or

By touch-tone phone – please call the toll-free number on the enclosed proxy card.

Have the enclosed proxy card in hand when you access the website or call the toll-free number and follow the directions provided.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT SAVES YOUR COMPANY MONEY

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Doing so will save Pharmos printing and mailing expenses.

If you are a shareholder of record, you can choose this option and save Pharmos the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Pharmos shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Pharmos’ proxy statement and annual report.

PHARMOS CORPORATION
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
(732) 452-9556

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [____________], 2006

INTRODUCTION

          The Meeting is being called to approve the issuance of up to 19,500,000 shares of the Company’s common stock in connection with the proposed acquisition by the Company of Vela Pharmaceuticals Inc., to elect three Class III members of the Board of Directors, and to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditors for the fiscal year ending December 31, 2006. The Meeting will be open for the transaction of such other business as may properly come before it, although, as of the date of this proxy statement, management does not know of any other business that will come before the Meeting. If any other matters do come before the Meeting, the persons named in the enclosed form of proxy are expected to vote said proxy in accordance with their judgment on such matters.

          This proxy statement and the accompanying proxy card are first being mailed on or about [__________], 2006 to shareholders of record as of [_____________], 2006. A copy of the Annual Report for the fiscal year ended December 31, 2005, which includes audited financial statements, is also included.

          The solicitation of proxies in the accompanying form is made by, and on behalf of, the Board of Directors, and the Company will bear the entire cost of such solicitation. We have retained Georgeson Shareholder Communications Inc. to assist us in soliciting proxies, and estimate that their fees for such service will be approximately $20,000. There will be no solicitation of proxies other than through the proxy solicitor or by mail or personal solicitation by officers and employees of the Company, and no compensation will be paid to directors, officers or employees of the Company in connection with such services. The Company or the proxy solicitor will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for reasonable expenses incurred by them. A shareholder executing the accompanying proxy has the power to revoke it at any time prior to the exercise thereof by filing with the Secretary of the Company: (i) a duly executed proxy bearing a later date; (ii) a written instrument revoking the proxy; (iii) voting electronically or by telephone until 11:59 PM Eastern Time on the day prior to the date of the Meeting; or (iv) by attending the Meeting and voting in person. In the event that a shareholder casts more than one proxy vote, electronically or otherwise, the latest vote received will be the vote that will be recorded.

          The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Votes withheld from any nominee for election as a director, abstentions and broker “non-votes” are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

          The election of directors by the shareholders shall be determined by a plurality of the votes cast by shareholders entitled to vote at the Meeting, and votes withheld will not be counted toward the achievement of a plurality. On all other matters being submitted to the shareholders, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on such matter is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present and voting on each matter. Broker non-votes are not considered for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of votes from which the majority is calculated.

           All materials filed by Pharmos with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

VOTING SECURITIES

          The Board of Directors has fixed the close of business on [____________], 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

          As of [_________________], 2006, the outstanding capital stock of the Company consisted of [19,065,783] shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by him or her at the close of business on the record date.

          The shares for which the accompanying proxy is solicited will be voted in accordance with the directions given, provided that the proxy is executed and returned by the shareholder prior to the Meeting.

ITEM 1 - APPROVAL OF THE ISSUANCE OF UP TO 19,500,000 SHARES OF THE
COMPANY’S COMMON STOCK IN CONNECTION WITH THE PROPOSED ACQUISITION BY
THE COMPANY OF VELA PHARMACEUTICALS, INC.

          As you may know, on March 15, 2006, we announced our intent to acquire Vela Pharmaceuticals Inc. (“Vela”) through the merger of Vela into Vela Acquisition Corporation, our wholly-owned subsidiary (the “Merger”). Vela shareholders will receive 11.5 million shares of Pharmos common stock at the closing of the Merger in exchange for all outstanding Vela securities after conversion of any outstanding Vela bridge notes. In addition, at the closing, we will pay $5.0 million in cash to or on behalf of Vela to repay all accrued interest and a portion of the principal amount of Vela’s outstanding bridge note indebtedness and to satisfy certain of its outstanding liabilities. Vela’s shareholders will also receive up to an additional 8 million Pharmos shares upon the achievement of performance-based milestones related to Vela’s Phase II product candidate, dextofisopam, which is in development to treat irritable bowel syndrome. The number of shares to be issued in connection with the Merger and achievement of the milestones may be adjusted in the future to account for any stock splits, stock dividends or other similar recapitalizations.

          One of the remaining steps to complete the Merger is securing the approval by our shareholders of the issuance of the shares of our common stock in connection with the Merger. Such approval is required under applicable rules of the Nasdaq Capital Market. No further approval is required from any regulatory body.

THE BOARD OF DIRECTORS OF PHARMOS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ISSUANCE OF THE SHARES OF PHARMOS COMMON STOCK IN CONNECTION WITH THE PROPOSED ACQUISITION OF VELA (ITEM 1 ON THE ENCLOSED PROXY CARD).

THE PARTIES TO THE MERGER

          Pharmos is a specialty pharmaceutical company that discovers and develops novel therapeutics to treat a range of indications including pain, inflammation, autoimmunity and select central nervous system (CNS) disorders. Pharmos has a portfolio of drug candidates and compounds in various development stages, including clinical, preclinical and discovery. The lead candidate from the pipeline of its CB2-selective cannabinoid platform technology, cannabinor, is scheduled to begin Phase II testing for neuropathic pain and post-surgical pain. A Phase IIa trial in patients undergoing third-molar extractions is scheduled for the second quarter of 2006, and a Phase IIa trial to treat a model of neuropathic pain is planned to begin during the third quarter of 2006. In addition, CB2 agonists in the Company’s pipeline are in preclinical development for several indications addressing unmet clinical needs. Also, Pharmos has completed a Phase I trial and is moving into a Phase II trial of the topical NSAID, diclofenac, for the treatment of osteoarthritis using its NanoEmulsion drug delivery platform for topical delivery as Pharmos continues to advance this novel, proprietary technology.

          Vela is a privately-held Delaware corporation specializing in the rediscovery and development of medicines related to the nervous system, including the brain-gut axis (links between the nervous system and the digestive system). Vela seeks to minimize some of the risks of traditional drug discovery and development by working primarily with drug assets for which human safety data are already available. Vela’s principal development efforts have focused on three clinical-stage assets to treat disorders for which a large unmet medical need exists. Vela’s assets include dextofisopam (previously known as R-tofisopam) and tianeptine for the treatment of irritable bowel syndrome, and VPI-013 (previously known as OPC-14523) for the treatment of neuropathic pain and female hypoactive sexual desire disorder. Vela currently has seven employees and leases approximately 10,500 square feet of office space at 820 Bear Tavern Road, Suite 300, Ewing, New Jersey 08628. Its telephone number is (609) 771-8660.

THE MERGER

          The Merger will be accomplished pursuant to the Agreement and Plan of Merger dated March 14, 2006, between Pharmos, its newly-formed, wholly-owned subsidiary, Vela Acquisition Corporation, and Vela. A copy of the Agreement and Plan of Merger is attached as Appendix A.

The key provisions of the Merger are as follows:

•

Pharmos will acquire Vela by means of a “forward merger”, where Vela will merge into Vela Acquisition Corporation, a newly-created acquisition subsidiary of Pharmos that will be the surviving corporation in the Merger.

•	All of Vela’s outstanding capital stock shall be cancelled.

•

At closing, Pharmos will issue 11,500,000 shares of its common stock to those of Vela’s shareholders entitled under Vela’s certificate of incorporation to receive shares. 1,725,000 of these shares will be placed in escrow.

•

Pharmos will also pay $5,000,000 in cash to or on behalf of Vela at closing which will be used to pay Vela’s transaction costs, Vela’s obligations under its Acquisition Bonus Plan, accrued interest on Vela’s outstanding bridge notes, and a portion of the outstanding principal on Vela’s outstanding bridge notes.

•	At closing, all of Vela’s outstanding bridge notes will either be paid off or will be converted into equity of Vela.

•	Pharmos will assume up to $100,000 of Vela’s qualified post-closing liabilities.

•

Vela’s shareholders and participants in its Acquisition Bonus Plan may also receive: (i) an additional 4,000,000 shares of Pharmos’ common stock upon successful completion of a Phase IIb clinical trial related to the development of Vela’s compound dextofisopam within four years of closing; and (ii) an additional 4,000,000 shares of Pharmos’ common stock upon the filing of a New Drug Application with the U.S. Food and Drug Administration for dextofisopam within eight years of closing.

•

After completion of the Merger, Pharmos will have complete flexibility to determine the appropriate preclinical and clinical development of Vela compounds. In the Agreement and Plan of Merger, Pharmos acknowledges that it currently intends to continue Vela’s programs for no less than two years following the closing, subject to ongoing and periodic review and analysis by management and the Board, and also subject to future budgetary needs of the combined business as well as the availability of outside financing.

•

Upon closing, all Vela operations will be transferred to Pharmos. Pharmos anticipates hiring Dr. Steven Leventer to lead clinical development of the Vela technologies and several members of his staff, reporting to our President & COO. No additional hires of Vela employees are anticipated.

•

Pharmos has entered into a voting agreement with the holders of a majority of Vela’s outstanding capital stock (determined on an as-converted to common stock basis) to ensure their approval of the transactions contemplated by the Merger Agreement, subject to the satisfaction of certain closing conditions set forth in the Merger Agreement.

•

Upon closing, Pharmos will increase the size of its classified, staggered Board from seven to nine, with three new vacancies (one for a one-year term, one for a two-year term, and one for a three-year term). The three new directors, as designated by Vela’s three largest shareholders, will be Srinivas Akkaraju, designee of J.P. Morgan Partners, Anthony Evnin, designee of Venrock Associates, and Charles W. Newhall III, designee of New Enterprise Associates. [_______________], a current Pharmos director, will resign from the Board upon completion of the Merger.

•

Under a Registration Rights Agreement to be executed at the closing, Pharmos will file an S-3 registration statement within seven days after closing to register for resale the shares issued to the former Vela shareholders. Following registration, the Vela shareholders receiving the stock will be subject to a “lock-up” providing that, without the consent of Pharmos, (i) no shares may be sold until six months after the closing, (ii) for each six-month period after that date, up to 33% of the shares originally issued to such shareholder may be sold, and (iii) after 18 months from the closing, all shares may be sold. Any milestone shares that may be issued during the lock-up period shall also be subject to such restrictions.

•

At closing, Vela’s principal shareholders will enter into standstill agreements that for two years they will not acquire any Pharmos stock, other than as agreed to by the Pharmos Board or in a private placement or other transaction in an amount to maintain their percentage interest.

•

The Vela shareholders that receive the Pharmos shares upon the closing of the Merger will indemnify Pharmos for material breaches of representations, warranties and covenants for a period of 18 months. The sole source of the indemnity (absent fraud) will be an escrow holdback of 1,725,000 of the 11,500,000 shares, to be reduced to 1,150,000 shares six months after the closing, 575,000 shares 12 months after the closing and to zero 18 months after the closing. The shares will be held in escrow pursuant to an escrow agreement. The indemnity will have a deductible of $250,000.

•

Pharmos will indemnify the Vela shareholders for material breaches of representations, warranties and covenants for a period of 18 months. The indemnity will equal a total of the market value at closing of 15% of 11,500,000 Pharmos shares, to be reduced by one-third six months after the closing, by another one-third 12 months after the closing and to zero 18 months after closing. The indemnity will have a deductible of $250,000 and can be paid in cash or stock at Pharmos’ discretion, except for certain situations involving the indemnification of Vela’s directors and officers where satisfaction must be in cash.

•

Either party may terminate the Agreement and Plan of Merger upon notice to the other (i) if the other party is in material breach of its obligations under the Agreement and Plan of Merger and such breach shall not have been cured within a period of ten (10) days after written notice, or (ii) if the conditions necessary to close shall not have been satisfied or waived by the other party on or prior to August 31, 2006, or (iii) if there has been a material adverse change in the representations and warranties made by either party, or (iv) upon any material adverse change in the business or operations of the other party. If either party terminates the Agreement and Plan of Merger other than in compliance with the foregoing provisions, it shall become liable to the other party for a payment of $1,500,000. In addition, a party shall be liable for such payment if it is in material breach of the Agreement and Plan of Merger and the other party terminates the Agreement as a result.

BACKGROUND AND REASONS FOR THE MERGER

HOW DID THE MERGER COME ABOUT?

          Beginning in the middle of 2004, the Pharmos Board of Directors began considering specific strategic initiatives to foster the growth of the Company. Included in these initiatives was the possibility of acquiring or merging with other entities in complementary lines of business and technology licensing.

          In July 2004, RBC Capital Markets Corporation (“RBC”), an investment banking firm, and Tamir Fishman & Co. LTD. (“TF”), RBC’s strategic partner in Israel, which engages in certain investment banking services, made an initial presentation to Pharmos regarding the mergers and acquisitions environment in the pharmaceutical industry and the strategic strengths and weakness of various potential acquisition candidates. Vela was included in the list of candidates.

          In August 2004, Pharmos signed an engagement letter with RBC and TF for those firms to assist Pharmos’ Board of Directors in its pursuit of strategic opportunities and alternatives. Following execution of the engagement letter, RBC and TF presented certain opportunities to Pharmos. Over the subsequent months, Pharmos reviewed in depth many target companies and products and entered into discussions and diligence with several potential acquisition and merger candidates. However, after Pharmos elected not to pursue these opportunities, the parties terminated the August 2004 engagement letter in July 2005.

          In October 2005 Cowen & Co., LLC (“Cowen”), the investment banking firm representing Vela, contacted Pharmos to inquire whether Pharmos would be interested in considering a partnership or other strategic relationship with Vela. Pharmos expressed preliminary interest, and on October 26, 2005, Cowen sent RBC a non-confidential executive summary of Vela. On October 28, 2005, Pharmos and Vela executed a confidentiality agreement that permitted them to exchange information in confidence as part of conducting due diligence.

          On November 4, 2005, Gad Riesenfeld, the former president of Pharmos, met with members of Vela’s senior management. At the meeting, the parties engaged in a preliminary discussion concerning the potential benefits of a merger between Pharmos and Vela. The parties also discussed financial, operational and managerial issues. On November 9, 2005, senior management of Pharmos met with RBC to discuss the Vela opportunity. Following the meeting, Pharmos and RBC/TF began preparing a draft outline of terms for a potential transaction with Vela.

          On November 28, 2005, Pharmos submitted a non-binding term sheet to Vela outlining the proposed terms of a merger between the two companies. On December 2, 2005, Pharmos’ senior management met with Vela’s board of directors and senior management to propose the range of terms for a potential merger between the two companies. On December 5, 2005, Pharmos entered into a new engagement letter with RBC and TF for those firms to provide financial advisory services to Pharmos in connection with a proposed merger with Vela.

          While discussions and negotiations of a potential merger continued, Pharmos conducted scientific due diligence on Vela during December 2005 and January 2006. On December 20, 2005, Cowen, on behalf of Vela, sent a counterproposal to Pharmos’ term sheet.

          On January 15, 2006, Pharmos’ management forwarded to the Pharmos Board of Directors materials setting forth the rationale behind the proposed merger with Vela. Also on that date, Pharmos’ management delivered a memorandum to the Pharmos Board of Directors setting forth the results of the scientific due diligence concerning Vela and a comprehensive report on the irritable bowel syndrome market on which Vela’s business is focused.

          On January 18, 2006, the Clinical Development and Scientific Committee of the Pharmos Board of Directors met to discuss the results of the scientific and regulatory due diligence concerning Vela. On January 18, 2006, Vela’s Board of Directors approved the continuation of negotiations with Pharmos on the basis of the provisions outlined in a term sheet, subject to certain adjustments. On January 19, 2006, Pharmos and Vela executed the term sheet.

          On January 24 and 25, 2006, Pharmos’ Board of Directors convened a special meeting. At the meeting, the Board gave extensive consideration to the Vela opportunity. The Board reviewed the principal terms of the Vela transaction and authorized Pharmos’ management to continue due diligence and negotiations with Vela.

          On January 30, 2006, Pharmos’ counsel delivered a preliminary draft of the Agreement and Plan of Merger to Vela’s counsel. During February and March 2006, the parties negotiated the terms of the definitive Agreement and Plan of Merger and continued to conduct due diligence.

          On March 14, 2006, Pharmos’ Board of Directors convened a special meeting to consider the final terms of the merger with Vela. At the meeting, the board authorized Haim Aviv and Alan Rubino to execute the Agreement and Plan of Merger with Vela.

REASON FOR THE MERGER – GENERAL

          Pharmos has determined that it would benefit from diversifying and broadening its clinical pipeline. The acquisition of Vela adds three potential clinical or near-clinical drug candidates, including dextofisopam, a later-stage clinical drug candidate for the treatment of irritable bowel syndrome (IBS). Pharmos believes the IBS market opportunity to be large and poorly served by current therapy Overall, IBS accounts for approximately 12% of all visits to primary care physicians in the U.S. and is the second most common disease treated by gastroenterologists. In addition, IBS-associated health care costs are in the range of $20-$25 billion annually. Vela’s lead candidate for the treatment of IBS, dextofisopam, has demonstrated positive Phase IIa data for the treatment of diarrhea-predominant and alternating-type IBS. Pharmos believes, given its strong balance sheet and managerial expertise, that it can move dextofisopam into a larger, confirmatory Phase IIb clinical trial rapidly upon consummation of the acquisition. Pharmos believes that a positive Phase IIb trial result has the potential to create significant value for Pharmos’ shareholders.

REASONS FOR THE MERGER – PHARMOS

          The Pharmos board of directors views the Merger as a potentially transformative event for Pharmos. Completing the Merger would fulfill several strategic objectives for Pharmos:

(i)	Advance Pharmos several years forward in clinical development by acquiring a high-potential drug candidate, dextofisopam, prepared to enter Phase IIb clinical trials for the treatment of IBS;

(ii)	Broaden Phamos’ overall drug pipeline and diversify clinical risk by acquiring multiple product candidates, including tianeptine and VPI-013;

(iii)	Strengthen Pharmos’ Board of Directors by adding representatives from three well-known, industry-leading life science venture capital firms; and

(iv)	Expand management expertise by adding Vela’s clinical development team.

          With the addition of Vela, Pharmos would accomplish the critical strategic goal of adding a pipeline of assets that best leverages Pharmos’ core operational and scientific expertise. Completing the Merger will provide Pharmos with an expanded drug portfolio that includes later-stage, early-stage, and preclinical drug candidates that better complements Pharmos’ long-term presence in the nervous system arena.

          In reaching this determination, the Pharmos’ board of directors consulted with Pharmos’ management as well as its financial, accounting and legal advisors and considered a number of factors including the following:

•	The effectiveness of the Merger in implementing and accelerating Pharmos’ growth strategy;

•

A presentation by management of (i) its due diligence review of Vela, including the business, operations, asset quality, financial conditions, and corporate culture of Vela on an historical, prospective, and pro forma basis, (ii) product compatibility, the compatibility of corporate goals and the respective contributions the parties would bring to Pharmos, (iii) the enhanced opportunities for growth that the Merger makes possible as a result of a wider and more diversified clinical pipeline and the potential for greater market breadth and (iv) the expanded opportunities for revenue enhancement and synergies that are expected to result from the Merger and the acquisition of a later-stage drug candidate;

•	The terms of the Agreement and Plan of Merger and other documents to be executed in connection with the Merger;

•	The opinion of RBC and TF, discussed elsewhere in this proxy statement, that as of March 14, 2006, the Merger was fair, from a financial point of view, to Pharmos; and

•	The opportunity to strengthen and deepen Pharmos’ board of directors and management team.

          The Pharmos board of directors did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

REASONS FOR THE MERGER – VELA

          The Board of Directors of Vela and its principal stockholders believe that the Merger of Vela into Pharmos will bring together complementary asset portfolios and team skills and will provide several benefits to the combined entity and its stockholders, including the following:

(i)	Broaden portfolio of product candidates by combining Vela’s later-stage assets, including dextofisopam, with Pharmos’ cannabinoid platform and assets;

(ii)	Vela’s experience in clinical drug development and clinical trial design and implementation will complement Pharmos’ drug discovery and early-stage development capabilities;

(iii)	Vela’s stockholders will have the opportunity to own stock in a company with greater financial and management resources than Vela would otherwise have on its own; and

(iv)	Pharmos’ status as a publicly-traded company may provide Vela’s stockholders with greater potential liquidity on their investment.

FAIRNESS OPINION

          Pursuant to an engagement letter dated December 5, 2005, RBC and TF were retained by Pharmos to furnish an opinion as to the fairness, from a financial point of view, of the total consideration to be paid pursuant to the terms of the Agreement and Plan of Merger. RBC and TF are jointly referred to in this proxy statement as RBC/TF.

          On March 14, 2006, RBC/TF rendered their opinion to Pharmos’ board of directors, that, as of such date and based on the procedures followed, factors considered and assumptions made by RBC/TF and certain other limitations, the total consideration to be paid was fair, from a financial point of view, to Pharmos. A copy of RBC/TF’s written opinion is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. Pharmos stockholders are urged to read the opinion of RBC/TF carefully and in its entirety.

          RBC/TF’s opinion was provided for the information and assistance of Pharmos’ board of directors in connection with the consideration paid by Pharmos in connection with the Merger. RBC/TF’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. RBC/TF’s opinion related solely to the total consideration to be paid. RBC/TF did not review, nor did its opinion in any way address, other Merger terms or arrangements, including, without limitation, the financial or other terms of any employment or non-competition agreement with any Vela employees or any break-up or termination fee. Further, RBC/TF’s opinion did not address, nor should it be construed to address, the relative merits of the underlying decision by Pharmos to engage in the Merger compared to any alternative business strategies or transaction in which Pharmos might engage. RBC/TF was not engaged as an agent or fiduciary of Pharmos’ stockholders or any other third party.

          In rendering its opinion, RBC/TF assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Pharmos and Vela (including, without limitation, the financial statements and related notes thereto of Pharmos and Vela, as well as other publicly available information with respect to Pharmos and Vela). RBC/TF did not assume responsibility for independently verifying and did not independently verify this information. With respect to the data and discussions relating to the business prospects and financial outlook of Pharmos and Vela, upon advice of Pharmos, RBC/TF assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Pharmos and Vela as to the future financial performance of Pharmos and Vela, respectively, and that Pharmos and Vela will perform substantially in accordance with such financial data and estimates. RBC/TF expressed no opinion as to such financial data and estimates or the assumptions on which they were based.

          RBC/TF did not assume responsibility for, and did not perform, any independent evaluation or appraisal of any of the respective assets or liabilities of Pharmos or Vela, nor was RBC/TF furnished with any evaluations or appraisals. RBC/TF expressed no opinion regarding the liquidation value of any entity. RBC/TF did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Pharmos or Vela. Additionally, RBC/TF was not asked to and did not consider the possible effects of any litigation or other contingent matters.

          RBC/TF’s opinion speaks only as of the date of such opinion, and is based on market conditions as they existed as of March 10, 2006 (the trading day upon which the analysis is based) and the information supplied to RBC/TF as of the date of its opinion, and is without regard to market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC/TF has not undertaken to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of the opinion and RBC/TF does not have any obligation to update, revise or reaffirm its opinion. RBC/TF expressed no opinion as to the price at which shares of Pharmos common stock have traded or at which such shares may trade following the announcement or consummation of the merger.

          For purposes of its opinion, RBC/TF assumed that the Merger will qualify as a reorganization for U.S. federal income tax purposes. RBC/TF assumed that the executed merger agreement was in all material respects identical to the last draft reviewed by RBC/TF. RBC/TF also assumed that the merger will be consummated pursuant to the terms of the merger agreement, without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at its opinion, RBC and/or TF:

•	reviewed and analyzed the financial terms of a draft of the merger agreement dated as of March 10, 2006;

•

reviewed and analyzed certain available financial and other data with respect to Pharmos and Vela and certain other historical operating data relating to Pharmos and Vela made available to RBC/TF from published sources and from the internal records of Pharmos and Vela;

•

received and reviewed financial forecasts prepared by Evidec, a third party valuation consultant hired by Vela, that projected the potential future performance of dextofisopam, or Vela’s own forecast (the “Vela Forecast”), as well as adjustments made to the Vela Forecast by Pharmos management;

•	conducted discussions with members of the senior management of Vela with respect to the business prospects and financial outlook of Vela independently and as combined;

•	conducted discussions with Cowen with respect to the business prospects and financial outlook of Vela independently and as combined;

•	conducted discussions with members of the senior management of Pharmos with respect to the business prospects and financial outlook of Pharmos independently and as combined;

•	reviewed the historical reported prices and trading activity for Pharmos common stock; and

•	reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of Pharmos.

          The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. RBC/TF believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

          In view of the wide variety of factors considered in connection with its evaluation of the fairness of the total consideration to be paid from a financial point of view, RBC/TF did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison is identical to Pharmos or Vela or the proposed merger. The analyses were prepared solely for purposes of RBC/TF providing an opinion as to the fairness of the total consideration to be paid, from a financial point of view, to Pharmos and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

          In connection with its analyses, RBC/TF made, and was provided by Pharmos’ management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Pharmos’ or Vela’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of Pharmos, Vela, or their advisors, none of Pharmos, Vela, RBC/TF, or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

          In delivering its opinion to the Pharmos board of directors, RBC/TF prepared and delivered to Pharmos’ board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of these materials, including information presented in tabular format. To understand fully the summary of the financial analyses used by RBC/TF, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

Transaction Overview

          Given the closing stock price of Pharmos common stock of $2.19 on March 10, 2006, the implied value of the initial consideration offered by Pharmos was determined to be $25.2 million in Pharmos common stock and $5.0 million in cash consideration for a total implied initial consideration of $30.2 million at that date. Taking into account common shares, options and other dilutive securities on a fully diluted basis using the treasury stock method of accounting, new securities issued by Pharmos as part of the initial consideration would represent 37.7% on a pro forma combined basis. In addition, the merger consideration included two additional payments of 4 million shares of Pharmos common stock upon the satisfaction of two independent milestones. Given the closing stock price of Pharmos common stock of $2.19 on March 10, 2006, each milestone payment had implied value of $8.8 million at that date for a total consideration of $47.7 million at that date, including the initial consideration and first and second milestone payments.

Pharmos Stock Price History

RBC/TF reviewed the historical prices of the common stock of Pharmos from March 10, 2005 to March 10, 2006. RBC/TF reviewed the volume of shares of Pharmos traded as well as the volume weighted average prices of Pharmos shares during the 1-month, 3-month, 6-month and 12-month periods through and including March 10, 2006. In addition, RBC/TF reviewed Pharmos’ stock price performance since December 20, 2004, when Pharmos announced that its Phase III trial for Dexanabinol did not demonstrate efficacy.

Fairness Considerations and Analysis

          In arriving at its opinion, in addition to reviewing the matters previously mentioned, RBC and/or TF performed the following analyses:

•	compared market valuations of selected comparable publicly-traded companies to Vela with the valuation implied by the merger consideration;

•	compared venture financing valuations of selected comparable private companies to Vela with the valuation implied by the merger consideration;

•	compared the implied valuation of Vela following its most recent venture financing round with the valuation implied by the merger consideration;

•

compared the initial consideration paid and the total valuation implied, to the extent publicly available, of selected comparable precedent transactions with the valuation implied by the merger consideration; and

•	prepared discounted cash flow analyses using the Vela Forecast, as adjusted by Pharmos management.

          In addition, RBC and/or TF conducted such other analyses and examinations and considered such other financial, economic and market criteria as RBC/TF deemed necessary in arriving at its opinion.

          Because the structure of the merger calls for the payment of consideration upon the successful completion of milestone events, RBC/TF performed valuation analyses at three points in time to evaluate the fairness of this merger to Pharmos shareholders. First, RBC/TF compared the current value of Vela to the value of the initial consideration to be paid by Pharmos as of the date of RBC/TF’s analysis. Second, RBC/TF compared the expected value of Vela as of the projected completion of the first milestone (discounted back to present value from the end of 2008) to the cumulative current value of the initial consideration and the first milestone consideration. Finally, RBC/TF compared the expected future value of Vela as of the projected completion of the second milestone (discounted back to present value from the midpoint of 2012) to the cumulative current value of the initial consideration, the first milestone consideration and the second milestone consideration.

          For purposes of this analysis, RBC/TF determined (i) a current enterprise value range for current Vela, (ii) an enterprise value range for Vela after successful completion of the first milestone, and (iii) an enterprise value range for Vela after successful completion of the second milestone. The methodologies for calculating these value ranges are explained in detail in the sections below.

VALUATION OF VELA AT CURRENT STAGE OF DEVELOPMENT

          RBC/TF utilized several approaches to determine an enterprise value range for Vela at its current stage of development. These valuation approaches are classified as either income approaches, such as the discounted cash flow, or DCF method, or aggregate market value approaches, such as comparable public companies’ market trading, comparable venture capital funding transactions, and comparable mergers and acquisition transactions. Under the income approach, the selected enterprise value range is derived from a range of present values of projected future cash flows. Under the aggregate market approaches, the enterprise value associated with each comparable company or transaction is calculated and is the basis for deriving an enterprise value range for Vela, based on qualitative and quantitative criteria. To calculate the average enterprise value range for Vela at present, RBC/TF blended the average of each of these approaches equally, as shown in the table below.

Vela Valuation Summary – Current Company
($ in millions)

	Valuation Range

	Low		High

Enterprise Value Summary
Comparable Public Companies	$64.4	-	$120.7
Comparable Venture Capital Funding Transactions	$30.0	-	$76.0
Comparable Mergers and Acquisitions Transactions	$18.0	-	$86.3
Discounted Cash Flow	$34.1	-	$73.1

Average Enterprise Value	$36.6	-	$89.0

          Each method considered in this analysis is described in further detail below.

Comparable Public Companies Method

          RBC/TF reviewed the enterprise value of comparable companies that were publicly traded as of the date of its analysis. RBC/TF’s selection of comparable public companies was based on a comparison of Vela’s current stage of development, market opportunities, and other relevant business factors with that of the comparable public companies. Market capitalization figures are based upon fully diluted shares outstanding using the treasury stock method of accounting.

Comparable Public Companies Method – Current Company Analysis
($ in millions)

Company Name	Public Market Capitalization	Net Debt (Net Cash)	Enterprise Value

CytRx	$106.6	$(24.6)	$82.0
EntreMed	162.9	(54.6)	108.2
Kosan Biosciences	171.8	(51.1)	120.7
Point Therapeutics	109.0	(44.7)	64.4
XTL Biopharmaceuticals	128.4	(16.6)	111.8

Comparable Venture Capital Funding Transactions Method

          The venture capital funding method involved developing indications of value through the review of transactions in which venture capital firms invested new capital in privately-held biotechnology companies. These transactions were deemed to be comparable to Vela if, among other things, their value was derived primarily from technologies in or near early stage proof-of-concept clinical trials. RBC/TF determined the enterprise value range of pre-money valuations based upon the qualitative similarities among the comparable companies and Vela at its current stage of development.

Comparable Venture Capital Funding Transactions – Current Company Analysis
($ in millions)

Company Name	Financing Round Type	Closing Date	Pre-Money Valuation	Money Raised	Post-Money Valuation

Surface Logix	Series D	10/28/2005	$76.0	$32.0	$108.0
Dynogen	Series B	4/5/2004	30.0	50.0	80.0
Favrille	Series C	3/26/2004	46.5	44.0	90.5
Plexxikon	Series B-1	2/26/2004	56.0	15.0	71.0

Vela Financing Analysis

          In January 2002, Vela solicited an investment of new preferred equity capital from current and new investors in a Series D preferred stock financing. From October 2004 through October 2005, Vela obtained additional capital in the form of bridge notes from existing investors that were convertible into Series D preferred stock. RBC/TF considered the implied post-money enterprise value of Vela at which new capital was raised to be relevant to its analysis. The post-money enterprise value of Vela following the consummation of the most recent bridge financing was approximately $69.0 million.

Comparable Mergers and Acquisitions Transactions Method

          RBC/TF reviewed publicly available financial information relating to selected transactions since March 2003 involving biotechnology companies which RBC/TF deemed to be similar to Vela. RBC/TF’s selection of a range indicated by this approach was based on a comparison of Vela’s current stage of development, market opportunities, and other relevant business factors with that of the comparable transactions. Those comparable transactions are identified in the following chart.

Comparable Mergers and Acquisitions Transactions – Current Company Analysis
($ in millions)

Announcement Date	Target Name	Acquiror Name	Initial Consideration	Consideration including Milestones

1/27/2006	Montigen	SuperGen	$18.0	$40.0
1/9/2006	Micromet	CancerVax	86.3	86.3
9/14/2005	Cellective	MedImmune	44.0	149.0
9/1/2004	Zycos	MGI	50.0	50.0

DCF Method

          The enterprise value range based upon the discounted cash flow method was determined by calculating the present value of the estimated future unlevered free cash flows that Vela’s dextofisopam could generate until patent expiry in 2023. In connection with its engagement, Evidec prepared revenue estimates for dextofisopam assuming successful marketability of the drug under various commercial scenarios, and these revenue estimates were further adjusted by Pharmos management. Furthermore, Pharmos management assumed that the likely commercial path for dextofisopam was the licensing to a pharmaceutical company partner after successful completion of Phase IIb. The Vela Forecast included research and development cost data and estimated general and administrative expenses.

          The present value of interim cash flows was determined using a discount rate range of 20.3% to 24.3%. RBC/TF estimated the discount rate based upon the cost of capital of comparable public companies to Vela at its current stage of development: CytRx, EntreMed, Kosan Biosciences, Point Therapeutics, and XTL Biopharmaceuticals. These companies were chosen because, for the purposes of the cost of capital analysis, RBC/TF considered them to have operational, market and economic similarity with Vela’s current business. The selected public companies may significantly differ from Vela based on, among other things, the stage of development of their product candidates, the disease indications on which they are focused, and the market opportunities for their product candidates. A premium was included in Vela’s discount rate in correlation with its relatively small current size.

          The value ranges of the cash flows were then multiplied by a factor weighing the probability of successful commercial viability from its current stage of development. RBC/TF estimated the likelihood of achieving the commercial scenarios at its current stage of development to be a range of 40% to 50%, based upon the Vela Forecast, industry reports and discussions with Pharmos management.

          This analysis estimated the value for the dextofisopam compound on a stand-alone basis and RBC/TF added no value to Vela’s other scientific programs under this approach.

VALUATION OF VELA FOLLOWING COMPLETION OF FIRST MILESTONE

RBC/TF utilized several methods to determine an enterprise value range for Vela at the first milestone stage of development, projected to occur at the end of 2008. The methods utilized in this analysis are the same as those used in the valuation for Vela at its current stage of development: DCF method and analysis of comparable public companies, venture capital funding transactions and mergers and acquisition transactions. For each method, the future enterprise value ranges for Vela at the first milestone stage of development were then discounted back to present value using a time discount calculation based upon the current company’s weighted-average cost of capital.

Valuation Summary – at First Milestone
($ in millions)

	Present Valuation Range

	Low		High

Enterprise Value Summary
Comparable Public Companies	$76.5	-	$163.5
Comparable Venture Capital Funding Transactions	$26.8	-	$88.3
Comparable Mergers and Acquisitions Transactions	$16.8	-	$76.5
Discounted Cash Flow	$94.8	-	$163.5

Average Enterprise Value	$53.7	-	$123.0

          Each method considered in this analysis is described in further detail below.

Comparable Public Companies Method

          RBC/TF reviewed the enterprise value of comparable companies to Vela at its projected first milestone stage of development that were publicly traded as of the date of its analysis. RBC/TF’s selection of comparable public companies was based on a comparison of Vela’s stage of development at the first milestone, market opportunities, and other relevant business factors with that of the comparable public companies. Market capitalization figures are based upon fully diluted shares outstanding using the treasury stock method of accounting.

Comparable Public Companies Method – First Milestone Analysis
($ in millions)

Company Name	Market Capitalization	Net Debt (Net Cash)	Enterprise Value

CuraGen	$285.8	$(49.6)	$236.2
Dynavax Technologies	189.3	(55.0)	134.3
Genitope	328.3	(151.5)	176.8
NeoPharm	272.8	(68.8)	204.0
Panacos Pharmaceuticals	374.1	(86.9)	287.2

          The resulting future enterprise value range at the end of 2008 was then discounted back to present value using a time discount calculation with the current company’s discount rate for a present enterprise value range of $76.5 million to $163.5 million.

Comparable Venture Capital Funding Transactions Method

          The comparable venture capital funding transactions method involved the derivation of indications of value through the review of transactions in which venture capital firms invested new capital in privately-held biotechnology companies. RBC/TF deemed these transactions to be comparable to Vela at the first milestone stage of development if, among other things, their value was derived primarily from technologies that had shown encouraging trends supporting clinical efficacy in a larger, controlled Phase IIb or similar clinical trial. RBC/TF determined the enterprise value range of pre-money valuations based upon the qualitative similarities among the comparable companies and Vela following successful completion of the first milestone.

Comparable Venture Capital Funding Transactions – First Milestone Analysis
($ in millions)

Company Name	Financing Round Type	Closing Date	Pre-Money Valuation	Money Raised	Post-Money Valuation

Novacea	Series C	12/20/2005	$135.0	$25.0	$160.0
Acologix	Series C	12/16/2005	119.7	29.8	149.5
Somaxon	Series D	12/15/2005	155.1	55.0	210.1
Prestwick	Series B	12/6/2004	47.1	37.0	84.1
Intarcia	Series E	11/30/2004	70.2	50.0	120.2

          The resulting pre-money valuation range was then discounted back to present value from the projected first milestone date at the end of 2008 using a time discount calculation with the current company’s discount rate for a present enterprise value range of $26.8 million to $88.3 million.

Comparable Mergers and Acquisitions Transactions Method

          RBC/TF reviewed publicly available financial information relating to selected transactions since January 2003 involving biotechnology companies deemed by RBC/TF to be similar to Vela at its projected stage of development following successful completion of the first milestone. RBC/TF’s selection of a range indicated by this method was based on a comparison of Vela’s stage of development, market opportunities, and other relevant business factors with that of the comparable transactions. Those transactions are identified on the following chart.

Comparable Mergers and Acquisitions Transactions – First Milestone Analysis
($ in millions)

Announcement Date	Target Name	Acquiror Name	Initial Consideration	Consideration including Milestones

9/6/2005	Epicept	Maxim	$97.7	$97.9
11/18/2005	Cita	Vernalis plc	29.5	64.5
7/19/2005	Arakis	Sosei	134.4	134.4
12/15/2004	Igneon	Aphton	82.0	82.0
9/1/2004	Aesgen	MGI	33.1	91.1
11/18/2003	Genesoft	Genome Therapeutics	103.8	103.8

          The resulting initial consideration range was then discounted back to present value from the projected first milestone date at the end of 2008 using a time discount calculation with the current company’s discount rate for a present enterprise value range of $16.8 million to $76.5 million.

DCF Method

          RBC/TF applied the same methodology in the DCF method as described above under Valuation of Vela at Current Stage of Development, with adjusted present value and probability assumptions. The unlevered free cash flows associated with dextofisopam were discounted back to the end of 2008 when the drug is expected to have successfully completed the first milestone. The value of interim cash flows was determined using a discount rate range of 16.1% to 20.1%. RBC/TF estimated the discount rate based upon the cost of capital of comparable public companies to projected Vela upon successful completion of the first milestone: CuraGen, Dynavax Technologies, Genitope, NeoPharm, and Panacos Pharmaceuticals. These companies were chosen because, for the purposes of the cost of capital analysis, RBC/TF considered them to have similarity with Vela’s projected business following successful completion of the first milestone. The selected public companies may significantly differ from Vela based on, among other things, the stage of development of their product candidates, the disease indications on which they are focused, and the market opportunities for their product candidates. A premium was included in Vela’s discount rate in correlation to its projected size at the first milestone stage of development.

          The value ranges of the cash flows were then multiplied by a factor weighing the probability of successful commercial viability from the first milestone stage of development. RBC/TF estimated the likelihood of achieving the commercial scenarios following successful completion of the first milestone to be a range of 60% to 70%, based upon the Vela Forecast, industry reports and discussions with Pharmos management.

          The resulting future enterprise value range at the end of 2008 was then discounted back to present value using a time discount calculation with the current company’s discount rate for a present enterprise value range of $94.8 million to $163.5 million.

VALUATION OF VELA FOLLOWING COMPLETION OF SECOND MILESTONE

          RBC/TF utilized the DCF method and comparable public companies analysis to determine an enterprise value range for Vela in the event the second milestone is successfully achieved at the projected date of the midpoint of 2012. The sample size of the other two methods, venture capital financing transactions and mergers and acquisitions transactions, was not adequate to perform these analyses for companies comparable to Vela projected at the second milestone stage of development. For each method utilized, the future enterprise value ranges for Vela at the second milestone stage of development were then discounted back to present value using a time discount calculation based upon the current company’s weighted-average cost of capital.

Valuation Summary – at Second Milestone
($ in millions)

	Present Valuation Range

	Low		High

Enterprise Value Summary
Comparable Public Companies	$109.5	-	$145.3
Discounted Cash Flow	$171.1	-	$236.6

Average Enterprise Value	$140.3	-	$190.9

          Each method considered in this analysis is described in further detail below.

Comparable Public Companies Method

          RBC/TF reviewed the enterprise value of comparable companies to Vela at its projected second milestone stage of development that were publicly traded as of the date of its analysis. RBC/TF’s selection of comparable public companies was based on a comparison of Vela’s stage of development at the second milestone, market opportunities, and other relevant business factors with that of the comparable public companies. Market capitalization figures are based upon fully diluted shares outstanding using the treasury stock method of accounting.

Comparable Public Companies Method – Second Milestone Analysis
($ in millions)

Company Name	Market Capitalization	Net Debt (Net Cash)	Enterprise Value

Avanir Pharmaceuticals	$505.4	$(50.4)	$455.0
GPC Biotech AG	557.3	(168.5)	388.8
NPS Pharmaceuticals	404.6	111.1	515.7
Pozen	555.1	(45.8)	509.3

          The resulting future enterprise value range at the midpoint of 2012 was then discounted back to present value using a time discount calculation with the current company’s discount rate for a present enterprise value range of $109.5 million to $145.3 million.

DCF Method

          RBC/TF applied the same methodology in the DCF method as described above under Valuation of Vela at Current Stage of Development, with adjusted present value and probability assumptions. The unlevered free cash flows associated with dextofisopam were discounted back to the midpoint of 2012 when the company is expected to have successfully completed and filed an NDA with the Food and Drug Administration. The value of interim cash flows was determined using a discount rate range of 14.1% to 18.1%. RBC/TF estimated the discount rate based upon the cost of capital of comparable public companies to projected Vela upon successful completion of the second milestone: Avanir Pharmaceuticals, GPC Biotech AG, NPS Pharmaceuticals, and Pozen. These companies were chosen because, for the purposes of the cost of capital analysis, RBC/TF considered them to have similarity with Vela’s projected business following successful completion of the second milestone. The selected public companies may significantly differ from Vela based on, among other things, the stage of development of their product candidates, the disease indications on which they are focused, and the market opportunities for their product candidates. A premium was included in Vela’s discount rate in correlation to its projected size at the second milestone stage of development.

          The value ranges of the cash flows were then multiplied by a factor weighing the probability of successful commercial viability from the second milestone stage of development. RBC/TF estimated the likelihood of achieving the commercial scenarios following successful completion of the second milestone to be a range of 75% to 85%, based upon the Vela Forecast, industry reports and discussions with Pharmos management.

          The resulting future enterprise value range at the midpoint of 2012 was then discounted back to present value using a time discount calculation with the current company’s discount rate for a present enterprise value range of $171.1 million to $236.6 million.

Other Considerations

          Pharmos selected RBC/TF to render its opinion based on RBC/TF’s experience in mergers and acquisitions and in securities valuation generally. RBC, a member company of RBC Capital Markets, is a globally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RBC provides research coverage on Pharmos’ common stock. TF, RBC’s strategic partner in Israel, is a recognized investment banking firm and regularly performs various investment banking services, including mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for businesses, their securities and other purposes. RBC/TF and its affiliates actively trade securities of Pharmos for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in those securities.

          Pursuant to the engagement letter, Pharmos has paid RBC/TF a customary, nonrefundable fee upon the rendering of its opinion. Payment of this fee to RBC/TF was not contingent upon the closing of the merger. RBC/TF will also be entitled to an additional fee in the event the merger is consummated. Whether or not the transaction closes, Pharmos has agreed to reimburse RBC/TF for its out-of-pocket expenses and to indemnify RBC/TF against certain liabilities relating to or arising out of services performed by RBC/TF in connection with the merger. The terms of the engagement letter were negotiated at arm’s-length between Pharmos and RBC/TF, and Pharmos’ board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

What are the consequences of the Merger to me?

          The material consequences for you are as follows. First, there will be more shares of our common stock outstanding if the 11.5 million shares are issued upon the closing of the Merger. There will also be an additional 8 million shares that may be issued in the future upon the achievement of certain milestones relating to the development of one of Vela’s compounds (the 11.5 million shares and the 8 million shares will be referred to collectively as the “Merger Shares”). This means that the shares of Pharmos common stock that you currently own will represent a smaller percentage of the total outstanding shares of Pharmos common stock after the Merger than before the Merger. While we believe the Merger is beneficial to Pharmos and its shareholders from a financial perspective, it is possible that the value we anticipate receiving from or occurring as a result of the Merger may not occur at all or may be delayed. If that happens, then the issuance of the Merger Shares will be dilutive to you both in terms of the percentage of the voting shares that you own and their value in the market place.

          Second, immediately following the Merger, and depending upon the market price of our common stock and the extent of repayment and/or conversion of Vela’s outstanding indebtedness as of the closing, affiliates of J.P. Morgan Partners, Venrock Associates, and New Enterprise Associates, who are currently the principal shareholders of Vela, are expected to own or control approximately 4,989,282 shares, 2,283,359 shares and 3,342,373 shares of the 11,500,000 Merger Shares issued at the closing, respectively. This would represent approximately 16.32%, 7.47% and 10.94%, respectively, of our outstanding voting shares. Although these shareholders do not act in concert or constitute a “group” as defined in the Securities Exchange Act of 1934, they will be some of our largest shareholders and may be able to influence future decisions of Pharmos.

Will Vela’s shareholders be able to trade the Merger Shares that they receive in the Merger?

          Not immediately. The Merger Shares are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws. Accordingly, the Merger Shares will be restricted in terms of transfer unless and until the Merger Shares are subsequently registered or there exists an exemption from registration with respect to the transfer of the Merger Shares. In addition, transfer of the Merger Shares is further restricted under the terms of the Registration Rights Agreement, which will be executed by representatives of Vela’s shareholders and the Company at the closing.

          However, we have agreed to register the resale of the Merger Shares on behalf of Vela’s shareholders. We expect to file the registration statement covering the Merger Shares within seven days after the Merger is completed. Once the registration statement is declared effective, the Merger Shares will be freely tradable (subject to the “lock-up” described in the next sentence and applicable federal securities laws relating to filing and disclosure obligations and restrictions relating to insider trading) and will be listed on the Nasdaq Capital Market under the symbol “PARS.” Under the Registration Rights Agreement, the Vela shareholders receiving the stock will be subject to a “lock-up” providing that (i) no shares may be sold until six (6) months after the closing, (ii) for each six-month period after that date, up to 33% of the shares originally issued to such shareholder may be sold, and (iii) after 18 months from the closing, all shares may be sold. Any milestone shares that may be issued during the lock-up period shall also be subject to such restrictions.

Why is my vote important?

          Under applicable Nasdaq rules, we must obtain the approval of our shareholders before we can issue the Merger Shares.

          We must first establish a quorum at the meeting. A quorum will be established if one-third of the outstanding shares of Pharmos common stock are present in person or by proxy at the meeting. Thus, your failure to submit a proxy or to attend the meeting could have the effect of preventing a quorum and, thus, the approval of the issuance of the Merger Shares. If you do not submit a proxy or attend the meeting, if we nonetheless have sufficient shares to constitute a quorum, then your failure to vote will not have any effect on the outcome of any of these proposals.

          Any proposal to adjourn the meeting will be approved if a majority of the shares of Pharmos stock present at the meeting votes in favor of the proposal.

          The directors and executive officers of Pharmos beneficially own and have the right to vote 614,773 shares, or approximately 3.2% of the shares entitled to be voted at the meeting. We have entered into agreements with these individuals to vote in favor of approval of the issuance of the Merger Shares in connection with the Merger Agreement and Merger.

          A beneficial owner of approximately 8.4% of the Company’s outstanding shares of common stock, Lloyd I. Miller, III, has filed a Schedule 13D with the Securities and Exchange Commission indicating his current intention to vote against the Merger proposal.

What happens if I return my proxy but do not indicate how to vote my shares?

          If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted FOR approval of the issuance of the Merger Shares, FOR the director nominees, FOR ratification of the appointment of Pharmos’ independent registered public accountants and FOR any adjournment proposal. If you return an unsigned proxy card, your proxy will be invalid, and your shares will not be deemed present or voted at the meeting.

Can I change my vote after I have mailed my signed proxy card?

          Yes. You may change your vote at any time before your proxy is voted at the meeting, as follows:

•	You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

•	You may complete and submit a later-dated proxy card;

•	If you voted electronically, you may return to the website and recast your votes; or

•	You may attend the meeting and vote in person.

          If you choose either the first, second or third method above, you must submit your notice of revocation or your new proxy card to us or cast your votes on the website prior to the meeting.

When will the Merger occur?

          We currently expect to complete the Merger two business days after the issuance of the Merger Shares is approved by our shareholders and the other conditions to the Merger are satisfied or waived. Pharmos and Vela are working toward completing the Merger as quickly as possible.

What do I need to do now?

          Important information is presented in greater detail elsewhere in this proxy statement and the documents attached as appendices to this proxy statement. We encourage you to read this proxy statement in its entirety, together with our Annual Report to shareholders which is being mailed together with this proxy statement.

          Following review of this proxy statement, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at the meeting.

Who can help answer my questions?

          If you have questions about the Merger, the meeting, or your proxy, or if you need additional copies of this document or a proxy card, you should contact Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: President.

THE AGREEMENT AND PLAN OF MERGER AND THE MERGER

          The following description of the Agreement and Plan of Merger and the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, attached as Appendix A. Shareholders are urged to read the Agreement and Plan of Merger in its entirety.

GENERAL

          Under the Agreement and Plan of Merger, two days after Pharmos’ shareholders approve the Merger, Vela will merge with and into Vela Acquisition Corporation, a wholly-owned subsidiary of Pharmos. Vela Acquisition Corporation will be the surviving corporation in the Merger and it will hold the business and assets of Vela. Certain of the shareholders of Vela will become shareholders of Pharmos.

CLOSING DATE AND EFFECTIVE DATE OF THE MERGER

          The Closing Date is defined as a date no later than the second business day after approval of the Merger by Pharmos’ shareholders, assuming satisfaction or waiver of the conditions to the Merger (unless the parties agree to another Closing Date). On the Closing Date, Pharmos and Vela shall sign the Certificate of Merger in the form attached as Exhibit A to the Agreement and Plan of Merger and shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in order to cause the Merger contemplated by the Agreement and Plan of Merger to become effective under the laws of the State of Delaware. The Effective Date of the Merger shall be the date and at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

ISSUANCE OF MERGER SHARES; CASH PAYMENT; CANCELLATION OF VELA CAPITAL STOCK

          At the Effective Date of the Merger (the “Effective Date”), the outstanding shares of Vela’s capital stock shall be cancelled. Pharmos will issue 11,500,000 shares of its common stock which will be allocated in accordance with instructions from representatives of Vela’s shareholders on the basis of the provisions in Vela’s Restated Certificate of Incorporation as in effect on the Effective Date. Pharmos will also pay $5,000,000 in cash to or on behalf of Vela at the Effective Date. This cash, together with any remaining cash on hand, will be used by Vela to pay all of Vela’s costs and expenses incurred in connection with the Merger, its obligations under the Acquisition Bonus Plan, all interest accrued through the Effective Date on Vela’s outstanding bridge notes and a portion of the principal of those notes. The holders of the notes have agreed to convert the remaining principal of the notes to Vela’s Series D Redeemable Convertible Preferred Stock which will be cancelled in connection with the Merger.

MILESTONE SHARES

          As part of the Merger, Pharmos may also issue (i) an additional 4,000,000 shares of its common stock upon successful completion of a Phase IIb clinical trial related to the development of dextofisopam within four years of the Effective Date and (ii) an additional 4,000,000 shares of its common stock upon the filing of a New Drug Application with the U.S Food and Drug Administration for dextofisopam within eight years of the Effective Date. If either of the milestones is attained, the shares to be issued to Vela’s shareholders will be valued on the then current market price of Pharmos’ common stock and shall be allocated in accordance with instructions from representatives of Vela’s shareholders on the basis of the provisions in Vela’s Restated Certificate of Incorporation as in effect on the Effective Date and Vela’s Acquisition Bonus Plan. The 4,000,000 shares issuable upon timely satisfaction of the second milestone may be issued even if the first milestone has not been attained in a timely manner.

EXPENSES OF THE MERGER

          Under the Agreement and Plan of Merger, Pharmos and Vela will each pay their respective costs and expenses incurred in connection with the negotiation and consummation of the Merger as described in the Merger Agreement. However, Pharmos and Vela have agreed that a portion of the $5,000,000 to be paid by Pharmos on the Effective Date shall be used to pay a portion of Vela’s costs and expenses associated with completing the Merger.

SHARE OWNERSHIP AT EFFECTIVE DATE

          As a result of the Merger, current Vela shareholders will own or control 11,500,000 shares of Pharmos common stock representing approximately 38% of the outstanding shares of Pharmos common stock. Depending upon the market price of Pharmos’ common stock and the extent of repayment and/or conversion of Vela’s outstanding indebtedness as of the closing, affiliates of J.P. Morgan Partners, Venrock Associates and New Enterprise Associates are expected to own approximately 16.32%, 7.47% and 10.94%, respectively, of our outstanding voting shares.

FRACTIONAL SHARES

          No fractional shares will be issued by Pharmos in connection with the cancellation of the Vela shares. Instead, Pharmos will pay cash for any fractional share that a holder of Vela shares has the right to receive under the Agreement and Plan of Merger.

RESULTING BOARD OF DIRECTORS AND BOARD OF ADVISORS

          In connection with the Merger and under the terms of the Agreement and Plan of Merger, at the closing Pharmos shall expand the size of its classified Board of Directors by two, for a new total of nine members, and one current member, [____________], shall resign. In addition, one of the newly-elected Class III directors will be reclassified as a Class [__] director, replacing the resigned director. The two newly-created Board positions, together with the vacated Board position, will represent the following vacancies: (i) one vacancy with a term commencing as of the Effective Date and expiring at Pharmos’ annual shareholders meeting in 2009, (ii) one vacancy with a term commencing as of the Effective Date and expiring at Pharmos’ annual shareholders meeting in 2008, and (iii) one vacancy with a term commencing as of the Effective Date and expiring at Pharmos’ annual shareholders meeting in 2007. Such vacancies will be filled by the Board at the Closing with three designees of Vela, with each of the affiliates of (i) J.P. Morgan Partners, (ii) Venrock Associates and (iii) New Enterprise Associates each initially appointing one such designee, in each case subject to approval of Pharmos’ Board. Pharmos and Vela have agreed that Srinivas Akkaraju, Anthony B. Evnin and Charles W. Newhall III are acceptable designees. If the Merger does not close, Messrs. Akkaraju, Evnin and Newhall will not take office.

          Srinivas Akkaraju, M.D., Ph.D., 38, is a co-founder and Managing Director of Panorama Capital. Prior to co-founding Panorama, Dr. Akkaraju was a partner with J.P. Morgan Partners, LLC, on the Life Sciences team of the Healthcare Group. Dr. Akkaraju joined J.P. Morgan Partners, LLC in April 2001. Prior to JPMorgan Partners, LLC, from October 1998 to April 2001, Dr. Akkaraju was in the Business and Corporate Development group at Genentech, Inc. where he served in various capacities, most recently as Senior Manager and project team leader for one of Genentech’s clinical development products. Dr. Akkaraju is currently a member of the Board of Directors of Barrier Therapeutics, Seattle Genetics, and several private biotechnology companies. Dr. Akkaraju received his undergraduate degrees in Biochemistry and Computer Science from Rice University and his M.D. and Ph.D. in Immunology from Stanford University.

          Anthony B. Evnin, 65, is a Managing General Partner of Venrock Associates, a venture capital firm, where he has been a Partner since 1975. He is currently a member of the Board of Directors of Coley Pharmaceutical Group, Inc., Icagen, Inc., Memory Pharmaceuticals Corp., Renovis, Inc., and Sunesis Pharmaceuticals, Inc. as well as being on the Board of Directors of a number of private companies. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

          Charles W. Newhall III, 61, co-founded New Enterprise Associates in 1978 and has been a General Partner of the firm since its inception. While with NEA, his investment activities have focused on healthcare services, healthcare information services and biopharmaceutical companies. Prior to co-founding NEA, Mr. Newhall was a Vice President with T. Rowe Price Associates and Vice President of its New Horizons Fund. His board memberships include Vitae Pharmaceuticals, ElderHealth, Hospital Partners of America, Sensors for Medicine & Science, TargetRx, and Trine Pharmaceuticals. Mr. Newhall is also a founder of the Mid-Atlantic Venture Association. He received his M.B.A. from the Harvard University Graduate School of Business and his B.A. in English Literature with honors from the University of Pennsylvania.

          For as long as the affiliates of each of (i) J.P. Morgan Partners, (ii) Venrock Associates and (iii) New Enterprise Associates hold at least 50% of the Pharmos shares issued on the Effective Date to them and their affiliates (including any escrow shares allocable to it not previously forfeited to Pharmos in accordance with the terms of the Escrow Agreement), then (A) its designee for Pharmos’ Board shall remain on the Board for the duration of his initial term, (B) each designated director shall be replaced during the initial term or any renewal term only by another individual designated by such shareholder, subject to the approval of Pharmos’ Board, and (C) in connection with the pending expiration of the term of any such director, the Governance and Nominating Committee of Pharmos’ Board shall consider, in connection with the deliberations in accordance with its certificate of incorporation, the re-nomination of such director to the Board.

STANDSTILL AGREEMENT

          At closing, Vela’s principal shareholders will enter into standstill agreements that provide that for two years they will not acquire any additional Pharmos stock, other than as agreed to by the Pharmos Board or in a private placement or other transaction in an amount to maintain their percentage interest. Each standstill agreement also provides that it is the current intention of the shareholder not to initiate or support a proxy fight or hostile takeover of Pharmos.

EXECUTIVE OFFICERS OF PHARMOS

          Except as discussed above with respect to the additional members of the Board of Directors of Pharmos, it is anticipated that each of the current executive officers of Pharmos will continue to serve in those roles following the Effective Date.

REGISTRATION OF MERGER SHARES AND LOCK-UP

          In accordance with a Registration Rights Agreement that will be signed at closing, Pharmos has agreed to file a registration statement with the Securities and Exchange Commission within seven days of the Effective Date to register for resale all shares to be issued in connection with the Agreement and Plan of Merger, including the 8,000,000 milestone shares. Under the Registration Rights Agreement, sales of the 11,500,000 shares issued on the Effective Date and any milestone shares issued during the 18 months following the Effective Date shall be restricted as follows: none of such shares may be sold for a period of six months following the closing; one-third of such shares may be sold commencing six months after closing; two-thirds of such shares may be sold commencing one year after closing; and all of the shares may be sold commencing 18 months after the closing.

EFFECT OF MERGER ON PHARMOS “POISON PILL”

          In October 2002, Pharmos adopted a shareholder rights plan that imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock in certain types of transactions without the approval of our board. Completion of the Merger will constitute a triggering event under this plan, since at least one of Vela’s shareholders will acquire more than 15% of the outstanding stock. In view of the fact that Pharmos’ Board favors completion of the Merger, the Board will amend the shareholder rights plan prior to the Effective Date to exempt acquisition of stock pursuant to the Merger from the terms of the plan.

CONDUCT OF BUSINESS BY VELA AND PHARMOS PENDING THE MERGER

          Unless otherwise agreed to by Pharmos, the Agreement and Plan of Merger provides that prior to the Effective Date, Vela shall:

•

use its best efforts to preserve all of its accounting and business records, corporate records, trade secrets and proprietary information and other intellectual property for the benefit of the surviving corporation;

•

not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock, or issue any options, warrants or other rights to acquire shares of its capital stock or securities exchangeable for or convertible into shares of its capital stock, except for the issuance of shares of capital stock of Vela upon the exercise of options or warrants outstanding on the date of the Agreement and Plan of Merger or upon the conversion of its bridge notes;

•

except for payments and allocations under its Acquisition Bonus Plan, shall not: increase the compensation payable to or to become payable to any director, officer or employee; grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer or employee or their respective affiliates; or establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable law;

•

not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices, including without limitation, any contract or commitment relating to its intellectual property or any contract or commitment relating to the acquisition of assets, technologies or products or the in-licensing thereof;

•

not (i) sell, lease as lessor, license as licensor, or otherwise dispose of any capital asset with a market value in excess of $10,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset other than in the ordinary course of business; provided, that Vela shall not license any of its intellectual property, (iii) borrow money, (iv) incur or pay any material liability other than in the ordinary course of business, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other person;

•	use its best efforts to preserve for Pharmos the present relationships with suppliers, scientists, researchers, licensors, parties to contracts and others having business relations with Vela;

•	not amend its certificate of incorporation or by-laws;

•	not merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever;

•	not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of Vela;

•	duly comply in all material respects with all laws, regulations and orders applicable with respect to its business;

•

promptly advise Pharmos in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain knowledge) that does or could reasonably be expected to (i) call into question the validity of the Agreement and Plan or Merger or any action taken or to be taken pursuant thereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated thereby, or (iii) have any material adverse effect on the business, financial condition, or assets of Vela;

•

either call a special meeting of its shareholders to consider and vote upon the approval of the Agreement and Plan of Merger and the Merger and the other transactions contemplated thereby or shall obtain the requisite minimum required shareholder approval by written consent in accordance with its certificate of incorporation and by-laws and applicable Delaware law. The board of directors of Vela shall recommend to its shareholders the approval of the Agreement and Plan of Merger and the Merger and the other transactions contemplated thereby and shall use its best efforts to solicit and obtain the requisite vote of approval; and

•

secure, before the Effective Date, the consent to the consummation of the transactions contemplated by the Agreement and Plan of Merger, by each party to any material contract, commitment or obligation of Vela, in each case under which such consent is required.

          Unless otherwise agreed to by Vela, the Agreement and Plan of Merger provides that prior to the Effective Date, Pharmos shall:

•	duly comply in all material respects with all laws, regulations and orders applicable to its business;

•

not, except in the ordinary course of business, (i) sell, lease as lessor, license as licensor, or otherwise dispose of any capital asset with a market value in excess of $10,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset; provided that Pharmos may enter into a product in-licensing agreement without the prior written consent of Vela, if (a) the in-licensed product is not competitive with, or will not reduce the value of, dextofisopam, and (b) the aggregate then-irrevocable payment obligations of Pharmos under such in-licensing agreement do not exceed $4,000,000 (that is, excluding, without limitation, any potential or contingent up-front, royalty, license maintenance or milestone based payments that would not be due and payable by Pharmos if it elected at some future date to terminate such in-licensing agreement), (iii) borrow money, (iv) incur or pay any material liability, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other person;

•	use its best efforts to preserve its present relationships with suppliers, scientists, researchers, licensors, parties to contracts and others having business relations it;

•	not merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever;

•	do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any its material contracts, commitments or obligations;

•

advise Vela in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain knowledge) that does or could reasonably be expected to (i) call into question the validity of the Agreement and Plan of Merger or any action taken or to be taken pursuant thereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated thereby, or (iii) have any material adverse effect on its business or financial condition;

•

use all commercially reasonable efforts to secure the consent to the consummation of the transactions contemplated by the Agreement and Plan of Merger by each party to any material contract, commitment or obligation of Pharmos under which such consent is required; and

•

use its best efforts to carry on its business in the usual and ordinary course and to preserve its organization and relationships and not to (i) declare or pay any dividends to its shareholders, or repurchase any shares of its stock, (iii) amend its certificate of incorporation or by-laws, (ii) pledge or agree to pledge, any shares of its capital stock or (iii) increase the size of its Board of Directors beyond nine members.

INDEMNITY AND ESCROW

          The Vela shareholders that receive Pharmos shares upon the closing of the Merger will indemnify Pharmos for damages resulting from material breaches of Vela’s representations, warranties and covenants under the Agreement and Plan of Merger for a period of 18 months after the Effective Date. The sole source of the indemnity (absent fraud) will be 1,725,000 of the 11,500,000 shares issued at closing, which shall be held in escrow pursuant to an escrow agreement. If no claims for indemnification are pending, the 1,725,000 shares shall be reduced to 1,150,000 shares six months after the closing and shall be further reduced to 575,000 shares 12 months after the closing if no claims are pending. All remaining shares shall be released from escrow 18 months after the closing if no claims are pending. The indemnity will have a deductible of $250,000 and will only apply to claims in excess of that amount.

          Pharmos will indemnify the former Vela shareholders and former Vela directors and officers for damages resulting from material breaches of its representations, warranties and covenants under the Agreement and Plan of Merger for a period of 18 months after the Effective Date. The indemnity will be capped at the total market value at closing of 15% of 11,500,000 shares of Pharmos common stock. This cap amount shall be reduced by one-third six months after the closing and by another one-third 12 months after the closing. If no claims are pending, all indemnification obligations shall cease 18 months after the Effective Date. The indemnity will have a deductible of $250,000 and will only apply to claims in excess of that amount. Pharmos has the discretion to satisfy indemnification claims by tendering cash or stock in the case of the former Vela shareholders, but must use cash to satisfy claims raised by Vela’s former officers and directors.

EMPLOYMENT RELATED MATTERS

          Pharmos anticipates hiring Dr. Steven Leventer to lead clinical development of the Vela technologies and several members of his staff, reporting to Alan Rubino, Pharmos’ President & COO. No additional hires of Vela employees are anticipated.

CONDITIONS TO THE MERGER

          The Merger is subject to certain conditions set forth in the Agreement and Plan of Merger. In the event that those conditions remain unsatisfied and the Merger has not been completed on or before August 31, 2006, the Merger Agreement may be terminated by either party as more fully described below.

          Pharmos is obligated to effect the Merger only if the following additional conditions are satisfied by Vela or waived by Pharmos:

•

The representations and warranties of Vela set forth in the Agreement and Plan of Merger shall be true and correct in all material respects as of the Closing Date, except for changes permitted or required by the Agreement and Plan of Merger;

•

Vela shall have performed and complied in all material respects with all covenants and agreements contained in the Agreement and Plan of Merger required to be performed or complied with by it on or before the Closing Date;

•

The shareholders of Vela shall have authorized and approved the Agreement and Plan of Merger and the Merger contemplated thereby as required by applicable law and Vela’s restated certificate of incorporation and by-laws, and the holders of at least 95% of the issued and outstanding shares of Vela’s capital stock (voting together as a single class on an as-converted basis) shall have voted in favor of or consented to the Merger or shall have otherwise waived or failed to perfect any appraisal rights to which they may otherwise be entitled under the Delaware General Corporation Law;

•	Vela shall have duly executed and delivered to Pharmos the Certificate of Merger;

•

No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the consummation of the Merger or other transactions contemplated by the Agreement and Plan of Merger, and no petition or request for any such injunction or other order shall be pending;

•	Counsel to Vela shall have delivered to Pharmos a legal opinion in form and substance satisfactory to Pharmos and its counsel;

•

There shall not have been any material adverse change in the business or assets of Vela, excluding the incurrence of cash losses from operations in accordance with the conduct of Vela’s business in the ordinary course;

•

Each outstanding stock option, warrant, and other right to acquire the capital stock of Vela shall have been exercised, waived, released and/or terminated, and Vela’s stock option plan shall have been terminated as of the Closing Date and shall be of no further force or effect;

•

After payment by Pharmos of the $5,000,000 at closing to or on behalf of Vela and the use of the proceeds thereof, the remaining liabilities of Vela as of the Closing Date, as determined in accordance with generally accepted accounting principles, shall not exceed $100,000, provided that such liabilities do not include any expenses associated with the transactions contemplated by this Agreement and that such liabilities were incurred in the ordinary course of business;

•

All of the employment and consulting agreements to which Vela is a party or to or by which Vela is bound shall have been terminated upon terms and conditions acceptable to Pharmos, and participants in Vela’s Acquisition Bonus Plan will have executed and delivered a general release in form and substance reasonably acceptable to Pharmos; and

•	Vela shall have executed and/or delivered all documents and instruments required to be executed and/or delivered by it on the Closing Date under the Agreement and Plan of Merger.

          Vela is obligated to effect the Merger only if the following additional conditions are satisfied by Pharmos or waived by Vela:

•

The representations and warranties of Pharmos in the Agreement and Plan of Merger shall be true and correct in all material respects as of the Closing Date, except for changes permitted or required by the Agreement and Plan of Merger;

•	Pharmos shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by it by the Closing Date;

•	The shareholders of Pharmos shall have authorized and approved the issuance of the Pharmos shares pursuant to the Agreement and Plan of Merger;

•	Vela Acquisition Corporation shall have executed and delivered to Vela the Certificate of Merger;

•

No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the Merger or other transactions contemplated by the Agreement and Plan of Merger, and no petition or request for any such injunction or other order shall be pending;

•	Counsel to Pharmos shall have delivered to Vela a legal opinion in form and substance satisfactory to Vela and its counsel;

•

There shall not have been any material adverse change in the business or assets of Pharmos, which shall not include the incurrence of cash losses from operations in accordance with the conduct of Pharmos’ business in the ordinary course or the unsuccessful outcome in Pharmos’ motions to dismiss pending class action and derivative litigations described in its SEC reports;

•	Pharmos shall have expanded the size of its Board of Directors by two; and

•	Pharmos shall have executed and/or delivered all documents and instruments required to be executed and/or delivered by it on the Closing Date under the Agreement and Plan of Merger.

AMENDMENT OF THE AGREEMENT AND PLAN OF MERGER

          The Agreement and Plan of Merger may be amended prior to closing only by written instrument executed by Pharmos, Vela Acquisition Corporation and Vela and approved by their respective Boards of Directors (i) in any manner and at any time prior to the first to occur of (A) submission for approval of the Agreement and Plan of Merger to the shareholders of Vela and (B) submission for approval of the Agreement and Plan of Merger to the shareholders of Pharmos, and (ii) after the earliest such submission for approval, to extend the Closing Date and termination date or to make other amendments which, in the opinion of the respective counsel for Pharmos and Vela, do not substantially alter the terms of the Agreement and Plan of Merger. The Agreement and Plan of Merger may be amended after the Closing Date only by written instrument executed by Pharmos and the representatives of Vela’s former shareholders designated in the Agreement and Plan of Merger.

TERMINATION; EFFECT OF TERMINATION

          Either party may terminate the Agreement and Plan of Merger upon notice to the other (i) if the other party is in material breach of its obligations under the Agreement and Plan of Merger and such breach shall not have been cured within a period of ten (10) days after written notice or (ii) if the conditions necessary to close shall not have been satisfied, or waived by the other party, on or prior to August 31, 2006 or (iii) if there has been a material adverse change in the representations and warranties made by either party or (iv) upon any material adverse change in the business or operations of the other party. The parties may also terminate the Agreement and Plan of Merger by mutual agreement.

          If either party terminates the Agreement other than in compliance with the foregoing provisions, it shall become liable to the other party for a payment of $1,500,000. In addition, a party shall be liable for such payment if it is in material breach of the Agreement and Plan of Merger and the other party terminates the Agreement as a result of such material breach. Provided that Pharmos is not otherwise in breach of the Agreement and Plan of Merger, failure to obtain approval by Pharmos’ shareholders of the issuance of shares in connection with the Merger will not give rise to the obligation to make the $1,500,000 payment.

NO DISSENTERS’ RIGHTS

          Under applicable Nevada law, Pharmos shareholders do not have the right to dissent from the approval of the issuance of the Merger Shares and obtain payment for the appraised value of their shares.

BUSINESS CONDUCTED BY VELA

Overview

          Vela is a privately held Delaware corporation specializing in the rediscovery and development of medicines related to the nervous system, including the brain-gut axis (links between the nervous system and the digestive system). Vela seeks to minimize some of the risks of traditional drug discovery and development by working primarily with drug assets for which human safety data are already available. Vela’s principal development efforts to date have focused on three clinical-stage assets to treat disorders for which a large unmet medical need exists. Vela currently has seven employees and leases approximately 10,500 square feet of office space at 820 Bear Tavern Road, Suite 300, Ewing, New Jersey 08628. Its telephone number is (609) 771-8660.

Principal Assets

          Vela’s assets include dextofisopam and tianeptine for the treatment of irritable bowel syndrome and VPI-013 (previously known as OPC-14523) for the treatment of neuropathic pain and female hypoactive sexual desire disorder.

Dextofisopam to Treat IBS

          Irritable bowel syndrome, or IBS, is a chronic, recurring condition with symptoms that affect up to 15% of American adults, more often women than men. IBS is characterized by multiple symptoms that include bowel dysmotility—diarrhea, constipation, or alternating diarrhea and constipation—and abdominal discomfort. Studies have shown that diarrhea-predominant IBS appears to be the most common subtype. For patients with diarrhea-predominant and alternating-type IBS, there are no recently approved treatments for any but the most severely affected women, and none for men.

          Vela’s lead asset is dextofisopam, a novel agent in development for the treatment of IBS. Many drugs and drug candidates are produced in mixtures that include “mirror-image” versions of the molecular form of the drug, which include “right-handed” (or “R”) and “left-handed” (or “S”) forms. The mixture of equal amounts of “R” and “S” forms of the same drug are called racemic mixtures. Research has shown that in certain cases the “R” and “S” forms can exert different therapeutic effects and/or side effects. Dextofisopam is the R-enantiomer, or “R” form, of racemic tofisopam, a molecule marketed and used outside the United States for over three decades for multiple indications, including IBS. Vela is developing the R-enantiomer, rather than the racemic mixture, of tofisopam.

          Several drugs in development for the treatment of IBS and other conditions target a molecular family known as serotonin. Interacting with serotonin is known to cause several undesirable side effects. Dextofisopam exerts its therapeutic effect through a novel mechanism that does not interact with serotonin, thus minimizing the risk of causing these side effects.

          Vela holds an issued composition-of-matter patent on dextofisopam in the United States which expires in 2019 and holds certain related foreign patents and patent applications; Vela has filed additional, related patent applications for the treatment of IBS in the United States, and foreign counterparts. Vela owns the dextofisopam patent portfolio free of any licensing milestones or royalties payable to third parties. Vela conducted over 100 preclinical tests with dextofisopam and conducted several Phase 1 trials to establish tolerability in humans.

          Vela completed a twelve-week Phase 2 study in both women and men with diarrhea-predominant and alternating-type (alternating between diarrhea and constipation) IBS. In January 2005, Vela announced positive results from its Phase 2 clinical trial. On the primary endpoint of “adequate overall relief,” dextofisopam provided statistically significant benefit in patients with either diarrhea-predominant or alternating-type IBS. The “p-value” of this clinical trial was 0.033, meaning the likelihood that the positive results of the trial were due to chance alone was 3.3%. In patients with diarrhea-predominant IBS, reduced stool frequency and improved stool consistency were noted as early as the second day of treatment. Dextofisopam appeared well tolerated and did not cause significant constipation.

          Further analyses of Vela’s Phase 2 study results indicated that while dextofisopam provided benefit in both men and women, improvement was demonstrated across more endpoints in women. Dextofisopam provided similar benefit in men and in women on the primary endpoint of adequate overall relief and on the secondary endpoint of stool consistency. For two other secondary endpoints, stool frequency and abdominal pain/discomfort, dextofisopam appeared to provide more benefit in women than in men. Vela met with the FDA in April 2005 to discuss a Phase 2b protocol, and Vela and Pharmos are planning a dose-ranging trial with dextofisopam in women with diarrhea-predominant and alternating-type IBS. This study is anticipated to enroll approximately 480 patients across up to 80 sites in the United States and is expected to begin later this year or early next year.

Tianeptine to Treat IBS or Functional Dyspepsia

          Tianeptine is a racemic molecule marketed and used outside the United States since 1988 for the treatment of depression. Vela’s patent protection for tianeptine consists of a United States method-of-use patent covering tianeptine and its two enantiomers for the treatment of IBS and non-ulcer dyspepsia. This patent expires in 2023. Additional foreign patents related to this United States patent are pending. Vela does not owe any licensing milestones or royalties to any other company in connection with this asset.

          In Vela’s preclinical studies, tianeptine showed significant activity in animal models of altered bowel motility, visceral hypersensitivity, and pain. Specifically, tianeptine normalized stimulated colonic motility and reduced visceral hypersensitivity following provocative colorectal distension, while having little effect on basal colonic motility. These data suggest the possibility that tianeptine might provide symptomatic relief to IBS patients without producing constipation or diarrhea. Tianeptine also demonstrated activity in animal models of visceral pain and neuropathic pain. Vela has not conducted any clinical trials with tianeptine, although, as noted earlier, tianeptine is marketed and used in certain countries outside the United States.

VPI-013 to Treat Neuropathic Pain and/or HSDD

          Neuropathic pain is caused by a primary lesion or dysfunction in the nervous system. The injury can be to the central nervous system (brain and spinal cord) or the peripheral nervous system (nerves outside the brain and spinal cord). Neuropathic pain is a component of many disorders, including infections, diabetes, and lumbar disc disease. The current therapeutic market for neuropathic pain is underserved, largely by the off-label use of antidepressants and anticonvulsants. The anticonvulsant gabapentin (Neurontin®), while not broadly approved for the treatment of neuropathic pain, is widely used off-label for this indication. Treatment with gabapentin is limited by significant side-effect issues, including high rates of dizziness, sleepiness and sedation.

          Sexual dysfunction of some type has been reported in up to 31% of adult men and 43% of adult women. Hypoactive sexual desire disorder, or HSDD, is the most common form of sexual dysfunction in women. Approved therapies for sexual dysfunction currently target only a small subset of patients (e.g., men with erectile dysfunction). Most of the recent approaches to the treatment of HSDD have focused on hormonal therapies, but safety concerns about the chronic use of hormonal therapies in women have limited the success of this approach.

          In March 2004, Vela in-licensed North American and European rights (and rights in select additional countries) to VPI-013 from Otsuka Pharmaceutical Co., Ltd. The VPI-013 patent estate consists of a United States composition-of-matter patent (which expires in 2014), a United States method-of-use patent, and foreign counterparts. The patents are owned by Otsuka and are licensed exclusively to Vela in the geographic areas noted above. Vela and Otsuka recently jointly filed additional patent applications covering the treatment of sexual dysfunction and neuropathic pain. Vela licensed VPI-013 with the intent of conducting a Phase 2 trial or trials and then sub-licensing the asset to a third party. Any milestones and royalties paid by a sublicensee would be shared by Vela and Otsuka.

          Preclinical testing by Otsuka suggested the potential for utility of VPI-013 in multiple disorders related to the central nervous system. Otsuka tested the tolerability of VPI-013 in multiple Phase 1 studies. Otsuka also tested VPI-013 in two large Phase 2 trials for the treatment of major depression. Results indicated that while VPI-013 showed some antidepressant activity, this effect did not reach statistical significance. In Otsuka’s Phase 2 trials, VPI-013 was well tolerated and produced little or no sexual dysfunction.

          Vela conducted a Phase 2 trial comparing VPI-013 to placebo in depressed patients. In this trial, VPI-013 showed some antidepressant activity but did not achieve statistical significance on the primary depression endpoint. VPI-013 was well tolerated at the trial dosage. Based on internally generated information and clinical data from the Otsuka trials, Vela assessed sexual function in this trial using the Changes in Sexual Function Questionnaire (CSFQ). At the start of the trial, most of the depressed patients were experiencing sexual dysfunction according to the CSFQ. During the trial, compared with placebo, treatment with VPI-013 significantly improved overall sexual function (CSFQ total score; p = 0.050), sexual desire/frequency (p = 0.015) and sexual desire/interest (p = 0.011). The apparent improvement in sexual function in men and women during the study did not correlate well with amelioration of depression, making it unlikely that the improvement in sexual function was driven by change in depressive symptomatology. These data suggest that VPI-013 may have improved libido in patients in the trial. Vela is exploring further development of VPI-013 as a treatment for HSDD.

          Vela has also conducted preclinical studies in rodents, with results suggesting the possibility that VPI-013 may have potential as a treatment for neuropathic pain. In a preclinical model of neuropathic pain, certain doses of VPI-013 performed as well as or better than the tested dose of gabapentin. Gabapentin, while not broadly approved for the treatment of neuropathic pain, is widely used off-label for this indication. Vela is considering further development of VPI-013 as a treatment for neuropathic pain.

Vela Management’s Discussion and Analysis of Financial Condition
and Results of Operations

          The following discussion should be read in conjunction with Vela’s financial statements and related notes and the other financial information included elsewhere in this proxy statement. This discussion does not take into account the impact of the contemplated merger with Pharmos.

Background

          Vela specializes in the rediscovery and development of medicines related to the nervous system, including the brain-gut axis (links between the nervous system and the digestive system). Vela’s efforts over the past two years have focused primarily on three clinical-stage assets. These assets are dextofisopam for IBS, VPI-013 for neuropathic pain or HSDD (although originally tested for major depression), and tianeptine for IBS or functional dyspepsia. These medical disorders are all prevalent, and current treatment options for these are limited.

          As of December 31, 2005, Vela had cumulative losses of approximately $62,174,000, negative working capital, and negative cash flows from operations, which are expected to continue for the foreseeable future. These conditions raise substantial doubt about Vela’s ability to continue as a going concern. Vela has been engaged in strategic discussions related to asset sublicensing, with the goal of bringing in cash from a partner and having such a partner assume certain clinical development costs. Vela has also from time to time considered potential asset sales to, and potential mergers with, third parties.

Results of Operations

Comparison of Years Ended December 31, 2005 and December 31, 2004

Revenues

          Vela does not generate and has not generated any revenues from product sales or licensing. Vela has from time to time been in discussions with potential partners for the possible licensing of certain of its assets, but does not expect to generate revenues from product sales in the foreseeable future.

Expenses

          Research and development expenses for 2005 were $5.1 million, compared to $10.3 million for 2004. The decrease in research and development expenses is primarily attributable to the completion of the dextofisopam Phase 2 trial in 2004. The majority of the 2005 research and development expenses were in connection with the VPI-013 Phase 2 trial.

          General and administrative expenses for 2005 were $2.6 million, compared to $2.1 million for 2004. The factors primarily contributing to this increase were increased legal fees and other expenses in connection with the consideration of strategic alternatives and increased expenses related to the expansion and maintenance of intellectual property.

          Business development expenses for 2005 were $1.1 million, compared to $1.3 million for 2004. This decrease was primarily the result of a decrease in activities related to the search for, evaluation of, and potential in-licensing of additional drug assets.

          Interest expense for 2005 was $596,949, compared to $36,629 for 2004. The increase in interest expense resulted from Vela’s issuance of an aggregate of $10 million of convertible notes in 2005. The outstanding principal and accrued interest on such convertible notes were $14 million and $633,580 as of December 31, 2005, and $4 million and $36,629 as of December 31, 2004, respectively.

Income Tax Benefit

          As a result of its operating losses, Vela had no federal or state income tax liability for 2005 or 2004. During 2005 and 2004, Vela sold unused state net operating loss carry-forwards through a program sponsored by the State of New Jersey and the New Jersey Economic Development Authority. Cash proceeds of $333,660, net of fees of $9,321, were received by Vela in 2005. Cash proceeds of $395,642, net of fees of $11,051, were received by Vela in 2004.

          As of December 31, 2005, Vela had a net operating loss carry-forward for federal income tax purposes of approximately $57 million. The ability of Pharmos to utilize Vela’s net operating losses to offset any income after the closing of the merger will be subject to limitation under section 382 of the Internal Revenue Code. Vela also had a research and development tax credit for federal income tax purposes of approximately $2 million at December 31, 2005.

Liquidity and Capital Resources

          To date, Vela’s principal sources of funding have been through the issuance and sale of convertible preferred stock and convertible bridge notes and proceeds from the sale of net operating losses. As of December 31, 2005, Vela had cash and cash equivalents of $1.8 million (and an additional $345,600 of restricted cash), compared to $1.9 million cash and cash equivalents (and no restricted cash) as of December 31, 2004. The restricted cash was set aside for the payment of one-half of the minimum stay bonuses under Vela’s Acquisition Bonus Plan and was paid in March 2006. Vela had approximately $900,000 of cash at March 31, 2006, which is not expected to be sufficient to fund operations for the remainder of 2006.

          Net cash used in operating activities was $9.7 million for 2005, compared to $13.1 million for 2004. This decrease was attributable to the decreased research and development activities and expenses in 2005. Net cash used in investing activities for 2005 was $350,000 (which was primarily attributable to the need to set aside $345,600 of restricted cash for eventual payout under Vela’s Acquisition Bonus Plan), compared to net cash provided by investing activities for 2004 of $1.4 million. Net cash provided by financing activities (primarily senior convertible bridge notes described below) was $10 million for 2005, compared to $4 million for 2004.

          On October 6, 2004, Vela entered into a Note and Warrant Purchase Agreement with certain of its existing investors pursuant to which Vela issued $8 million in senior convertible bridge notes in four equal installments of $2 million between October 2004 and March 2005. Interest on these notes is compounded monthly at a rate of 6% per annum. With each installment of such bridge notes, Vela issued to the lenders warrants to purchase an aggregate of 300,297 shares of its common stock. In October 2005, the maturity date of these notes was extended to June 1, 2006.

          On June 1, 2005, Vela entered into a second Note and Warrant Purchase Agreement with certain of its existing investors pursuant to which Vela issued $6 million in senior convertible bridge notes in three equal installments of $2,000,000 between June 2005 and October 2005. Interest is compounded monthly at a rate of 6% per annum. With each installment of such bridge notes, the Company issued to the lenders warrants to purchase an aggregate of 400,002 shares of its common stock. The maturity date of these notes is June 1, 2006.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Financial Statements

December 31, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Vela Pharmaceuticals Inc.

We have audited the accompanying balance sheets of Vela Pharmaceuticals Inc. (a development stage enterprise) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended and the period from February 4, 1998 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vela Pharmaceuticals Inc. at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and the period from February 4, 1998 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses and has a significant accumulated deficit, negative working capital and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

March 15, 2006

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Balance Sheets

	December 31
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$1,786,935	$1,861,858
Restricted cash	345,600	—
Interest receivable	1,117	743
Prepaid expenses and other current assets	54,740	185,117

Total current assets	2,188,392	2,047,718

Property and equipment, net	138,246	232,257
Other assets	11,997	12,073

	$2,338,635	$2,292,048

Liabilities, redeemable preferred stock and stockholders’ deficiency
Current liabilities:
Accounts payable	$106,091	$1,269,683
Accrued bonuses	281,008	415,575
Other accrued expenses	225,187	369,517
Bridge notes payable	14,000,000	4,000,000
Accrued interest payable	633,580	36,629

Total current liabilities	15,245,866	6,091,404

Series C Redeemable Convertible Preferred Stock; par value $0.001 per share, authorized, issued and outstanding 2,859,650 shares at December 31, 2005 and 2004. Liquidation value: $40,750,013 at December 31, 2005 and 2004	21,147,128	21,136,994
Series D Redeemable Convertible Preferred Stock; par value $0.001 per share, authorized 11,959,215 and 10,048,175 shares at December 31, 2005 and 2004, respectively; issued and outstanding 7,500,075 shares at December 31, 2005 and 2004. Liquidation value: $62,500,375 at December 31, 2005 and 2004	24,906,084	24,874,779

Stockholders’ deficiency:
Series A Convertible Preferred Stock; par value 0.001 per share, authorized, issued and outstanding 1,436,651 shares at December 31, 2005 and 2004. Liquidation value: $3,591,628 at December 31, 2005 and 2004	1,437	1,437
Series B Convertible Preferred Stock; par value 0.001 per share, authorized and issued 554,859 shares at December 31, 2005 and 2004, outstanding 454,859 and 554,859 shares at December 31, 2005 and 2004, respectively. Liquidation value: $3,411,443 and $4,161,443 at December 31, 2005 and 2004, respectively	555	555
Common stock; par value 0.001 per share, authorized 25,000,000 and 22,000,000 shares at December 31, 2005 and 2004, respectively; issued 1,297,504 shares at December 31, 2005 and 2004 and outstanding 1,210,004 and 1,297,504 shares at December 31, 2005 and 2004, respectively	1,299	1,298
Additional paid-in capital	3,209,968	3,248,787
Deficit accumulated during development stage	(62,173,702)	(53,063,206)
Treasury Stock:
Series B Convertible Preferred Stock; at cost, 100,000 shares at December 31, 2005	—	—
Common stock; at cost, 88,500 shares at December 31, 2005	—	—

Total stockholders’ deficiency	(58,960,443)	(49,811,129)

	$2,338,635	$2,292,048

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Statements of Operations

			Period from February 4, 1998 (Inception) to December 31, 2005

	Year ended December 31
	2005	2004

Consulting revenues	$—	$—	$234,018

Operating expenses:
Research and development	5,115,830	10,328,872	41,912,055
General and administrative	2,632,490	2,099,187	11,254,838
Business development	1,134,280	1,308,058	6,063,336

Total expenses	8,882,600	13,736,117	59,230,229

Operating loss	(8,882,600)	(13,736,117)	(58,996,211)

Interest income	35,393	56,754	1,367,421
Interest expense	(596,949)	(36,629)	(643,315)

Loss before tax	(9,444,156)	(13,715,992)	(58,272,105)

Income tax benefit	333,660	395,642	975,926

Net loss	(9,110,496)	(13,320,350)	(57,296,179)

Preferred stock accretion	(41,439)	(41,439)	(177,880)

Net loss attributable to common stockholders	$(9,151,935)	$(13,361,789)	$(57,474,059)

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Statements of Stockholders’ Deficiency

	Stockholders’ Deficiency

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Deficit Accumulated During Development Stage	Treasury Stock	Total Stockholders’ Deficiency

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at February 4, 1998 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common shares in exchange for services, March 1998	—	—	—	—	530,000	530	4,770	—	—	—	5,300
Issuance of common shares in exchange for patent rights, March 1998	—	—	—	—	250,000	250	2,250	—	—	—	2,500
Issuance of common shares in exchange for services, April 1998	—	—	—	—	12,000	12	108	—	—	—	120
Net loss for the period	—	—	—	—	—	—	—		(198,680)	—	(198,680)

Balance at December 31, 1998	—	—	—	—	792,000	792	7,128	—	(198,680)	—	(190,760)
Issuance of common shares in exchange for services, January 1999	—	—	—	—	5,000	5	45	—	—	—	50
Issuance of common shares in exchange for cash, February 1999	—	—	—	—	202,500	202	20,048	—	—	—	20,250
Issuance of common shares in exchange for services, June 1999	—	—	—	—	75,000	75	675	—	—	—	750
Issuance of common shares in exchange for cash and services, September 1999	—	—	—	—	5,588	6	1,112	—	—	—	1,118
Issuance of Series A preferred in exchange for cash, July - December 1999	1,146,916	1,147	—	—	—	—	1,121,447	—	—	—	1,122,594
Issuance of Series B preferred in exchange for cash, December 1999	—	—	173,000	173	—	—	506,516	—	—	—	506,689
Conversion of note payable with interest to Series A Preferred, September 1999	289,735	290	—	—	—	—	289,445	—	—	—	289,735
Amortization of deferred stock compensation	—	—	—	—	—	—	8,179	—	—	—	8,179
Net loss for the year (restated)	—	—	—	—	—	—	—		(549,955)	—	(549,955)

Balance at December 31, 1999 (restated)	1,436,651	1,437	173,000	173	1,080,088	1,080	1,954,595	—	(748,635)	—	1,208,650
Issuance of common shares in exchange for services, March 2000	—	—	—	—	10,500	11	4,714	—	—	—	4,725
Issuance of common shares in exchange for services, April 2000	—	—	—	—	6,500	6	2,919	—	—	—	2,925
Issuance of common shares in exchange for patent rights, April 2000	—	—	—	—	5,000	5	2,245	—	—	—	2,250
Issuance of common shares in exchange for services, June 2000	—	—	—	—	8,000	8	4,792	—	—	—	4,800
Issuance of common shares in exchange for services, September 2000	—	—	—	—	10,500	11	12,589	—	—	—	12,600
Issuance of Series B preferred in exchange for cash, March - June 2000	—	—	381,859	382	—	—	1,129,133	—	—	—	1,129,515
Amortization of deferred stock compensation	—	—	—	—	—	—	79,545	—	—	—	79,545
Issuance of common shares for exercise of stock options, December 2000	—	—	—	—	26,667	26	3,974	—	—	—	4,000
Net loss for the year	—	—	—	—	—	—	—	—	(2,591,658)	—	(2,591,658)

Balance at December 31, 2000 (restated)	—	—	554,859	555	1,147,255	1,147	3,194,506	—	(3,340,293)	—	(142,648)
Issuance of common shares in exchange for services, January 2001	—	—	—	—	4,500	5	6,295	—	—	—	6,300
Issuance of common shares in exchange for services, April 2001	—	—	—	—	4,500	4	6,296	—	—	—	6,300
Issuance of common shares in exchange for services, July 2001	—	—	—	—	4,500	5	6,295	—	—	—	6,300
Issuance of common shares in exchange for services, October 2001	—	—	—	—	4,500	4	6,296	—	—	—	6,300
Amortization of deferred stock compensation	—	—	—	—	—		63,600	—	—	—	63,600
Issuance of common shares for exercise of stock options at $0.45/share, December 2001	—	—	—	—	30,333	31	13,619	—	—	—	13,650
Issuance of common shares for exercise of stock options at $1.40/share, December 2001	—	—	—	—	1,200	1	1,679	—	—	—	1,680
Net loss for the year	—	—	—	—	—	—	—	—	(8,836,840)	—	(8,836,840)

Balance at December 31, 2001	1,436,651	1,437	554,859	555	1,196,788	1,197	3,298,586	—	(12,177,133)	—	(8,875,358)
Issuance of common shares in exchange for services, January 2002	—	—	—	—	4,500	4	3,596	—	—	—	3,600
Issuance of common shares in exchange for services, April 2002	—	—	—	—	7,000	7	5,593	—	—	—	5,600
Issuance of common shares in exchange for services, July 2002	—	—	—	—	4,500	4	3,596	—	—	—	3,600
Issuance of common shares in exchange for services, October 2002	—	—	—	—	4,500	5	3,595	—	—	—	3,600
Issuance of common shares in exchange for services, December 2002	—	—	—	—	4,500	4	3,596	—	—	—	3,600
Deemed dividend	—	—	—	—	—	—	—	—	(4,877,523)	—	(4,877,523)
Amortization of deferred stock compensation	—	—	—	—	—	—	7,840	—	—	—	7,840
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(53,563)	—	—	—	(53,563)
Issuance of shares for exercise of stock options at $1.20/per share, March 2002	—	—	—	—	33,750	34	40,466	—	—	—	40,500
Issuance of shares for exercise of stock options at $1.40/per share, March 2002	—	—	—	—	200	—	280	—	—	—	280
Issuance of shares for exercise of stock options at $0.45/per share, June 2002	—	—	—	—	8,000	8	3,592	—	—	—	3,600
Issuance of shares for exercise of stock options at $1.40/per share, June 2002	—	—	—	—	600	1	839	—	—	—	840
Issuance of shares for exercise of stock options at $0.20/per share, December 2002	—	—	—	—	11,666	12	2,321	—	—	—	2,333
Comprehensive (loss) income:	—	—	—	—	—	—	—	—	—	—	—
Unrealized gain on marketable securities	—	—	—	—	—	—	—	3,286			3,286
Net loss	—	—	—	—	—	—	—	—	(12,487,160)	—	(12,487,160)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(12,483,874)

Balance at December 31, 2002	1,436,651	1,437	554,859	555	1,276,004	1,276	3,320,337	3,286	(29,541,816)	—	(26,214,925)

Statements of Stockholders’ Deficiency (continued)

	Stockholders’ Deficiency

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Deficit Accumulated During Development Stage	Treasury Stock	Total Stockholders’ Deficiency

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2002 (carried forward)	1,436,651	$1,437	554,859	$555	1,276,004	$1,276	$3,320,337	$3,286	$(29,541,816)	$—	$(26,214,925)
Issuance of common shares in exchange for services, April 2003	—	—	—	—	1,000	1	799	—	—	—	800
Issuance of common shares in exchange for services, May 2003	—	—	—	—	2,500	3	1,997	—	—	—	2,000
Issuance of common shares in exchange for services, July 2003	—	—	—	—	1,000	1	799	—	—	—	800
Issuance of common shares in exchange for services, October 2003	—	—	—	—	1,000	1	799	—	—	—	800
Amortization of deferred stock compensation	—	—	—	—	—	—	3,332	—	—	—	3,332
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(41,439)	—	—	—	(41,439)
Issuance of shares for exercise of stock options at $0.20/per share, October 2003	—	—	—	—	16,000	16	3,184	—	—	—	3,200
Comprehensive (loss) income:
Unrealized loss on marketable securities	—	—	—	—	—	—	—	(3,286)	—	—	(3,286)
Net loss	—	—	—	—	—	—	—	—	(10,201,040)	—	(10,201,040)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(10,204,326)

Balance at December 31, 2003	1,436,651	1,437	554,859	555	1,297,504	1,298	3,289,808	—	(39,742,856)	—	(36,449,758)
Amortization of deferred stock compensation	—	—	—	—	—	—	418	—	—	—	418
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(41,439)	—	—	—	(41,439)
Net loss	—	—	—	—	—	—	—	—	(13,320,350)	—	(13,320,350)

Balance at December 31, 2004	1,436,651	1,437	554,859	555	1,297,504	1,298	3,248,787	—	(53,063,206)	—	(49,811,129)
Amortization of deferred stock compensation	—	—	—	—	—	—	1,821	—	—	—	1,821
Accretion of mandatorily redeemable preferred stock	—	—	—	—	—	—	(41,439)	—	—	—	(41,439)
Surrender of common shares, December 2005	—	—	—	—	(88,500)	—	—	—	—	—	—
Surrender of Series B Convertible Preferred Stock, December 2005	—	—	(100,000)	—	—	—	—	—	—	—	—
Issuance of shares for exercise of stock options at $0.80/per share, August 2005	—	—	—	—	1,000	1	799	—	—	—	800
Net loss	—	—	—	—	—	—	—	—	(9,110,496)		(9,110,496)

Balance at December 31, 2005	1,436,651	$1,437	454,859	$555	1,210,004	$1,299	$3,209,968	$—	$(62,173,702)	$—	$(58,960,443)

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Statements of Cash Flows

			Period from February 4, 1998 (Inception) to December 31, 2005

	Year ended December 31
	2005	2004

Operating activities
Net loss	$(9,110,496)	$(13,320,350)	$(57,296,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	91,036	97,761	327,162
Loss on disposal of property and equipment	7,716	7,050	14,766
Deferred stock compensation to consultants	1,821	418	164,736
Common stock issued to consultants for services and patent rights	—	—	85,618
Preferred stock issued for interest expense	—	—	9,737
Changes in operating assets and liabilities:
Other current assets	130,003	(86,174)	(55,857)
Other assets	76	1,184	(11,997)
Accounts payable	(1,163,592)	144,810	106,091
Accrued bonuses	(134,567)	142,575	281,008
Other accrued expenses	(144,330)	(114,193)	225,187
Accrued interest payable	596,951	36,629	633,580

Net cash used in operating activities	(9,725,382)	(13,090,290)	(55,516,148)

Investing activities
Additions to property and equipment	(9,086)	(195,947)	(484,519)
Proceeds from the sale of property and equipment	4,345		4,345
Sale of marketable securities	—	1,600,000	—
Restricted cash	(345,600)	—	(345,600)

Net cash (used in) provided by investing activities	(350,341)	1,404,053	(825,774)

Financing activities
Proceeds from issuance of bridge notes	10,000,000	4,000,000	14,280,000
Proceeds from issuance of common stock	800	—	92,251
Proceeds from issuance of Series A preferred stock	—	—	1,122,592
Proceeds from issuance of Series B preferred stock	—	—	1,636,205
Proceeds from issuance of Series C preferred stock	—	—	16,216,402
Proceeds from issuance of Series D preferred stock	—	—	24,781,407

Net cash provided by financing activities	10,000,800	4,000,000	58,128,857

Net (decrease) increase in cash and cash equivalents	(74,923)	(7,686,237)	1,786,935
Cash and cash equivalents at beginning of period	1,861,858	9,548,095	—

Cash and cash equivalents at end of period	$1,786,935	$1,861,858	$1,786,935

Schedule of noncash transactions
Deemed dividends on Series C preferred stock	$—	$—	$4,877,523
Conversion of note payable to Series A preferred stock	—	—	280,000
Issuance of common stock for patent rights	—	—	8,750
Issuance of common stock for services	—	—	76,870
Issuance of common stock warrants	—	96,095	98,595

Supplemental disclosure of cash flow information
Proceeds from sale of unused NJ State NOL tax benefit	333,660	395,642	975,926

See accompanying notes.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements

December 21, 2005

1. Organization and Description of Business

Vela Pharmaceuticals Inc. (the “Company”) was incorporated in Delaware on February 4, 1998. The Company is focused on the identification, development and testing of selected and important therapeutic agents for the treatment of patients with psychiatric, neurologic and other disorders. Upon completion of development, it intends to market such products. Since inception, the Company has principally been active in performing research and product development. Accordingly, the Company has been classified as a development stage enterprise. The Company’s operations constitute one business segment.

Since August 2005, the Company has been working with an investment banker to find a merger partner or to sell some or all of its assets (see Note 15). If a merger or sale does not occur, the Company’s ability to continue as a going concern is dependent upon the continued sale of its securities for funds to meet its cash requirements. If a sale appears likely, the Company can elect to request additional support from their current investors to continue operations until a sale or license of technology can be consummated or raise additional equity funds and/or obtain additional funding to finance the development of their assets. However, there are no assurances that these plans will be achieved; as such, the Company may shut down without a merger or sale of its assets.

At December 31, 2005, the Company has cumulative losses of approximately $62,174,000, negative working capital and negative cash flows from operations. Operating losses are expected to continue for the foreseeable future. To date the Company has funded its activities through equity investments, convertible notes and the sale of net operating losses.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company invests its cash in deposits with major financial institutions.

Fair Value of Financial Instruments

Certain financial instruments reflected in the balance sheets, (e.g., cash and cash equivalents, certain other assets, accounts payable and certain other liabilities) are recorded at cost, which approximate fair value due to their short-term nature.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Restricted Cash

The restricted cash as of December 31, 2005 is cash set aside and reserved for the payment of one-half of the minimum stay bonuses under the Company’s Acquisition Bonus Plan (see Note 12). This amount was paid to key employees at the Company on March 1, 2006.

Property and Equipment

Property, equipment and leasehold improvements are stated at cost. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the related assets, which range from three to seven years, or the term of the related lease.

Liquidation Value

Liquidation value of the Company’s Preferred Stock is reflected at the stated liquidation preference amounts per share, multiplied by the number of shares of Preferred Stock outstanding for each series of Preferred Stock issued (see Note 7). Depending on future liquidation events (including a sale of the Company), realized liquidation value may be less than or greater than these amounts, but no greater than 2.5 times the liquidation preference. Liquidation values as reflected on the balance sheets at December 31, 2005 and 2004 are greater than the net assets of the Company at such dates.

Research and Development

All research and development costs are charged to operations as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company.

Income Taxes

The Company utilizes the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Stock-Based Compensation

As allowed by Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant.

Had compensation cost for the Company’s outstanding employee stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company’s net loss would have been changed to the following pro forma amounts:

	(ii)Year ended December 31
	2005	2004

Net loss attributable to common stockholders, as reported	$(9,110,496)	$(13,320,350)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	194,048	151,953

SFAS 123 pro forma net loss	$(9,304,544)	$(13,472,303)

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

SFAS 123 pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its stock-based compensation under the fair value method prescribed in SFAS 123. The fair value of the options was estimated at the date of grant using the minimum value pricing model with the following assumptions:

	(iii)Year ended December 31
	2005	2004

Risk-free interest rate	4.4%	4.6%
Dividend yield	0%	0%
Expected life	5 years	5 years

The effects of applying SFAS 123 in this pro forma disclosure may not be representative of future amounts since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

The Company accounts for options issued to nonemployees under SFAS 123 and EITF No. 96-18 “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Therefore, the fair value of options issued to nonemployees is recorded as an expense and periodically remeasured over the vesting terms.

Impairment of Long Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, software costs and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted net cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Effects of New Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company has adopted Statement 123(R) effective January 1, 2006.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have an impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described above in the disclosure of pro forma net loss.

Preferred Stock Dividends

The Company records deemed dividends when modification to its preferred stock is required in accordance with EITF 98-5 and EITF 00-27. A modification occurred in 2002 resulting in deemed dividends for the Series C of $4,877,523.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” requires components of other comprehensive income, including unrealized appreciation on marketable securities, to be included as part of total comprehensive income. The components of comprehensive income are included in the statement of redeemable preferred stock and stockholders’ deficiency.

3. Property and Equipment

Property and equipment consist of the following:

	December 31
	2005	2004

Furniture, fixtures and equipment	$297,036	$358,405
Leasehold improvements	65,354	79,284

	362,390	437,689
Less accumulated depreciation	(224,144)	(205,432)

Property and equipment, net	$138,246	$232,257

4. Operating Leases

In December 2003, the Company executed a lease for office space in West Trenton, New Jersey. The term of this lease is from April 1, 2004 to March 31, 2007. The existing lease, which was executed in December 2000, was to cover the term from March 1, 2001 to February 28, 2006, was terminated as of March 31, 2004 without penalty to the Company.

The future minimum lease commitments are as follows:

2006	$155,752
2007	39,595

Total	$195,347

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

4. Operating Leases (continued)

Rent expense for the years ended December 31, 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005 was $231,548, $204,182 and $840,688, respectively.

5. Bridge Notes Payable

The Company has two Bridge notes outstanding as of December 31, 2005. Pursuant to the Note and Warrant Purchase Agreement dated as of October 6, 2004 the Company is authorized to issue up to $8,000,000 in senior convertible promissory notes in four equal installments of $2,000,000 to certain current investors (the “Lenders”). Interest is compounded monthly at a rate of 6% per annum. With each installment of the Bridge Loan, the Company will issue the Lenders 300,297 warrants to purchase common stock (see Note 6). The four installments were issued in October 2004, December 2004, January 2005 and March 2005. All installments were outstanding at December 31, 2005. In October 2005, the maturity date of the October 6, 2004 Bridge Loan was extended until June 1, 2006.

Pursuant to the Note and Warrant Purchase Agreement dated as of June 1, 2005 the Company is authorized to issue up to $6,000,000 in senior convertible promissory notes in three equal installments of $2,000,000 to certain current investors. Interest is compounded monthly at a rate of 6% per annum. With each installment of the Bridge Loan, the Company will issue the Lenders 400,002 warrants to purchase common stock (see Note 6). The three installments were issued in June 2005, August 2005 and October 2005. All installments were outstanding as of December 31, 2005. The maturity date of the Bridge Loan dated June 1, 2005 is June 1, 2006.

If the Company consummates a subsequent round of financing at an aggregate price of $30,000,000 (including outstanding bridge loan) prior to the maturity date, the outstanding principal and accrued interest will automatically convert into the subsequent round securities at the same price and at the same terms per share as such capital stock or equity securities being issued. If the Company does not consummate a subsequent round of financing, the outstanding principal and accrued interest of the notes are payable to the lenders on the maturity date. The maturity date is defined as the earlier of: stated maturity date of the note, the sale or transfer of a majority of the capital stock of the Company, a sale of the corporation or the acceleration of the notes in the event of a default.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

5. Bridge Notes Payable (continued)

In the event that a qualified public offering (see Note 7) occurs prior to a subsequent round of financing at an aggregate price of $30,000,000 (including outstanding bridge loan) or the Lenders holding at least 80% of the outstanding principal amount of the notes consent in writing, the outstanding principal and accrued interest due shall convert into shares of Series D preferred stock. The amount of shares issued will be calculated by dividing the outstanding principal and interest by the current conversion price of the Series D preferred stock.

The outstanding principal and interest payable balances as of December 31, 2005 and 2004 are $14,000,000 and $633,580 and $4,000,000 and $36,629, respectively.

6. Stockholders’ Deficiency

Common Stock

The Company is authorized to issue 25,000,000 shares of common stock. Common stockholders are entitled to one vote for each share held and to receive dividends if and when declared by the Board of Directors. During 2005 and 2004, the Company issued 1,000 and 0 shares, respectively, of common stock. As of December 31, 2005 and 2004, the Company has reserved 23,701,496 and 20,056,344 shares, respectively, of common stock for future issuance for the conversion of preferred stock and the exercise of stock options and warrants.

In connection with the issuance of the Series D Preferred Stock in 2002, the conversion price of the Series C Preferred Stock was decreased from $5.70 to $4.3872; and the number of shares of common stock to be issued upon conversion of the Series C Preferred Stock shall be increased from 2,859,650 to 3,715,359. The Company reserved an additional 855,709 shares of its common stock to the holders of Series C Preferred Stock as well as reserving 250,000 shares of its common stock for issuance to the holders of warrants upon exercise or conversion.

In connection with the Bridge Loan dated October 6, 2004, the Company is authorized to issue up to 1,201,300 warrants and as such has reserved 1,201,300 shares of common stock upon the exercise of the warrants. In connection with the Bridge Loan dated June 1, 2005, the Company is authorized to issue up to 1,200,006 warrants and as such has reserved an additional 1,200,006 shares of common stock upon the exercise of the warrants.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6. Stockholders’ Deficiency (continued)

Warrants

In January 2002, the Company issued 250,000 warrants to purchase common stock to the holders of the Series C Preferred stock. The warrants are exercisable for a period of five years at an exercise price of $0.80 per share. As required by EITF-00-19, the warrants granted to the holders of the Series C were recorded in the financial statements as equity and are included in additional paid-in capital. The warrants are reviewed on each balance sheet date to determine if the classification as equity is still appropriate. As of December 31, 2005 and 2004 the warrants were valued at $2,500 and all warrants remain outstanding.

In October 2004, December 2004, January 2005 and March 2005 the Company issued 300,297 warrants, in each month, to purchase common stock to the Lenders of the Bridge Loan dated October 6, 2004. The warrants issued with each installment of the Bridge Loan are exercisable until October 6, 2014 at an exercise price of $0.85 per share. As required by EITF-00-19, the warrants were recorded in the financial statements as equity and are included in additional paid-in capital. The warrants are reviewed on each balance sheet date to determine if the classification as equity is still appropriate. As of December 31, 2005 and 2004 the warrants were valued at $144,159 and $54,053, respectively, and all warrants remain outstanding.

In June, August and October 2005 the Company issued 400,002 warrants, in each month, to purchase common stock to the Lenders of the Bridge Loan dated June 1, 2005. The warrants issued with each installment of the bridge loan are exercisable until June 1, 2015 – June 3, 2015 at an exercise price of $0.40 per share. As required by EITF-00-19, the warrants were recorded in the financial statements as equity and are included in additional paid-in capital. The warrants are reviewed on each balance sheet date to determine if the classification as equity is still appropriate. As of December 31, 2005 the warrants were valued at $0 and all warrants remain outstanding.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

6. Stockholders’ Deficiency (continued)

Treasury Stock

In December 2005, an investor surrendered 100,000 shares of Series B Convertible Preferred Stock and 88,500 shares of common stock. Management does not plan to reissue the shares held as Treasury Stock.

7. Redeemable Preferred Stock

The Company has authorized 16,810,375 and issued 12,351,235 shares of preferred stock and has also issued 250,000 warrants to purchase common stock to the holders of Series C Preferred Stock. The warrants were issued to Series C Preferred Stock holders during 2002, at $0.80 per share for five years.

The Company has issued Series C and Series D Redeemable Convertible Preferred Stock and Series A and Series B Preferred Stock (collectively, the “Preferred Stock”). Such stock is subject to the following rights and privileges:

Voting

Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is then convertible. Except for certain corporate matters described in the Company’s Amended and Restated Certificate of Incorporation or as otherwise required by law, the holders of Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a class.

Dividends

The Company’s Preferred Stock does not bear a fixed or cumulative dividend. Preferred stockholders shall be entitled to receive dividends at the same rate as dividends are paid with respect to the common stock. Such preferred dividends will be determined by the number of shares of common stock into which each share of Preferred Stock is convertible.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7. Redeemable Preferred Stock (continued)

Conversion

The holders of the outstanding shares of Preferred Stock shall be entitled, at any time, to cause their shares to be converted into common stock on a share-for-share basis. However, if there is a stock dividend, stock split or reverse stock split that takes place before conversion of Preferred Stock, then a new conversion factor would be calculated. This calculation is intended for the Preferred Stockholders to maintain the same equity interest upon conversion into common stock as before the common stock dividend or split.

The initial conversion price for each series of Convertible Preferred Stock shall be adjusted from time to time in accordance with the agreement. In accordance with the anti-dilution feature in the Series C Preferred Stock, there was a deemed dividend in the year ended December 31, 2002 of $4,877,523.

The Preferred Stock will convert automatically upon the closing of a Qualified Public Offering of the Company’s common stock in which the aggregate price paid for such shares by the public shall be at least $25,000,000 and the price per share paid by the public shall be at least $13.3332 per share.

The holders of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any shares of Preferred Stock into shares of Common Stock.

Mandatory Redemption

Commencing on January 29, 2007 and on each of the next two anniversaries thereafter, the Company shall redeem, to the extent that it shall have funds legally available therefore, any outstanding shares of Series D Preferred Stock and Series C Preferred Stock according to the percentages listed below:

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7. Redeemable Preferred Stock (continued)

Date of Redemption	Percentages of Shares of Series C Preferred Stock Then Outstanding to be Redeemed

January 29, 2007	33-1/3% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2007
January 29, 2008	50% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2008
January 29, 2009	100% of all the shares of Series D Preferred Stock and Series C Preferred Stock outstanding on January 29, 2009

The shares of Series D Preferred Stock and Series C Preferred Stock shall be redeemed for cash at the redemption price of $3.3333 and $5.70 per share, respectively, plus an amount equal to all dividends declared but unpaid.

The carrying amount of the Series C and Series D redeemable convertible preferred stock has been increased by periodic accretions so as to equal the redemption amounts at the respective dates. The future minimum accretions of the Series C and Series D redeemable convertible preferred stock based on the shares outstanding as of December 31, 2005 is as follows:

Accretion of Redeemable Convertible Preferred Stock

2006	$41,439
2007	41,439
2008	41,439

Total accretion	$124,317

Liquidation

In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Company, (the consolidation or merger of the Company with or into another entity, or the sale, lease, abandonment, transfer or other disposition by the Company of all or substantially all of its assets, shall be deemed to be a liquidation,

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

7. Redeemable Preferred Stock (continued)

dissolution or winding up of the Company) the holders of the Preferred Stock are entitled to receive, prior to and in preference to the holders of common stock or any other capital stock of the Company ranking on liquidation junior to the Preferred Stock, an amount equal to $1.00, $3.00, $5.70 and $3.3333, respectively, for each outstanding share of Series A, B, C and D Preferred Stock, plus any and all accrued and unpaid dividends as of the date of liquidation (collectively, the “Series A, B, C and D Liquidation Preference”).

In the event that the assets of the Company to be distributed are less than the Series A, B, C and D Liquidation Preference, then the assets of the Company shall be paid to the Series A, B, C and D preferred stockholders in the following priority: (i) to the Series D preferred stockholders; (ii) to the Series C preferred stockholders; (iii) to the Series A preferred stockholders; and (iv) to the Series B preferred stockholders.

After payment in full of the Series A, B, C, and D Liquidation Preference, the remaining net assets of the Company shall be distributed ratably to the holders of common stock and holders of Preferred Stock as if the holders of Preferred Stock had converted their shares into common stock immediately prior to the liquidation; provided that the amount payable in liquidation (including the applicable Liquidation Preference) to each series of Preferred Stock shall not exceed the greater of (i) the amount each share of such series would receive if it had been converted to common stock immediately prior to the liquidation, dissolution or winding up, and (ii) $2.50 per share for the Series A, $7.50 per share for the Series B, $14.25 per share for the Series C and $8.333 per share for the Series D; and provided further that in the event the Company obtains at least $30,000,000 in an equity financing where the price per share is at least $10.00, then after the holders of Preferred Stock shall be paid in full the greater of (x) the applicable Liquidation Preference and (y) the amount each share of such Preferred Stock would receive if it had converted to common stock immediately before such liquidation, dissolution or winding up, the remaining net assets of the Company shall be distributed ratably among the holders of common stock.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

8. Income Taxes

Due to operating losses, the Company has no current federal or state income tax liability for the years ended December 31, 2005 and 2004. The components of the income tax benefit for the years ended December 31, 2005 and 2004 are:

	December 31
	2005	2004

Federal income taxes:
Current expense	$—	$—
Deferred expense	—	—
State income taxes:
Current benefit	(333,660)	(395,642)
Deferred expense	—	—

Income tax benefit	$(333,660)	$(395,642)

During 2005 and 2004, the Company sold unused state net operating loss carryforwards through a program sponsored by the State of New Jersey and the New Jersey Economic Development Authority. Cash proceeds of $333,660, net of fees of $9,321, were received by the Company in 2005. Cash proceeds of $395,642, net of fees of $11,051, were received by the Company in 2004.

At December 31, 2005, the Company has a net operating loss carryforward for federal income tax purposes of approximately $57,019,000 which expires as follows: $27,000 in 2018, $470,000 in 2019, $2,369,000 in 2020, $7,796,000 in 2021, $13,718,000 in 2022, $10,250,000 in 2023, $13,340,000 in 2024 and $9,049,000 in 2025. The Company also has a research and development tax credit for federal income tax purposes of approximately $2,018,000, which expires between 2019 and 2025. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code has occurred. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change in ownership.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows:

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

8. Income Taxes (continued)

	December 31
	2005	2004

Deferred tax assets – non-current:
Future tax benefits of NOL carryforwards	$22,559,117	$18,706,191
Future tax benefit of research and development tax credit carryforwards	2,018,134	1,758,011
Future tax benefit – other items	(6,020)	22,400

Gross deferred tax assets	24,571,231	20,486,602
Valuation allowance	(24,571,231)	(20,486,602)

Net deferred tax assets	$—	$—

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations is as follows:

Percentages	2005	2004

U.S. statutory rate	(34.0)%	(34.0)%
State taxes	(6.0)	(6.0)
Research and development credit	(4.9)	(6.0)
Other	(1.9)	3.0
Change in valuation allowance	43.3	40.1

Effective tax benefit rate	(3.5)%	(2.9)%

In 2005 and 2004, the Company recorded valuation allowances to offset the benefits of net operating losses, research and development tax credits, and other tax benefit items generated during those years. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The valuation allowance increased $4,084,629 and $5,493,360 during 2005 and 2004, respectively.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

9. Stock Options

The Company has two stock option plans (the “Plans”). In accordance with the Plans, the Company reserved up to 2,700,000 shares of common stock to be issued. The term of each stock option grant is generally 10 years from the date of grant. Vesting is determined by the Company’s Board of Directors and generally occurs over a period of not greater than five years.

During the years ended December 31, 2005 and 2004, and the period from February 4, 1998 to December 31, 2005, in connection with the grant of stock options to employees, the Company recorded no deferred employee stock compensation as all employee options were issued with an exercise price equal to the deemed fair value.

In December 2004, the Company’s Board of Directors approved a change to all previously issued and outstanding options to provide an additional two years of vesting in the event of a change of control. Additionally, in February 2005 the Company’s Board of Director’s approved a “double-trigger” for all of the senior management teams options. The “double trigger” allows for full vesting of the options granted to the senior management team in specific circumstances when a change of control has occurred. As required by FASB Interpretation 44—Accounting for Certain Transactions involving Stock Compensation—an interpretation of APB Opinion No. 25, the Company performed an analysis to determine if an additional charge to compensation expense would be required for the change in intrinsic value from the date of grant to the date of the modification to the outstanding stock option awards. Based upon the analysis performed no additional expense was necessary.

During the years ended December 31, 2005 and 2004 and the period from February 4, 1998 to December 31, 2005, in connection with the grant of certain stock options to non-employees, the Company recorded stock compensation expense of $1,821, $418 and $164,735, respectively. Deferred stock compensation expense to non-employees is determined by utilizing the Black-Scholes pricing model as required by SFAS 123 with the following weighted-average assumptions for 2005 and 2004, respectively: risk-free interest rate of 4.4% and 4.6%, dividend yield of 0% in each period; annualized historical volatility of 80.0% in each period.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

9. Stock Options (continued)

The minimal value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2005 and 2004 follows:

	2005		2004

	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price

Outstanding, beginning of year	2,529,196	$0.76	1,806,946	$0.74
Granted	41,200	0.21	806,900	0.84
Exercised	(1,000)	0.80	—	0.00
Expired/cancelled	(440,341)	0.81	(84,650)	0.92

Outstanding, end of year	2,129,055	$0.74	2,529,196	$0.76

Exercisable, at end of year	1,461,349	$0.70	1,089,846	$0.67

Weighted-average fair value of options granted during the year	$0.14		$0.56

Weighted-average remaining contractual life	6.5 yrs		7.9 yrs

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

9. Stock Options (continued)

Stock options outstanding at December 31, 2005 are summarized as follows:

Range of Exercise Prices	Outstanding Options at December 31, 2005	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price

$0.01 – 0.21	129,533	3.5 yrs	$0.11
0.45 – 0.85	1,894,986	6.8 yrs	0.75
0.90 – 1.40	104,536	4.6 yrs	1.38

10. Employee Savings Plan

Effective January 1, 2000, the Company implemented a 401(k) savings plan covering substantially all employees of the Company. The Company began contributing to the 401(k) savings plan in 2003. Total Company contribution in 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005 was $20,000, $10,000 and $38,880, respectively. Total plan administration expenses recorded by the Company for the years ended December 31, 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005 were $0, $900 and $5,525, respectively.

11. Reduction in Headcount

In August 2005, as a result of the failed clinical trial of one of the Company’s therapeutic agents and the failure to raise additional funds, the Company initiated a reduction in headcount. The reduction was designed to reduce unnecessary overhead. As part of the reduction in headcount each employee was given one month notice that their position was being eliminated. After their position was eliminated each employee was given one month severance and, if they signed a Release from Liability, they were given an extra two weeks of pay. If an employee had an employment agreement which had a longer severance period the employee was paid the amount of severance outlined in the employment agreement. In 2005, all costs associated with the reduction in headcount were accrued and as of December 31, 2005, the Company has a remaining liability of $6,768. Total severance costs in 2005 approximated $292,200.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

12. Acquisition Bonus Plan

In August 2005, the Board approved the Acquisition Bonus Plan. The plan is designed to provide an incentive bonus to key employees and advisors upon the sale of the Company or the license of its major assets. The plan provides for a Minimum Stay Bonus to be paid to the key employees in the event the Company does not enter into a transaction for the sale or license of its assets. The Minimum Stay Bonus is to be paid on two increments within 15 days of March 1, 2006 and June 30, 2006 and provides that one half of the Minimum Stay Bonus be put into an escrow account which was used for the March 1, 2006 payment. At December 31, 2005, the Company has recorded an accrual for the Minimum Stay Bonus, net of advances (see Note 13), of $281,008.

13. Related Party Transactions

Two of the Board members provide consulting services to the Company in exchange for a monthly fee, common stock, or stock options. Compensation paid for these consulting fees was approximately $0, $0 and $310,569 for the years ended December 31, 2005 and 2004 and for the period from February 4, 1998 (inception) to December 31, 2005, respectively.

In December 2005, the Company paid an advance of the Minimum Stay Bonus to the key employees of $86,400. The advance was equal to 20% of one half of the Minimum Stay Bonus which was paid on March 1, 2006. The advance was payable back to the Company if the employee failed to remain an employee as of March 1, 2006. As of December 31, 2005, the Company has recorded the advances to offset the accrual.

14. Co-employment Agreement with ADP TotalSource

On August 1, 2005 the Company entered into a Co-employment Agreement with ADP TotalSource (“ADP”), whereby the Company’s employees became the employees of ADP and ADP provided benefits to the employees, the costs of which were charged back to the Company. All payroll and benefits, except the Company’s 401K plan, are provided through ADP. The agreement can be cancelled by either party within 30 days with written notice or immediately with cause.

Vela Pharmaceuticals Inc.
(A Development Stage Enterprise)

Notes to Financial Statements (continued)

15. Subsequent Events

Sale of the Company

On March 14, 2006, the Company entered into a definitive agreement with Pharmos Corporation (“Pharmos”) to sell all of the Company’s rights and assets for cash and shares of common stock. The sale transaction includes an initial payment of $5 million in cash and the issuance of 11.5 million shares of Pharmos common stock for a combined value of approximately $29.7 million. The transaction also includes the issuance of up to 8 million additional Pharmos common stock shares contingent on achieving specific clinical milestones. No adjustments have been made to these financial statements as a result of this transaction.

PHARMOS AND VELA
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Pharmos Corp. (Pharmos) and Vela Pharmaceuticals Inc. (Vela) and have been prepared to illustrate the effects of the Pharmos acquisition of Vela announced on March 15, 2006. The following data is presented as if the merger of Pharmos and Vela was effective as of December 31, 2005 for the unaudited pro forma condensed combined balance sheet, and as of January 1, 2005 for the unaudited condensed combined statement of operations. This unaudited condensed combined pro forma financial information reflects the purchase method of accounting and represents a current estimate of the financial information based on available information from Pharmos and Vela.

          The pro forma information includes adjustments to record the assets and liabilities of Vela at their estimated fair market values and is subject to adjustment as additional information becomes available and as additional analyses are performed. To the extent there are significant changes to Vela’s business, the assumptions and estimates herein could change significantly. The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined companies had consideration been given to other assumptions or to the impact of possible operating efficiencies, asset dispositions, and other factors. Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect during the periods indicated or that may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements, including the related notes, of Pharmos and Vela covering these periods included either in Pharmos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is included in the Annual Report accompanying this proxy statement, or in this proxy statement.

          The unaudited pro forma condensed combined financial information is based on agreement terms that provide for a cash payment of $5,000,000, to or on behalf of Vela, and the exchange of 11,500,000 shares of Pharmos common stock for all outstanding shares of Vela capital stock. An additional 8,000,000 shares of Pharmos common stock may be issued contingent upon the achievement of certain clinical milestones.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2005

	Pharmos	Vela	Pro Forma Adjustments		Condensed Combined Pro Forma

Assets
Current Assets
Cash and cash equivalents	$10,289,127	$1,786,935	$(1,786,935)	E	$3,239,127
			(5,000,000)	B
			(2,050,000)	C
Short-term investments	35,748,343	—	—		35,748,343
Restricted cash	79,527	345,600	(345,600)	E	79,527
Research and development grants receivables	734,237	—	—		734,237
Prepaid expenses and other current assets	543,109	33,229	(1,117)	E	575,221
Debt issuance costs	—	22,628	(22,628)	F	—

Total current assets	47,394,343	2,188,392	(9,206,280)		40,376,455

Fixed assets, net	742,860	138,246	(128,246)	G	752,860
Restricted cash	62,874	—	—		62,874
Severance pay funded	772,199	—	—		772,199
Other assets	18,496	11,997	—		30,493

Total assets	$48,990,772	$2,338,635	$(9,334,526)		$41,994,881

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2005

	Pharmos	Vela	Pro Forma Adjustments		Condensed Combined Pro Forma

Liabilities and Shareholders’ Equity
Accounts payable	$519,404	$106,091	$(6,091)	H	$619,404
Accrued expenses	575,222	225,187	(225,187)	H	575,222
Warrant liability	38,880	—	—		38,880
Accrued wages and other compensation	1,497,781	—	—		1,497,781
Accrued bonuses	—	281,008	(281,008)	H	—
Bridge notes payable	—	14,000,000	(14,000,000)	D	—
Accrued interest payable	—	633,580	(633,580)	D	—

Total current liabilities	2,631,287	15,245,866	(15,145,866)		2,731,287

Other liability	110,904	—	—		110,904
Severance pay	1,014,647	—	—		1,014,647

Total liabilities	3,756,838	15,245,866	(15,145,866)		3,856,838

Commitments and contingencies

Redeemable Convertible Preferred Stock	—	46,053,212	(46,053,212)	D	—

Shareholders’ Equity
Convertible Preferred Stock	—	1,992	(1,992)	D	—
Preferred stock	—	—	—	—
Common stock	571,973	1,299	(1,299)	D	916,973
			345,000	A
Deferred compensation	(529,393)	—	—		(529,393)
Paid-in capital in excess of par	191,093,338	3,209,968	(3,209,968)	D	217,098,338
			26,055,000	A
			(50,000)	C
Accumulated deficit	(145,901,558)	(62,173,702)	62,173,702	D	(179,347,449)
			(33,445,891)	I
Treasury stock	(426)	—	—		(426)

Total shareholders’ equity	45,233,934	(58,960,443)	(13,726,509)		38,138,043
Total liabilities and shareholders’ equity	$48,990,772	$2,338,635	$(9,334,526)		$41,994,881

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2005

Expenses	Pharmos	Vela	Pro Forma Adjustments		Condensed Combined Pro Forma

Research and development, gross	$9,568,293	$5,115,830	$0		$14,684,123
Grants	(1,406,508)	—	—		(1,406,508)
Research and development, net of grants	8,161,785	5,115,830	—		13,277,615
Selling, general and administrative	7,165,291	2,366,087	1,134,280	J	10,665,658
Business Development		1,134,280	(1,134,280)	J	—
Depreciation and amortization	381,812	266,403	(175,367)	K	381,812
			(91,036)	L

Total operating expenses	15,708,888	8,882,600	(266,403)		24,325,085

Loss from operations	(15,708,888)	(8,882,600)	266,403		(24,325,085)

Other income (expense)
Bausch & Lomb payment, net	10,725,688	—	—		10,725,688
Interest income	1,514,878	35,393	(35,393)	M	1,305,878
			(209,000)	N
Interest expense	(166,322)	(596,949)	596,949	O	(166,322)
Change in value of warrants	259,075	—	—		259,075
Other income (expense)	(44,937)	—	—		(44,937)

Other income (expense), net	12,288,382	(561,556)	352,556		12,079,382

Loss before income taxes	(3,420,506)	(9,444,156)	618,959		(12,245,703)

Income tax benefit	490,634	333,660	—		824,294

Net loss	(2,929,872)	(9,110,496)	618,959		(11,421,409)

Preferred stock accretion	—	(41,439)	41,439	P	—

Net loss attributable to common shareholders	$(2,929,872)	$(9,151,935)	$660,398		$(11,421,409)

Net loss per share attributable to common shareholders:
Basic and diluted	$(0.15)	n/a *	—		$(0.37)

Weighted average shares outstanding	18,974,175	n/a *	11,500,000	Q	30,474,175

*	As a private company, Vela’s historical financial statements do not provide earnings per share calculations.

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation

          On March 14, 2006, Pharmos and Vela signed an Agreement and Plan of Merger under which Vela will merge with and into a wholly-owned subsidiary of Pharmos in a transaction to be accounted for as an acquisition by Pharmos. The assets and liabilities of Vela will be recorded as of the acquisition date at their estimated fair values. The reported consolidated financial condition and results of operations of Pharmos after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations at Vela. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, Pharmos will make a cash payment of $5,000,000 and exchange 11,500,000 shares of Pharmos common stock for all shares of Vela capital stock outstanding. An additional 8,000,000 shares of Pharmos common stock may be issued upon the achievement of certain milestones related to the development of dextofisopam (R-tofisopam). The merger is subject to customary closing conditions, including approval by Pharmos and Vela shareholders.

2.	Purchase Price

          A preliminary estimate of the purchase price is as follows (table in thousands):

Fair value of Pharmos shares issued	$26,400
Cash to be paid	5,000

Subtotal	31,400
Estimated transaction costs incurred by Pharmos	2,000

Estimated purchase price	$33,400

          For pro forma purposes, the fair value of the Pharmos shares used in determining the purchase price was $2.30 per share, which is the implied price of Pharmos common stock based on the average closing price of Pharmos common stock on the two trading days immediately before, the day of, and two trading days immediately after the merger was announced on March 15, 2006.

          For pro forma purposes, the estimated purchase price has been allocated based on a preliminary valuation of Vela’s tangible and intangible assets and liabilities based on their estimated fair values as of December 31, 2005 (table in thousands):

Total current assets	$32
Property and equipment and other assets	22
In-process technology	33,446
Total current liabilities	(100)

Total	$33,400

          The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the merger is consummated.

          The purchase price allocation will remain preliminary until Pharmos completes a valuation of any significant identifiable intangible assets acquired, including in-process research and development, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after completion of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

          The estimated fair value attributed to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and may not have an alternative future use. Only those research projects that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed would be included in the estimated fair value. Accordingly, it is not expected that there will be any significant identifiable intangibles, other than in-process research and development. The in-process research and development primarily represents the estimated fair value of dextofisopam (R-tofisopam), Vela’s drug currently in Phase II development for the treatment of diarrhea-predominant and alternating type irritable bowel syndrome. Additionally, Vela has one other clinical drug candidate and one preclinical drug candidate in its pipeline. The estimated fair value of the in-process research and development was determined based on a discounted forecast of the estimated net future cash flows for each project, adjusted for the estimated probability of technical success and Food and Drug Administration (FDA) or European Agency for the Evaluation of Medicinal Product (EMEA) approval for each research project. In-process research and development will be expensed immediately following completion of the merger.

3.	Pro Forma Adjustments

	(A)	To record the value of the 11,500,000 shares of Pharmos common stock to be issued in the merger.

(B)

To record the $5,000,000 payment to be made upon closing to or on behalf of Vela, which will be used to pay Vela’s transaction costs and to pay accrued interest and a portion of the outstanding principal on Vela’s bridge notes.

(C)

To record the estimated Pharmos transaction costs of $2,000,000 and stock issuance costs of approximately $50,000. The stock issuance costs are the costs of registering the common stock to be issued and will be charged directly to additional paid-in capital. Transaction costs incurred by Vela will be expensed as incurred; however, the payment of certain Vela transaction costs will be deferred until closing.

(D)

To eliminate Vela’s historical stockholders’ equity accounts, redeemable convertible preferred stock, bridge notes payable and accrued interest payable on bridge notes. Accrued interest and a portion of the outstanding principal on Vela’s bridge notes will be paid at closing and the remaining principal balance will be converted to equity.

(E)

To eliminate Vela’s cash and cash equivalents, restricted cash and interest receivable. Under the terms of the agreement, all of Vela’s cash and cash equivalents, along with the $5 million payment, will be used to pay Vela’s transaction costs and accrued interest and a portion of the outstanding principal on Vela’s bridge notes.

	(F)	To eliminate Vela’s deferred financing costs. These costs are related to the bridge notes which will be paid off and/or converted into equity in connection with the merger.

(G)

To record the adjustment of Vela’s property and equipment to fair value. Vela’s facilities will be wound down after the merger. The property and equipment has been written down to the estimated liquidation value.

(H)

To eliminate Vela’s accounts payable, accrued bonuses and other accrued expenses in excess of $100,000. Under the terms of the merger agreement, Pharmos will assume up to $100,000 of Vela’s qualified post-closing liabilities.

(I)

To record the estimated fair value of in-process research and development acquired in the merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statements of operations. However, this item will be recorded as an expense immediately following completion of the merger.

	(J)	To reclass Vela’s Business Development expenses to General & Administrative Expenses.

	(K)	To eliminate Vela’s amortization of deferred financing costs associated with the bridge notes.

(L)

To eliminate depreciation expense on Vela’s property, plant and equipment, which consists primarily of furniture & fixtures, office equipment and leasehold improvements. These have been written down to their estimated liquidation value.

(M)

To eliminate Vela’s interest income. All cash & cash equivalents will be used to pay Vela’s transaction costs and accrued interest and a portion of the outstanding balance on Vela’s bridge notes upon completion of merger, therefore interest income on these has been eliminated.

	(N)	To eliminate Pharmos interest income related to the $7,050,000 of cash to be paid in connection with the merger.

(O)	To eliminate Vela’s 2005 interest expense related to the bridge loan.

(P)	To eliminate Vela’s preferred stock accretion in 2005.

(Q)	To record the 11,500,000 shares of Pharmos common stock to be issued to Vela’s stockholders.

COMPARATIVE PER SHARE DATA

          The following table sets forth Pharmos’ selected historical share, net loss per share and book value per share information and unaudited pro forma share, net loss per share and book value per share information after giving effect to the merger between Pharmos and Vela. Under the terms of the Agreement and Plan of Merger, Pharmos will make a cash payment of $5,000,000 and exchange 11,500,000 shares of Pharmos common stock for all shares of Vela capital stock outstanding. The agreement also provides that all outstanding bridge notes at the close of the Merger will either be repaid or converted into Series D preferred stock, which will be part of the exchange for the Pharmos common stock. The pro forma equivalent information of Vela was derived using the historical share, net loss per share and book value per share information assuming that 11,500,000 shares of Pharmos common stock had been issued in exchange for all of Vela’s outstanding capital stock. You should read this information in conjunction with the historical financial information included elsewhere in this proxy statement and in Pharmos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is included in the Annual Report accompanying this proxy statement. The unaudited pro forma share, net loss per share and book value per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this proxy statement. Pharmos’ historical share, net loss per share and book value per share information is derived from the audited financial statements of Pharmos as of and for the year ended December 31, 2005. As a private company, Vela’s historical financial statements do not provide per share information.

	December 31, 2005

	Pharmos		Vela

	Historical	Pro Forma	Historical (1)	Pro Forma
Net loss per share attributable to common stockholders:
-basic and diluted	$(0.15)	$(0.15)	n/a	$(0.72)

Shares used in calculating loss per share attributable to common stockholders:
-basic and diluted	18,974,175	18,974,175	n/a	11,500,000

Book value per share	$2.38	$2.02	n/a	$(0.00)

Shares used in calculating book value per share	19,065,784	19,065,784	n/a	11,500,000

Neither company has paid any dividends since its inception.

(1)	As a private company, Vela’s historical financial statements do not provide earnings per share calculations.

ITEM 2 - ELECTION OF DIRECTORS

          Our board consists of seven directors and is divided into three classes. The current term of the Class I directors, David Schlachet and Georges Anthony Marcel, will expire at the 2007 annual meeting; the current term of the Class II directors, Elkan Gamzu and Lawrence F. Marshall, will expire at the 2008 annual meeting; and the current term of the Class III directors, Haim Aviv, Mony Ben Dor and Abraham Sartani will expire at this year’s annual meeting. Following the expiration of the current term for each class, such class will stand for election to a new three-year term.

          All of the current Class III directors, Haim Aviv, Mony Ben Dor and Abraham Sartani, have been nominated to stand for re-election at the meeting to new three-year terms as Class III directors of the Company.

          The election of directors requires the affirmative vote of a plurality of shares cast of Common Stock voting together present or represented at a meeting at which a quorum (one-third (1/3) of the outstanding shares of Common Stock) is present or represented. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. It is the intention of the persons named in the accompanying proxy form to vote FOR the re-election of the three current Class III directors, Haim Aviv, Mony Ben Dor and Abraham Sartani, each to serve a new three-year term as a Class III director of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the three nominees for Class III director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy form have the right to use their discretion to vote for a substitute.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE CLASS III DIRECTOR NOMINEES (ITEM 2 ON THE ENCLOSED PROXY CARD).

          It should be noted that, regardless of the outcome of the voting on this Item 2, if the issuance of the Merger Shares is approved (Item 1 in this proxy statement) and the Merger closes, we anticipate that the size of the board will be expanded to nine seats, [______________] will resign from the board, [_____________] will move from Class III to Class [__], and Vela designees will fill the three then-vacant seats on the board (one seat in each of Classes I, II and III).

          The following table sets forth the name, age and position of each director and executive officer.

Name	Age	Position

Haim Aviv, Ph.D.	66	Chairman, Chief Executive Officer,
		Chief Scientist

Mony Ben Dor *	60	Director

David Schlachet **	60	Director

Georges Anthony Marcel, M.D., Ph.D.**	65	Director

Elkan R. Gamzu, Ph.D. **	63	Director

Lawrence F. Marshall, M.D.	62	Director

Abraham Sartani, M.D.	58	Director

Alan L. Rubino	51	President, Chief Operating Officer

James A. Meer	60	Senior Vice President, CFO,
		Secretary & Treasurer

*	Lead Director
**	Members of the Audit Committee

Haim Aviv, Ph.D., is Chairman, Chief Executive Officer, Chief Scientist and a Director of the Company. In 1990, he co-founded Pharmos Corporation, a New York corporation (“Old Pharmos”), which merged into the Company in October 1992 (the “Merger”). Dr. Aviv also served as Chairman, Chief Executive Officer, Chief Scientist and a Director of Old Pharmos prior to the Merger. Dr. Aviv was the co-founder in 1980 of Savient Pharmaceuticals, Inc., a publicly-traded company engaged in the development of products using recombinant DNA, its General Manager and Chief Scientist from 1980 to 1985, and a Director and Senior Scientific Consultant until August 1993. Prior to that time, Dr. Aviv was a professor of molecular biology at the Weizmann Institute of Science. Dr. Aviv is the principal shareholder of Avitek Ltd. Dr. Aviv is also an officer and/or significant shareholder of several privately held Israeli biopharmaceutical and venture capital companies. Dr. Aviv is a member of the Board of Directors of Ben Gurion University at Beer-Sheva, Israel and Yeda Ltd., the commercial arm of the Weizmann Institute, Rehovot, Israel. Dr. Aviv holds a Ph.D. degree from the Weizmann Institute of Science.

Mony Ben Dor, a director of the Company since September 1997, has been managing partner of Biocom, a V.C Fund in the field of Life Science since April 2000 until December 2004. Prior to that he was Vice President of the Israel Corporation Ltd. from May 1997, and Chairman of two publicly traded subsidiaries: H.L. Finance and Leasing and Albany Bonded International Trade. He was also a Director of a number of subsidiary companies such as Israel Chemicals Ltd., Zim Shipping Lines, and Tower Semiconductors. From 1992-1997 Mr. Ben Dor was Vice President of Business Development for Clal Industries Limited, which is one of the leading investment groups in Israel. He was actively involved in the acquisition of pharmaceutical companies, including Pharmaceutical Resources Inc., Finetech Ltd. and BioDar Ltd. He served as a director representing Clal Industries in all of the acquired companies as well as other companies of Clal Industries. Prior to his position at Clal Industries, Mr. Ben Dor served as Business Executive at the Eisenberg Group of companies.

David Schlachet, a Director of the Company from December 1994, was named Chief Executive Officer in November 2005 of Syneron Medical Ltd, a company that develops, manufactures, and markets aesthetic medical products. As of July 2004, Mr. Schlachet had served as CFO of Syneron Medical Ltd. He had been a managing partner of Biocom, a V.C Fund in the field of Life Science, from April 2000 until December 2004 Prior to that, he served as Chairman of Elite Industries Ltd from July 1997 until June 2000. From January 1996 to June 1997, Mr. Schlachet served as the Vice President of the Strauss Group and Chief Executive Officer of Strauss Holdings Ltd, one of Israel’s largest privately owned food manufacturers. He was Vice President of Finance and Administration at the Weizmann Institute of Science in Rehovot, Israel from 1990 to December 1995, and was responsible for the Institute’s administration and financial activities, including personnel, budget and finance, funding, investments, acquisitions and collaboration with the industrial and business communities. From 1989 to 1990, Mr. Schlachet was President and Chief Executive Officer of YEDA Research and Development Co. Ltd., a marketing and licensing company at the Weizmann Institute of Science. He also serves as a Director of Harel Investment House (Israeli broker, underwriter and asset management firm), Edgar Ltd. (real estate company), Compugen Ltd. and Taya Investment Company Ltd.

Georges Anthony Marcel, M.D., Ph.D., a Director of the Company since September 1998, is founder and chairman of the Scientific Advisory Board of HealthValue SARL, specialized in biotechnology competitive intelligence. Previously Dr. Marcel was Chairman & CEO of TMC Development, a biopharmaceutical consulting firm based in Paris, France. Prior to founding TMC Development in 1992, Dr. Marcel held a number of senior executive positions in the pharmaceutical industry, including Chief Executive Officer of Amgen’s French subsidiary, Vice President of Marketing for Rhone-Poulenc Sante (now Sanofi-Aventis) and Director of Development for Roussel-Uclaf. Dr. Marcel teaches biotechnology industrial issues and European regulatory affairs at the Faculties of Pharmacy of Paris and Lille as well as at Versailles Law School. Dr. Marcel is also a member of the Gene Therapy Advisory Committee at the French Medicines Agency and sits on the Expert Committee of Genopole.

Elkan R. Gamzu, Ph.D., a Director of the Company since February 2000, is a consultant to the biotechnology and pharmaceutical industries a Principal of enERGetics Biopharmaceutical Consultancy, LLC, and a founding partner of the due diligence company BioPharmAnalysis, LLC. From December 1, 2004 until February 24, 2005, Dr. Gamzu was the interim CEO of XTL Biopharmaceuticals, Ltd. Prior to becoming a consultant, Dr. Gamzu held a number of senior executive positions in the biotechnology and pharmaceutical companies, including President and Chief Executive Officer of Cambridge Neuroscience, Inc. from 1994 until 1998. Dr. Gamzu also served as President and Chief Operating Officer and Vice President of Development for Cambridge Neuroscience, Inc. from 1989 to 1994. Previously, Dr. Gamzu held a variety of senior positions with Warner-Lambert and Hoffmann-La Roche, Inc. In 2001 and 2002, Dr. Gamzu was part-time Interim VP, Product Management Leadership for Millennium Pharmaceuticals, Inc. Dr. Gamzu is a member of the Board of Directors of four other biotechnology companies: the publicly traded XTL Biopharmaceuticals Ltd. (former interim Chairman of the Board) and the privately held biotechnology companies Neurotech S.A. of Paris, France and Hypnion, Inc., and NeuroHealing Pharmaceuticals Inc.

Lawrence F. Marshall, M.D., a Director of the Company since June 2002, an internationally recognized neurosurgeon and opinion leader in the field, is currently Professor and Chair of the Division of Neurological Surgery at the University of California, San Diego Medical Center. Dr. Marshall’s 30-year career as a scientist and neurosurgeon has been at the forefront in the search for new and better treatment measures to improve patient outcome. He has been a principal investigator or co-investigator in over two dozen preclinical and clinical trials primarily relating to head and spinal cord injury, including projects funded by the National Institutes of Health, the Insurance Institute for Highway Safety, and several large pharmaceutical companies. Results of research undertaken by Dr. Marshall, which cover a wide range of issues related to TBI and other conditions of the brain, have been published in dozens of scientific journals. Among the numerous board, committee, editorial and other positions Dr. Marshall has held or holds are board and committee memberships with the American Brain Injury Consortium, the National Head Injury Foundation, the American Association of Neurological Surgeons and the Congress of Neurological Surgeons. Dr. Marshall is the recipient of many distinguished medical prizes and awards.

Abraham Sartani, M.D., a Director of the Company since June 2005, is currently Vice-President and Director, Pharmaceutical Research and Development Division of Recordati S.p.A. Dr. Sartani has been involved in pharmaceutical research and development for 25 years, first at Farmitalia Carlo Erba and, since 1985, at Recordati. Since 1988, he has reported directly to the chairman of the company as the Vice President and Director of the Research and Development Division. Since 1999, his responsibilities have included all licensing activities. Dr. Sartani received his medical degree from the Sackler School of Medicine, University of Tel Aviv, Israel in 1974, graduating cum laude. Between 1975 and 1978, he completed his internship and residency at the Jaffa Government Hospital in Tel Aviv. From 1978 to 1980, he was a Specialist in Endocrinology at the University of Pavia and a Ford Foundation Research Fellow at the University of Milan.

Alan L. Rubino, became President and Chief Operating Officer, commencing November 14, 2005. Prior to Pharmos, Mr. Rubino was a corporate officer and member of the US executive and operating committees for Hoffmann-LaRoche, Inc. During his 24-year tenure at Roche, Mr. Rubino held a variety of key positions with broad general management responsibilities encompassing Business Operations, Marketing, Sales, Business Strategy and Alliance Management, Human Resources, and sat on Roche’s Project Management and Business Development committees. Among many business accomplishments, Mr. Rubino also launched the first biotechnology product, Roferon-A [alfa-interferon 2a]. After leaving Roche in 2001, Mr. Rubino held senior executive positions on the strategic outsourcing segment of the pharmaceutical industry. He was Executive Vice President and General Manager of PDI, Inc. and Senior Vice President of Customer Marketing with Cardinal Health. Currently, Mr. Rubino is on the Board of Directors for Rutgers Business School and Aastrom Biosciences, Inc. and serves on the Advisory Board of SK Corp, Korea. Mr. Rubino holds a B.A. in Economics from Rutgers University along with a full minor in biology and chemistry.

James A. Meer was elected Vice President, Chief Financial Officer, Secretary and Treasurer of Pharmos in July 2004 and in January of 2005 became Senior Vice President, Chief Financial Officer, Secretary and Treasurer. The Company and Mr. Meer have agreed that when his current employment agreement expires in July 2006, it will not be renewed. From November 2000 until his appointment as the Company’s Chief Financial Officer, he was a principal in Meer Healthcare Consulting and GreyPeach Partners serving life science and technology companies. From 1992 to 2000, Mr. Meer was Vice President and Treasurer of Schein Pharmaceutical, Inc, (NYSE) a leading specialty pharmaceutical company. In addition, Mr. Meer has held several senior financial positions with public companies in other industries. He holds an MBA in Finance from Pace University and a BA in Economics from Rutgers College. Mr. Meer serves on the Advisory Board of Dynamis Therapeutics, Inc.

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 30, 2006, except as set forth in the footnotes, by (i) each person who was known by the Company to own beneficially more than 5% of any class of the Company’s Stock, (ii) each of the Company’s Directors and executive officers, and (iii) all current Directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares listed next to such person’s name.

Name and Address of Beneficial Ownership	Amount of Beneficial Ownership	Percentage of Total (1)

Haim Aviv, Ph.D. (2)	437,024	2.3%
c/o Pharmos Ltd, Kiryat Weitzman
Rehovot 76326, Israel

David Schlachet (3)	25,187	*
Syneron Medical Ltd.
Industrial Zone, Tavor Building
P.O.B. 550 Yokneam Illit,
20692 Israel

Mony Ben Dor (4)	17,187	*
40 Hakukia St.
Rishon Le Zion 75548, Israel

Georges Anthony Marcel M.D., Ph.D.(3)	14,000	*
9 ue de Magdebourg 75116 Paris, France

Elkan R. Gamzu, Ph.D. (5)	20,750	*
enERGetics, 199 Wells Avenue, Suite 302
Newton, MA 02459

Lawrence F. Marshall, M.D. (3)	12,875	*
University of California, San Diego
Regents Court Bldg., Suite 200
4130 LaJolla Village Drive
LaJolla, CA 92037-1480

Abraham Sartani. M.D.	—	—
c/o Recordati SpA, Via Civitali, 1
20148 Milano, Italy

Alan L. Rubino (3)	40,000	*
c/o Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ 08830

James A. Meer (6)	47,750	*
c/o Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ 08830

All Directors and	614,773	3.2%
Executive Officers as a group
(9 persons)(8)

Lloyd I. Miller, III (9)	1,599,977	8.4%
4550 Gordon Drive
Naples, FL 34102

*     Indicates ownership of less than 1%.

(1)	Based on 19,065,784 shares of Common Stock outstanding, plus each individual’s currently exercisable warrants or options. Assumes that no other individual will exercise any warrants and/or options.

(2)	Consists of 170,423 outstanding shares and 228,626 shares issuable upon exercise of currently exercisable warrants and/or options.

(3)	Consists entirely of shares issuable upon exercise of currently exercisable warrants and/or options.

(4)	Consists of 1,000 outstanding shares and 17,625 shares issuable upon exercise of currently exercisable warrants and/or options.

(5)	Consists of 2,000 outstanding shares and 18,750 shares issuable upon exercise of currently exercisable warrants and/or options.

(6)	Consists of 12,000 outstanding shares and 35,750 shares issuable upon exercise of currently exercisable warrants and/or options

(8)	Consists of 223,398 outstanding shares and 391,375 shares issuable upon exercise of currently exercisable warrants and/or options.

(9)	This information is as of April 3, 2006 based on a Schedule 13D filed by Lloyd Miller on April 3, 2006.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

          During the 2005 fiscal year, the Board of Directors met seven times and acted by unanimous written consent two times. Each person who served as a director in 2005 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2005 and (ii) the total number of meetings held during 2005 by each committee of the Board of Directors on which such director served, except for Lawrence Marshall, who attended four of the seven meetings of the Board, and Abraham Sartani, who attended one of the two meetings of the Board held after he became a director.

          The Board has a standing Compensation Committee, Governance and Nominating Committee, Audit Committee and Clinical Development and Science Committee.

          The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s stock option plans. Members of the Compensation and Stock Option Committee are Messrs. Ben Dor, Gamzu and Marshall. In 2005, the Compensation and Stock Option Committee met one time and acted by unanimous written consent one time.

          The Governance and Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement the Company’s corporate governance guidelines. The members of the Governance and Nominating Committee are Messrs. Ben Dor, Marcel and Schlachet, each of whom is “independent” under Rule 10A-3 of the Securities Exchange Act of 1934 and applicable Nasdaq rules. In 2005, the Governance and Nominating Committee did not meet, and acted by unanimous written consent one time.

          The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent registered public accounting firm and evaluating the Company’s accounting policies and its system of internal controls. Consistent with the Nasdaq audit committee structure and membership requirements, the Audit Committee is comprised of three members: Messrs. Gamzu, Marcel and Schlachet, each of whom is “independent” under Rule 10A-3 of the Securities Exchange Act of 1934 and applicable Nasdaq rules.

          While more than one member of the Company’s Audit Committee qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K, Mr. David Schlachet, the Committee chairperson, is the designated audit committee financial expert. Mr. Schlachet is considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. In 2005, the Audit Committee met six times and did not act by unanimous written consent.

          The Clinical Development and Science Committee was formed in June 2005 and assists the Board of Directors by reviewing and evaluating the Company’s clinical programs and research and development efforts. Members of the Clinical Development and Science Committee are Messrs. Marcel, Gamzu, Marshall and Sartani. The Clinical Development and Science Committee did not meet or act by unanimous written consent in 2005.

          The Audit Committee, Compensation Committee, Governance and Nominating Committee, and Clinical Development and Science Committee operate under written charters adopted by the Board. The committee charters are available on our website at www.pharmoscorp.com. Click “Investors” and then “Corporate Governance.”

INDEPENDENCE OF DIRECTORS

          The Board has determined that except for Dr. Haim Aviv, the Chairman of the Board and Chief Executive Officer of the Company, each of our remaining six (6) directors - Mony Ben Dor, Elkan Gamzu, Georges Anthony Marcel, Lawrence Marshall, David Schlachet and Abraham Sartani - is an “independent director” in that he does not have any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is not in any relationship specified in Nasdaq Rule 4200(a)(15) that precludes a determination of independence.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

          In accordance with Nasdaq Rule 4250(c)(2), the independent directors of the Board have regularly scheduled meetings in executive session, at which only the independent directors are present (together with counsel, if requested by the independent directors), at least twice a year in conjunction with regularly scheduled Board meetings, and more frequently whenever deemed desirable or appropriate or whenever the full Board has a meeting. In 2005, there were two Executive Sessions.

DIRECTOR NOMINATION PROCESS

          The Board has established a Governance and Nominating Committee as described above. The Committee may identify potential board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Committee deems appropriate. The Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The Committee has been given sole authority to retain and terminate any such search firm or consultant.

          In considering candidates for the Board, the Committee evaluates the entirety of each candidate’s credentials. The Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees--such as the Audit Committee or Compensation and Stock Option Committee.

          In 2005, the Nominating Committee nominated an independent director, Abraham Sartani, who was appointed to the Board in June 2005.

          Our shareholders may recommend potential director candidates by following the procedure described below. The Governance and Nominating Committee will evaluate recommendations from shareholders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Committee, please send your recommendation to Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2007 annual meeting must be received by [_______________]. You should use first class, certified mail in order to ensure the receipt of your recommendation.

          Any recommendation must include (i) your name and address and a list of the shares of our company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Governance and Nominating Committee. This process will not give you the right to directly propose a nominee at any meeting of shareholders.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

          Pharmos has adopted a procedure to enable our shareholders to communicate in writing with our Board, with committees of the Board or with any individual director or directors. Shareholders may send communications directly to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Corporate Secretary. Such communications will be screened for appropriateness before notifying the members of the Board or committee, as the case may be, of receipt of a communication and forwarding it to the appropriate person or persons.

          Please note that the foregoing procedure does not apply to (i) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning shareholder proposals, see “Shareholders’ Proposals For 2007 Annual Meeting of Shareholders.”

POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL
SHAREHOLDERS’ MEETINGS

          The Board has adopted a policy encouraging directors to attend the Company’s Annual Meeting of Shareholders, whether or not a Board meeting is scheduled for the same date of the Annual Meeting.

AUDIT COMMITTEE REPORT*

          The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Additionally, the Audit Committee must preapprove all audit and non-audit services performed by the Company’s independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. Rather, we rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

          The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence from the Company. When considering PricewaterhouseCoopers LLP’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also has reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services.

4. Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 21, 2006.

Submitted by the Members of the Audit Committee

David Schlachet
Elkan Gamzu, Ph.D.
Georges Anthony Marcel, M.D., Ph.D.

*

The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of the Chief Executive Officer of the Company in 2005 and the two previous years, as well as all other executive officers of the Company who received compensation in excess of $100,000 for 2005.

		Annual Compensation					Long Term Compensation

Name/ Principal Position	Year	Salary		Bonus	Other		Restricted Stock		Stock Under- lying Options	All Other Compensation

Haim Aviv, Ph.D.	2005	$308,497	(1)	$—	$20,287	(2)	$—		325,000	$17,125	(3)
Chairman,Chief	2004	$298,284		$—	$17,423	(2)	$1,200,000	(4)	38,000	$315,821	(5)
Executive Officer, and Chief Scientist	2003	$281,400		$140,000	$21,928	(2)	$—		38,000	$14,616	(3)

Alan L. Rubino	2005	$41,761		$52,500	$1,277	(2)	$—		325,000	$—
President and Chief	2004	$—		$—	$—		$—		—	$—
Operating Officer(6)	2003	$—		$—	$—		$—		—	$—

Gad Riesenfeld,Ph.D.	2005	$249,063		$—	$75,294	(8)	$—		—	$16,432	(3)
Former President and	2004	$249,063		$—	$69,376	(8)	$800,000	(9)	27,000	$215,181	(10)
Chief Operating Officer(7)	2003	$324,965		$100,000	$78,886	(8)	$—		27,000	$14,025	(3)

James A. Meer	2005	$235,000		$20,000	$13,300	(2)	$—		25,000	$—
Senior Vice President,	2004	$110,320		$50,000	$5,890	(2)	$—		53,000	$—
Chief Financial Officer, Secretary and Treasurer(11)	2003	$—		$—	$—		$—		—	$—

(1)	Consists of compensation paid in the US and Israel; the change in salary from 2004-2005 is related to exchange rate fluctuations.

(2)	Consists of contributions to insurance premiums and/or car allowance.

(3)	Consists of deferred payment obligations of the Company equal to the cost of premiums that would otherwise have been payable to maintain a split dollar life insurance policy.

(4)

Represents the value at the time of grant of 379,747 restricted stock units (which were converted to 75,950 restricted stock units as a result of the 1:5 stock split that was effective May 31, 2005) awarded to Dr. Aviv pursuant to a Retention Award Agreement dated September 6, 2004. Using the closing price of a share of Pharmos’ common stock on December 31, 2005, the aggregate value of Dr. Aviv’s restricted stock units would be approximately $152,660. Under the agreement, one-half of the restricted stock units vested and became non-forfeitable on December 31, 2005, and the balance are scheduled to vest and become non-forfeitable on June 30, 2007, subject to certain accelerated vesting provisions. The shares of common stock underlying the restricted stock units have the same dividend rights as our unrestricted common stock.

(5)

Consists of (i) $300,000 awarded to Dr. Aviv pursuant to a Retention Award Agreement dated September 6, 2004 (one-half of the cash award vested and became non-forfeitable on December 31, 2005, and the balance is scheduled to vest and become non-forfeitable on June 30, 2007, subject to certain accelerated vesting provisions) and (ii) $15,821 in deferred payment obligations of the Company equal to the cost of premiums that would otherwise have been payable to maintain a split dollar life insurance policy.

(6)	Mr. Rubino joined Pharmos Corporation in November 2005.

(7)	Dr. Riesenfeld served as President and Chief Operating Officer through November 2005.

(8)	Consists of housing allowance, contributions to insurance premiums, car allowance and car expense.

(9)

Represents the value at the time of grant of 253,165 shares of restricted stock (which were converted to 50,633 shares of restricted stock as a result of the 1:5 stock split that was effective May 31, 2005)

awarded to Dr. Riesenfeld pursuant to a Retention Award Agreement dated September 6, 2004. Using the closing price of a share of Pharmos’ common stock on December 31, 2005, the aggregate value of Dr. Riesenfeld’s shares of restricted stock would be approximately $101,772. One-half of the shares of restricted stock vested and became non-forfeitable on December 31, 2005, and, under the terms of Dr. Riesenfeld’s severance agreement, the balance vested upon his departure from the Company on April 2, 2006.

(10)

Consists of (i) $200,000 awarded to Dr. Riesenfeld pursuant to a Retention Award Agreement dated September 6, 2004 (one-half of the cash award vested and became non-forfeitable on December 31, 2005, and, under the terms of Dr. Riesenfeld’s severance agreement, the balance vested upon his departure from the Company on April 2, 2006) and (ii) $15,181 in deferred payment obligations of the Company equal to the cost of premiums that would otherwise have been payable to maintain a split dollar life insurance policy.

(11)	Mr. Meer joined Pharmos Corporation in July 2004.

The following tables set forth information with respect to the named executive officers concerning the grant and exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 2005

	Common Stock Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

					5%	10%

Haim Aviv, PhD	38,000	7%	$3.85	13 Feb-15	$92,007	$233,165
Alan L. Rubino *	325,000	56%	$2.18	14 Nov-15	$445,572	$1,129,167
Gad Riesenfeld, PhD	27,000	5%	$3.85	13-Feb-15	$65,374	$165,670
James A. Meer	23,000	4%	$3.85	13-Feb-15	$55,689	$141,126

*	Mr. Rubino joined Pharmos Corporation in November 2005.

AGGREGATED OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 2005
AND OPTION VALUES AS OF DECEMBER 31, 2005

	Number of Shares Acquired On Exercise		Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable

Haim Aviv, Ph.D.	—	—	254,757	87,694	$—	$—
Alan L. Rubino*	—	—	20,000	305,000	$—	$—
Gad Riesenfeld, Ph.D.	—	—	96,565	60,130	$—	$—
James A. Meer	—	—	30,000	23,000	$—	$—

*	Mr. Rubino joined Pharmos Corporation in November 2005.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

          The following report of the Compensation Committee is provided solely to the shareholders of the Company pursuant to the requirements of Schedule 14A promulgated under the Securities Exchange Act of 1934, and shall not be deemed to be “filed” with the Securities and Exchange Commission for the purpose of establishing statutory liability. This Report shall not be deemed to be incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement.

General Executive Compensation Policy

          The Compensation and Stock Option Committee of the Board of Directors establishes the general compensation policies of the Company, the compensation plans and specific compensation levels for executive officers, and administers the Company’s 2001 Employee Stock Purchase Plan, as well as the 2000, 1997 and 1992 Incentive and Non-Qualified Stock Option Plans. The Compensation and Stock Option Committee is composed of three independent, non-employee Directors who have no interlocking relationships as defined by the Securities and Exchange Commission other than as described below (see “Compensation Committee Interlocks and Insider Participation”).

          The Compensation and Stock Option Committee, being responsible for overseeing and approving executive compensation and grants of stock options, is in a position to appropriately balance the current cash compensation considerations with the longer-range incentive-oriented growth outlook associated with stock options. The main objectives of the Company’s compensation structure include rewarding individuals for their respective contributions to the Company’s performance, establishing executive officers with a stake in the long-term success of the Company and providing compensation policies that will attract and retain qualified executive personnel.

          The Compensation and Stock Option Committee uses no set formulas and may accord different weight to different factors for each executive. The Committee looks toward the progress of the Company’s research and development programs and its clinical programs, its ability to gain support for those programs, either internally or externally, its ability to attract, motivate and retain talented employees and its ability to secure capital sufficient for its product development to achieve rapid and effective commercialization as may be practicable.

          The Compensation and Stock Option Committee believes that the chief executive officer’s (CEO) compensation should be heavily influenced by Company performance. Although Dr. Aviv’s existing agreement with the Company (see “Employment/Consulting Contracts/Directors’ Compensation”) provides for a base level of compensation, the Committee determines the appropriate level of bonuses and increases, if any, based in large part on Company performance. The Committee also considers the salaries of CEOs of comparably-sized companies and their performance. Stock options are granted to the CEO, as to other executives, primarily based on the executive’s ability to influence the Company’s long-term growth.

          The Compensation and Stock Option Committee has adopted similar policies with respect to compensation of other officers of the Company. The Committee establishes base salaries that are within the range of salaries for persons holding positions of similar responsibility at other companies. In addition, the Committee considers factors such as relative Company performance, the executive’s past performance and future potential in establishing the base salaries of executive officers.

          As with the CEO, the number of options granted to the other officers is determined by the subjective evaluation of the executive’s ability to influence the Company’s long-term growth. All options are granted at no less than the current market price. Since the value of an option bears a direct relationship to the Company’s stock price, it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

Chief Executive Officer Compensation

          During this past year, the Company redirected its efforts to drug discovery activities, to the development of early stage drug candidates and to business development activities involving potential strategic alliances, product acquisitions and mergers and acquisitions. As a result, the Company significantly reduced its operating expenses in 2005. Consistent with this retrenchment and refocusing of efforts, and following the unfavorable clinical trial results in December 2004 for dexanabinol which was tested as an agent to treat severe traumatic brain injury (TBI), the Compensation and Stock Option Committee determined in January 2006 not to award any cash bonus to the Company’s Chief Executive Officer, Dr. Haim Aviv, for 2005 performance. However, the Committee increased his annual base compensation by 5%, effective January 1, 2006, from $308,497 for 2005 to $323,922 for 2006.

          Seeking to base a significant part of his compensation on future performance, the Committee in January 2006 also awarded Dr. Aviv 325,000 stock options under the Company’s 2000 Stock Plan, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in twelve equal quarterly installments over the next three years, and exercisable at the fair market value of the Company’s Common Stock as of the date of grant. This amount awarded was greater than the number of stock options awarded in 2005 and 2004 (190,000 options for each year, as calculated at the time of the awards, currently equal to 38,000 options for each year following the May 2005 one-for-five reverse share split). The size of the award for Dr. Aviv is equal to the initial stock option grant awarded in November 2005 to the Company’s new President and Chief Operating Officer, Alan Rubino. The Committee concluded that Dr. Aviv’s stock option incentive award, designed to reward the Company’s Chief Executive Officer in the event of successful execution of the Company’s revised strategy, should be no less than the award to its President and Chief Operating Officer.

          The Committee also recommended in January 2006 that the Board clarify Dr. Aviv’s Employment Agreement to confirm that the calculation of any severance payments to be received by him upon a termination of employment in certain circumstances shall be based on the aggregate annual compensation he had been receiving at the time of termination, both in the form of base salary as an employee of the Company’s Pharmos Ltd. subsidiary and in the form of an annual consulting fee paid directly by the Company to an entity owned by Dr. Aviv.

          The Company under Dr. Aviv is continuing its progress as a drug discovery company and is successfully attempting to diversify its product pipeline.

          Members of the Compensation and Stock
          Option Committee

          Mony Ben Dor
          Lawrence F. Marshall, M.D.
          Elkan Gamzu, Ph.D.

EMPLOYMENT/CONSULTING CONTRACTS/DIRECTORS’ COMPENSATION

          Haim Aviv, Ph.D. In April 2001, the Compensation and Stock Option Committee of the Board of Directors recommended, and the Board approved, a one-year employment/consulting agreement for Dr. Aviv, as Chairman of the Board and Chief Executive Officer of the Company. Dr. Aviv has agreed to devote a majority of his business time to the Company and to Pharmos Ltd. The agreement provides for automatic one year renewals unless either the Company terminates the agreement at least 180 days prior to the scheduled expiration date during the initial one year term (and 90 days for subsequent terms) or Dr. Aviv terminates the agreement at least 60 days in advance of termination. Dr. Aviv’s base compensation for 2005 was $308,497 and for 2006 is $ 323,922, and is allocated between the Company and is paid in US dollars and Pharmos Ltd which is paid in shekels and may result in exchange rate differences. The Company also agreed to make available for Dr. Aviv’s benefit following his death, termination of employment for disability or retirement at the age of at least 62 an amount equal to the cost of insurance premiums the Company would otherwise have incurred to obtain and maintain a “split-dollar” life insurance policy on his life (approximately $10,000 per year, accruing interest at 8% per year). In addition, the Company agreed to pay, in lieu of contributing to other benefits plans on his behalf, an amount equal to an aggregate of approximately 21% of his base compensation toward the “Management Insurance Scheme” managed by the government of Israel for members of management of Israeli companies.

Dr. Aviv’s employment agreement also provides that if his employment is terminated within one year following a “change of control,” he will receive severance pay of 18 months of base salary for the then-current year, accelerated vesting of all unvested stock options and extended exercisability of all stock options until their respective expiration dates. A “change of control” involves an acquisition of at least 50% of the voting power of the Company’s securities, a change in at least 51% of the composition of the current Board of Directors, or approval by the Board of Directors or shareholders of the Company of a transaction where such change of voting control or composition of the Board would occur, where the Company would be liquidated or where all or substantially all of its assets would be sold.

If Dr. Aviv’s employment is terminated by the Company, after notice, other than for a change in control, death, disability or for “cause,” as defined in his employment agreement, or if he terminates his employment within one year of a change in control or otherwise for “good reason,” as defined in his employment agreement, he will receive severance pay of 12 months of base salary for the then-current year, accelerated vesting of all unvested stock options and extended exercisability of all stock options until their respective expiration dates.

The Board of Directors of the Company also agreed at its January 25, 2006 meeting, based upon the recommendation of the Compensation Committee, to clarify the Employment Agreement of the Company’s Chairman and CEO, Dr. Haim Aviv, dated as of April 2, 2001, to confirm that the calculation of any severance payments to be received by him upon a termination of employment in certain circumstances shall be based on the aggregate annual compensation he had been receiving at the time of termination, both in the form of base salary as an employee of the Company’s Pharmos Ltd. subsidiary and in the form of an annual consulting fee paid directly by the Company to an entity owned by Dr. Aviv.

The employment agreement also contains customary confidentiality and non-competition undertakings by Dr. Aviv.

          Gad Riesenfeld, Ph.D. In April 2001, the Compensation and Stock Option Committee of the Board of Directors recommended, and the Board approved, a one year employment agreement for Dr. Riesenfeld, as full-time President and Chief Operating Officer of the Company. Dr. Riesenfeld’s base compensation for 2005 was $249,063. In early October 2005, the Company notified Gad Riesenfeld that it would not be renewing his employment agreement upon its expiration in April 2006. Under the terms of his employment agreement, this nonrenewal required several payments from the Company including salary, benefits and the vesting of certain stock options and restricted stock. These payments included his salary through April 2006, one year’s additional salary of $249,063, plus payments for benefits commensurate with his current benefits. In addition, his restricted stock and other stock options vested. The total cost of severance for Dr. Riesenfeld was approximately $645,000; $322,500 was expensed in the fourth quarter of 2005 and the remainder will be expensed in the first quarter of 2006. The balance for the restricted shares carried in Deferred Compensation within Equity is $588,235 as of December 31, 2005.

On September 6, 2004, the Board of Directors approved the Retention Award Agreements and Pharmos entered into Retention Award Agreements with each of Drs. Aviv and Riesenfeld. The Company granted retention awards of $300,000 cash and 75,950 restricted stock units to Dr. Aviv and $200,000 cash and 50,633 shares of restricted stock to Dr. Riesenfeld (the Awards). Under the agreement, one-half of the Awards vested on December 31, 2005 and the balance shall vest and become non-forfeitable on June 30, 2007, subject to certain accelerated vesting provisions. Under the terms of Dr. Riesenfeld’s severance agreement, the balance of his Awards vested on his departure from the Company on April 2, 2006 and the expense of those awards is being accelerated through April 2, 2006. The fair value of the restricted shares was based on the fair value of the stock on the issuance date. The fair value of the restricted stock awards was based on the fair value of the underlying stock on the issuance date. The aggregate fair value of the restricted stock awards totaled $2 million.

          Alan L Rubino. In November 2005, the Compensation and Stock Option Committees of the Board of Directors recommended, and the Board approved, a three year employment agreement for Mr. Rubino as full time President and Chief Operating Officer of the Company. Mr. Rubino’s base compensation for 2005, effective November 14 was $315,000 and is $315,000 for 2006. Mr. Rubino received a sign-on bonus of $40,000 in November 2005. Mr. Rubino received a minimum performance bonus for 2005 (pro rated) and will receive a minimum performance bonus for fiscal year 2006 of $100,000. In subsequent years, the bonus is to range from minimum of 25% of base salary to target of 50% of base salary, with no maximum limit, based on milestones and determined by the CEO and Compensation Committee. The other provisions of Mr. Rubino’s employment agreement relating to benefits, severance arrangements, automatic renewal and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv’s employment agreement, as described above, except that Mr. Rubino does not participate in the “Management Insurance Scheme” of Pharmos Ltd.

          James A. Meer. In July 2004, the Compensation and Stock Option Committees of the Board of Directors recommended, and the Board approved, a one year employment agreement for Mr. Meer as full time Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. In January 2005, Mr. Meer was promoted to Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Mr. Meer’s base compensation for 2005 was $235,000 and is $242,050 for 2006. The other provisions of Mr. Meer’s employment agreement relating to benefits, severance arrangements, automatic renewal and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv’s employment agreement, as described above, except that Mr. Meer does not participate in the “Management Insurance Scheme” of Pharmos Ltd. As part of Mr. Meer’s employment contract, Mr. Meer is required to have an insurance policy. The Company will reimburse Mr. Meer the premium payments on his life insurance policy up to $8,500. The Company and Mr. Meer have agreed that his employment contract will not be renewed upon its expiration in July 2006.

Directors’ Compensation. On January 25, 2006, the Board of Directors of Pharmos and its Compensation Committee approved a change in the compensation arrangements for its independent directors. In lieu of paying fees for each meeting attended, the Board authorized the payment of an annual fee of $30,000 for service on the Board. Also, in consideration of the additional work they perform for the Company, the Board authorized payment of additional compensation in the amount of $5,000 to each of the Chairmen of the Board’s Audit Committee, Compensation Committee and Clinical Development and Scientific Committee, and $15,000 to the Lead Director, who is also Chairman of the Governance and Nominating and Committee. Payment of such fees to any director is subject to attendance by such director at a minimum of least 70% of the combined number of meetings of the full Board and any Committees on which such director sits. Any director attending fewer than 70% of the meetings in a given year will have his or her aggregate annual fees reduced on a percentage basis by the same percentage of that year’s meetings not attended by such director (e.g., a director who did not attend 45% of the meetings in a given year would have his or her aggregate fees reduced by 45% for such year). Also, on January 25, 2006, the Board approved the annual grant of 20,000 ten-year stock options to each of the independent directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Compensation and Stock Option Committee are Mony Ben Dor, Lawrence Marshall, and Elkan Gamzu. There were no interlocks on the Compensation and Stock Option Committee in 2005.

PERFORMANCE GRAPH

          The following graph compares the Company’s cumulative shareholder’s return for the five year period ended December 31, 2005 with the cumulative total return of the Nasdaq Equity Market Index and the Nasdaq Pharmaceuticals Index over the same period.

[THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

	2000	2001	2002	2003	2004	2005

Nasdaq Composite	100	79.32	54.83	81.99	89.23	91.12
Nasdaq Pharmaceuticals	100	85.23	55.07	80.73	85.98	94.69
Pharmos Corporation	100	153.39	68.54	228.46	92.69	26.24

CERTAIN TRANSACTIONS

          In June, 2005, the Company’s Pharmos Ltd. subsidiary modified a License Agreement with Herbamed, Ltd., a company controlled by Dr. Haim Aviv, the Company’s Chairman and Chief Executive Officer. The License Agreement, originally entered into in May 1997, licenses to Herbamed the Company’s patent rights for the oral delivery of lipophilic substances in the limited field of nutraceuticals, which include food and dietary supplements, food additives, vitamins and herbs. Under the terms of the revised License Agreement, Herbamed will pay to Pharmos Ltd. royalties of 3% on net sales. During 2005 and 2004, the Company recognized royalties of $24,670 and $9,008, respectively.

          Neither the Company nor its Pharmos Ltd. subsidiary is involved in the field of nutraceuticals generally, and specifically in developing improved oral delivery of nutraceuticals. Pharmos Ltd., therefore, licensed its technology in this narrow non-pharmaceutical field of use to Herbamed as a way of seeking to benefit from a potential stream of royalty payments without having to devote any resources to the development of an application it otherwise would not have pursued. In addition, if the technology proves to be successful for the delivery of nutraceuticals, Pharmos hopes that it could be able to interest potential strategic partners in licensing the technology for pharmaceuticals applications.

          Dr. Aviv was not involved with either party in negotiating the terms of the License Agreement with Herbamed. Pharmos Ltd. concluded that the royalty rates and other terms of the License Agreement are commercially reasonable to it, and the License Agreement was ratified by the Board of the Company.

SECTION 16 FILINGS

          No person who, during the fiscal year ended December 31, 2005, was a director, officer or beneficial owner of more than ten percent of the Company’s Common Stock (a “Reporting Person”), failed to file on a timely basis, reports required by Section 16 of the Securities Exchange Act of 1934 (the “Act”) during the most recent fiscal year. The foregoing is based solely upon a review by the Company of Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

ITEM 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and our Board of Directors has directed that management submit the selection of independent registered public accounting firm for ratification by the shareholders at the Meeting. PricewaterhouseCoopers has audited the financial statements of the Company and its predecessors for more than ten years and has advised the Company that it does not have any material financial interests in, or any connection with (other than as independent registered public accounting firm), the Company.

          Shareholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of PriceWaterhouseCoopers to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee or the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee or the Board determines that such a change would be in the best interests of the Company and its shareholders.

          PricewaterhouseCoopers is expected to be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

AUDIT FEES

          Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2005 and 2004, its reviews of the Company’s unaudited consolidated interim financial statements, and for SEC filings were $370,000 and $629,000, respectively.

AUDIT-RELATED FEES

          None.

TAX FEES

          Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its income tax compliance and related tax services for the years ended December 31, 2005, and 2004 were $0 and $19,000, respectively.

ALL OTHER FEES

          Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its executive compensation analysis for the years ended December 31, 2005, and 2004 were $20,000 and $39,000, respectively. An additional fee of $1,500 was incurred in relation to subscription services for accounting related topics.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
OF INDEPENDENT AUDITOR

          The charter of the Audit Committee requires that the Committee review and pre-approve all audit, review or attest engagements of, and non-audit services to be provided by, the independent registered public accounting firm (other than with respect to the de minimis exception permitted by the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder). The Audit Committee pre-approved all auditing services and permitted non-audit services rendered by PricewaterhouseCoopers LLP in 2005.

          The pre-approval duty may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Committee at its next regularly scheduled meeting. Any such designated member(s) of the Committee shall also have the authority to approve non-audit services already commenced by the independent registered public accounting firm if (i) the aggregate amount of all such services provided constitutes no more than five percent (5%) of the total amount of revenues paid by the Company to the independent registered public accounting firm during the fiscal year in which the services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Committee and approved by such designated member(s) prior to the completion of the audit.

          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006 (ITEM 3 ON THE ENCLOSED PROXY CARD).

SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING OF
SHAREHOLDERS

          Proposals which shareholders intend to present at the 2007 annual meeting of shareholders must be received by the Company by [______________], 2007, and must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy material for that meeting. Proposals should be sent to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: President.

          If a shareholder notifies us after [____________________], 2007, of an intention to present a proposal at the 2007 annual meeting of shareholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

ANNUAL REPORT ON FORM 10-K

          A copy of the Company’s 2005 Annual Report to shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the Securities and Exchange Commission, is being mailed to shareholders with this proxy statement. Upon sending a written request to Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: President, shareholders may obtain, free of charge, additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and any amendments thereto.

OTHER MATTERS

          As of the date of this Proxy Statement, the only business which management expects to be considered at the Meeting is to approve the issuance of up to 19,500,000 shares of the Company’s common stock in connection with the proposed acquisition by the Company of Vela Pharmaceuticals Inc., the election of directors, and ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors. If any other matters come before the meeting, the persons named in the enclosed form of proxy are expected to vote the proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

HAIM AVIV, PH.D.
Chairman of the Board

Dated: [___________], 2006

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

PHARMOS CORPORATION,

VELA ACQUISITION CORPORATION

AND

VELA PHARMACEUTICALS INC.

DATED

MARCH 14, 2006

Page

1.	The Merger		1
	1.1	Closing and Effective Date of Merger	1
	1.2	Terms and Conditions of Merger	1
2.	Antidilution; Procedures; Fractional Shares		3
	2.1	Antidilution	3
	2.2	Procedures; Fractional Shares, Etc	3
3.	Representations and Warranties of Target		5
	3.1	Incorporation; Authority	5
	3.2	Corporate Power, Binding Effect	5
	3.3	Subsidiaries	5
	3.4	Qualification	6
	3.5	Capitalization	6
	3.6	Lawful Issuance	6
	3.7	Financial Statements	6
	3.8	Absence of Certain Changes	7
	3.9	Title to Property, Leases, etc	7
	3.10	Indebtedness	8
	3.11	Absence of Undisclosed Liabilities	8
	3.12	Taxes and Tax Returns	8
	3.13	Litigation, etc	9
	3.14	Safety, Zoning and Environmental Matters	9
	3.15	Labor Relations	10
	3.16	Contracts	10
	3.17	Intellectual Property and Regulatory Matters	11
	3.18	Insurance	12
	3.19	Governmental Consent, Non-Contravention, etc	13
	3.20	Employee Benefit Plans	13
	3.21	Potential Conflicts of Interest	13
	3.22	Brokers	13
	3.23	Compliance with Other Instruments, Laws, etc	13
	3.24	Minute Books	14
	3.25	Absence of Registration Obligations	14

(continued)

Page

	3.26	Ownership of Parent Stock	14
	3.27	Agreements to Vote in Favor of the Merger	14
	3.28	Full Disclosure	14
4.	Representations and Warranties of Parent and Sub		14
	4.1	Organization and Standing; Subsidiary	14
	4.2	Corporate Power, Binding Effect	15
	4.3	Capitalization	15
	4.4	Reports and Financial Statements	16
	4.5	Absence of Certain Changes	16
	4.6	Absence of Undisclosed Liabilities	17
	4.7	Lawful Issuance.	17
	4.8	Taxes and Tax Returns	17
	4.9	Litigation, etc	18
	4.10	Safety, Zoning and Environmental Matters	18
	4.11	Intellectual Property	19
	4.12	Contracts	21
	4.13	Potential Conflicts of Interest	21
	4.14	Government Consents, etc	21
	4.15	Brokers	21
	4.16	Internal Controls	21
	4.17	Compliance with Other Instruments, Laws, etc	22
	4.18	Approval	22
	4.19	Absence of Registration Obligations	22
	4.20	Full Disclosure	22
5.	Conduct of Target Business Prior to Effective Date		22
	5.1	Full Access	22
	5.2	Carry on in Regular Course	23
	5.3	No Dividends, Issuances, Repurchases, etc	23
	5.4	Employment	23
	5.5	Contracts and Commitments	23
	5.6	Other Transactions	23
	5.7	Preservation of Organization	23

-ii-

(continued)

Page

	5.8	No Default	23
	5.9	Compliance with Laws	23
	5.10	Advice of Change	23
	5.11	Target Stockholders Meeting	24
	5.12	Consents of Third Parties	24
	5.13	Satisfaction of Conditions Precedent	24
	5.14	Transactions with Affiliates	24
	5.15	Cooperation in the Preparation of Required Securities Laws Documents	24
6.	Conduct of Parent Group Business Prior to Effective Date		24
	6.1	Full Access	24
	6.2	Compliance with Laws	24
	6.3	Other Transactions	24
	6.4	Preservation of Organization	25
	6.5	No Default	25
	6.6	Compliance with Laws	25
	6.7	Advice of Change	25
	6.8	Consents of Third Parties	25
	6.9	Satisfaction of Conditions Precedent	25
	6.10	Carry on in Regular Course	25
	6.11	Parent Stockholders Meeting	25
7.	Conditions Precedent to Parent’s and Sub’s Obligations		26
	7.1	Accuracy of Representations and Warranties by Target	26
	7.2	Compliance by Target	26
	7.3	Approval by Target Stockholders; Delivery of Certificate of Merger	26
	7.4	No Restraining Order	26
	7.5	No Material Adverse Change	26
	7.6	Officers’ Certificates	26
	7.7	Opinion of Target’s Counsel	27
	7.8	Exercise/Conversion of Stock Options, Warrants and Other Rights	27
	7.9	Liabilities of Target	27
	7.10	Consents	27
	7.11	Employment Agreements	27

-iii-

(continued)

Page

	7.12 Distribution of Parent Stock	27

	7.13 Proceedings and Documents Satisfactory	27

	7.14 Private Placement	27

	7.15 Approval by Parent Stockholders	27

	7.16 Execution and Delivery of Registration Rights Agreement and the Escrow Agreement	27

	7.17 Cancelled Bridge Notes	27

	7.18 Standstill Agreement	28

	7.19 Cash Consideration	28

8.	Conditions Precedent to Target’s Obligations	28

	8.1 Accuracy of Representations and Warranties by Parent and Sub.	28

	8.2 Compliance by Parent and Sub.	28

	8.3 Approval by Parent Stockholders; Delivery of Certificate of Merger	28

	8.4 No Restraining Order	28

	8.5 Parent and Sub Certificates	28

	8.6 Opinions of Parent’s and Sub’s Counsel	28

	8.7 No Material Adverse Change	28

	8.8 Proceedings and Documents Satisfactory	29

	8.9 Private Placement	29

	8.10 Expansion of Parent Board of Directors	29

	8.11 Payment of Cash Consideration	29

	8.12 Execution and Delivery of Registration Rights Agreement and Escrow Agreement	29

9.	Covenants of the Parties	29

	9.1 No Solicitation	29

	9.2 Further Assurance	30

	9.3 Disclosure Statements	30

	9.4 Satisfaction of Conditions Precedent	30

	9.5 HSR Filing	30

	9.6 Post-Closing Covenants	30

10.	Confidential Information; No Publicity	31

11.	Securities Laws Matters	31

12.	No Survival of Representations	31

-iv-

(continued)

Page

13.	Tax Consequences to the Parties		31
14.	Termination; Liabilities Consequent Thereon		31
15.	Indemnification		32
	15.1	By the Indemnifying Stockholders	32
	15.2	By Parent	33
	15.3	Of Target’s Officers and Directors	34
	15.4	Method of Asserting Claims; Payment; Offset	34
16.	Appointment of Representatives		36
17.	Expenses		37
18.	Certain Definitions		37
19.	Miscellaneous Provisions		38
	19.1	Amendments	38
	19.2	Notices and Representatives	38
	19.3	Assignment and Benefits of Agreement	40
	19.4	Governing Law	40
	19.5	Submission to Jurisdiction; Waivers	40
	19.6	Counterparts	41
	19.7	Section Headings	41
	19.8	Public Statements or Releases	41

Exhibits

Exhibit A	Certificate of Merger
Exhibit B	Escrow Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Standstill Agreement

Target Disclosure Schedules

Parent and Sub Disclosure Schedules

-v-

AGREEMENT AND PLAN OF MERGER

AGREEMENT (this “Agreement”) dated as of March 14, 2006 among Pharmos Corporation, a Nevada corporation (“Parent” or “Pharmos”), Vela Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Sub”), and Vela Pharmaceuticals Inc., a Delaware corporation (“Target” or “Vela”).

WHEREAS, the Boards of Directors of each of Parent, Sub, and Target believe that the merger of Target into Sub (the “Merger”) would be advantageous and beneficial to their respective corporations and stockholders; and

WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that Target shall be merged with and into Sub upon the terms and subject to the conditions set forth in this Agreement.

1.	The Merger.

1.1          Closing and Effective Date of Merger. Subject to the closing conditions in Sections 7 and 8 hereof, at a closing (the “Closing”) to be held at the offices of Parent at 10:00 a.m. on the second business day immediately following the date on which the stockholders of Parent approve this Agreement or on such other date and time as may be agreed to by the parties (the “Closing Date”), Target and Sub shall cause to be definitively executed and delivered to one another the Certificate of Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and shall cause such document to be filed with the Secretary of State of the State of Delaware, in order to cause the Merger contemplated by this Agreement to become effective under the laws of the State of Delaware. The Merger shall become effective on the date and at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Date”). References herein to the “Surviving Corporation” shall mean Sub on and after the Effective Date.

1.2          Terms and Conditions of Merger. Upon the Effective Date, pursuant to the Certificate of Merger and this Agreement:

(a)           Target shall be merged with and into Sub and the separate existence of Target shall cease;

(b)           Sub shall continue as the Surviving Corporation, organized under the laws of the State of Delaware, the authorized capital stock of which shall be 1,000 shares of Common Stock, par value $0.001 per share;

(c)           the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Sub in effect on the date hereof;

(d)           the Surviving Corporation shall have as its By-Laws the By-Laws of Sub in effect on the date hereof;

(e)           Parent will pay the sum of $5,000,000 by wire transfer to or on behalf of Target at the Closing (the “Cash Consideration”), to be used, along with all of Target’s cash on hand immediately prior to the Closing, for the purpose of paying or discharging (i) all of Target’s costs and expenses incurred in connection with the consummation of the transactions contemplated hereby, (ii) Target’s obligations at Closing under its 2005 Acquisition Bonus Plan, as amended (as amended, the “ABP”), (iii) all interest accrued through the Closing Date in connection with Target’s outstanding Senior Convertible Promissory Notes set forth on Schedule 1.2(e) in the aggregate principal amount of $14,000,000 (the “Bridge Notes”), and (iv) a portion of the outstanding principal amount of the Bridge Notes;

(f)           immediately following the payment of a portion of the principal of the Bridge Notes as set forth in Section 1.2(e)(iv) above, all of the remaining outstanding principal amount of such Bridge Notes shall be converted into shares of Target’s Series D Redeemable Convertible Preferred Stock in accordance with the terms of such Bridge Notes and shall be cancelled, and certificates representing such shares of Target’s Series D Redeemable Convertible Preferred Stock shall be issued to the holders of the cancelled Bridge Notes;

(g)           Parent shall issue 11,500,000 shares (the “Closing Shares”) of its common stock, par value $.03 per share (“Parent Stock”), which shall be valued based on the Average Trading Price (as defined in Section 18 below) and, subject to Section 1.2(o), shall be distributed among the holders of Target Capital Stock (as defined in Section 18 below) in accordance with the written instructions of Target delivered to Parent at or prior to the Closing, which instructions shall be based solely upon the terms and conditions of Target’s Restated Certificate of Incorporation, as amended, in effect immediately prior to the Effective Date (the “Target’s Restated Certificate”);

(h)           within five business days following the successful completion of any Phase IIb dose-range finding trial for dextofisopam following the Closing, which trial (i) was approved by Parent’s Board of Directors, and (ii)  has successfully met or exceeded p<0.05 (for at least one of the dosing arms) on the prospectively defined and FDA agreed-upon primary outcome measure (the “Phase IIb Milestone”), Parent shall issue 4,000,000 shares of Parent Stock (the “Phase IIb Milestone Shares”), which shares shall be valued based on the Average Trading Price and shall be distributed among the participants in the ABP and the holders of Target Capital Stock as of the Closing Date in accordance with the written instructions of the Representatives (as defined below) delivered to Parent on the date immediately preceding the date of issuance thereof, which instructions shall be based solely upon the terms and conditions of the ABP and Target’s Restated Certificate as determined by the Representatives;

(i)            within five business days following the filing of a U.S. NDA with the FDA for dextofisopam (the “NDA Milestone” and, together with the Phase IIb Milestone, the “Milestones”), Parent shall issue 4,000,000 shares of Parent Stock (the “NDA Milestone Shares” and, together with the Phase IIb Milestone Shares, the “Milestone Shares”), which shares shall be valued based on the Average Trading Price and shall be distributed among the participants in the ABP and the holders of Target Capital Stock as of the Closing Date in accordance with the written instructions of the Representatives delivered to Parent on the date immediately preceding the date of issuance thereof, which instructions shall be based solely upon the terms and conditions of the ABP and the Restated Certificate as determined by the Representatives;

(j)            Notwithstanding the provisions of Sections 1.2(h) and (i) hereof, if the Phase IIb Milestone has not occurred by the fourth anniversary of the Effective Date, Parent shall no longer be obligated to issue the Phase IIb Milestone Shares. Parent will only be obligated to issue the NDA Milestone Shares if the NDA Milestone occurs before the eighth anniversary of the Effective Date, regardless of whether or not the Phase IIb Milestone Shares were issued;

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(k)           as of the Effective Date, each share of Target Capital Stock outstanding immediately prior to the Effective Date shall be cancelled and shall cease to exist and no payment or other consideration shall be made with respect thereto other than as provided for in this Agreement;

(l)            all outstanding options, warrants and other securities exercisable or convertible into shares of Target Capital Stock that are not otherwise exercised or converted into Target Capital Stock prior to the Effective Time shall be cancelled and terminated;

(m)         all of the estate, properties, rights, privileges, powers and franchises of Target and Sub and all of their property, real, personal and mixed, and all debts, liabilities and obligations of any kind of Target or Sub shall vest in the Surviving Corporation, without any further act or deed being required therefor;

(n)           the directors and officers of the Surviving Corporation as of the Effective Date shall be those persons identified on Schedule 1.2(n); and

(o)           notwithstanding the provisions of Section 1.2(g), 1,725,000 of the Closing Shares (the “Escrow Shares”) shall be delivered to a mutually acceptable escrow agent, as escrow agent (“Escrow Agent”) for the holders of the Target Capital Stock in accordance with the Escrow Agreement, in the form attached hereto as Exhibit B, between Parent, the Representatives (as defined in Section 16 below) and the Escrow Agent (the “Escrow Agreement”), pursuant to which, among other things, the Escrow Shares shall serve as the sole source of recovery, absent fraud, with respect to Parent’s right to indemnification in accordance with the provisions of Section 15 hereof.

2.	Antidilution; Procedures; Fractional Shares.

2.1          Antidilution. If, subsequent to the date of this Agreement but prior to any issuance of shares of Parent Stock hereunder, the shares of Parent Stock shall be increased, decreased, or changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar changes in Parent’s capitalization (collectively, a “Change”), then appropriate and proportionate adjustments shall be made to the number of shares of Parent Stock issuable pursuant to this Agreement so that each holder of Target Capital Stock immediately prior to the Effective Date shall receive pursuant to Sections 1.2(g), 1.2(h) and 1.2(i) hereof that number of shares of Parent Stock, if any, that such holder would have received as a result of such Change if such Change had occurred as of the date of this Agreement (and such holders were treated for purposes of such Change as holders of Parent Stock).

2.2	Procedures; Fractional Shares, Etc.

(a)           Certificates that represent shares of Target Capital Stock that are outstanding immediately prior to the Effective Date, including certificates representing shares of Target Capital Stock issued upon conversion of the unpaid principal and accrued interest, if any, on the Bridge Notes (each, a “Certificate”), shall, after the Effective Date, be deemed to represent the right to receive new certificates representing the shares of Parent Stock, if any, which the holders thereof are entitled to receive in accordance with the provisions of this Agreement.

(b)           As promptly as practicable after the Effective Date, Parent or its transfer agent for Parent Stock shall send to each holder of record of shares of Target Capital Stock (other than any such shares held directly or indirectly by Target) outstanding on the Effective Date, transmittal materials for use in exchanging the Certificates for such shares for certificates for the shares of Parent Stock, if any, which the holders thereof are entitled to receive in accordance with the provisions of this

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Agreement. Upon surrender of a Certificate to Parent (or the transfer agent for Parent Stock), together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate for the number of shares of Parent Stock, if any, to which such holder is entitled in accordance with the provisions of this Agreement (and subject to the provisions of the Escrow Agreement), and such Certificate shall forthwith be canceled.

(c)           No dividend or other distribution payable after the Effective Date with respect to Parent Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers of shares of Target Capital Stock. If, after the Effective Date, Certificates are presented to Parent or its transfer agent for Parent Stock for transfer, they shall be canceled and exchanged for the shares of Parent Stock deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in Sections 1.2(g), 1.2(h) and 1.2(i), and this Section 2.2 (or returned to the presenting Person, if the shares of Target Capital Stock formerly represented by such Certificate are held of record by a former holder of Target Capital Stock who has duly exercised the appraisal rights described in Section 2.2(d) below).

(d)           After the Effective Date, holders of Target Capital Stock shall cease to be, and shall have no rights as, stockholders or noteholders of Target, other than (i) the right to receive shares of Parent Stock, if any, which the holders thereof are entitled to receive in accordance with the provisions of this Agreement and (ii) any rights afforded to any such holder who has demanded appraisal rights in compliance with all provisions of the Delaware General Corporation law concerning the right of such holder to dissent from the Merger and demand appraisal of such shares of Target Capital Stock, provided that such rights have not been waived by such holder pursuant to that certain Amended and Restated Investor Rights Agreement dated as of January 29, 2002 by and among Target and such holders.

(e)           Neither Parent, Sub nor Target nor any other Person shall be liable to any former holder of shares of Target Capital Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)           If any Bridge Note shall have been lost, stolen, or destroyed, Target will, immediately prior to the Effective Date, upon receipt (i) of appropriate evidence as to such loss, theft, or destruction and to the ownership of such Bridge Note by the person claiming such Bridge Note to be lost, stolen, or destroyed, and (ii) of appropriate and customary indemnification, issue in exchange for such lost, stolen, or destroyed Bridge Note a Certificate representing shares of Target’s Series D Redeemable Convertible Preferred Stock issuable upon the conversion of the Bridge Note pursuant to Section 1.2(f). If any Certificate shall have been lost, stolen, or destroyed, Parent or its transfer agent for Parent Stock will, upon receipt (i) of appropriate evidence as to such loss, theft, or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen, or destroyed, and (ii) of appropriate and customary indemnification, issue in exchange for such lost, stolen, or destroyed Certificate the shares of Parent Stock, if any, deliverable in respect thereof pursuant to Sections 1.2(g), 1.2(h) or 1.2(i) and this Section 2.2.

(g)           If any certificate representing shares of Parent Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including without limitation that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company or member firm of the New York Stock Exchange), and that the Person

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requesting such exchange shall pay to Parent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Parent that such tax has been paid or is not payable.

(h)           In lieu of the issuance of fractional shares of Parent Stock pursuant to Section 1.2(g) (subject to the provisions of the Escrow Agreement), 1.2(h) or 1.2(i), cash adjustments, without interest, will be paid to the holders of Target Capital Stock in respect of any fractional share of Parent Stock that would otherwise be issuable, and the amount of such cash adjustment shall be determined by multiplying such holder’s fractional interest in a share of Parent Stock by the Average Trading Price. For purposes of determining whether, and in what amounts, a particular holder of Target Capital Stock would be entitled to receive cash adjustments under this Section 2.2(h), shares held of record by such holder and represented by two or more certificates shall be aggregated.

3.            Representations and Warranties of Target. Target hereby represents and warrants to Parent and Sub as follows. For purposes of this Agreement, except as otherwise specifically set forth in herein, the term “Knowledge” in relation to Target means the actual knowledge of Target’s President/Chief Executive Officer, Chief Business Officer/Chief Financial Officer, and Senior Vice President, Research and Development after reasonable investigation consistent with the ordinary course of conduct of such officer’s duties and any member of its Board of Directors.

3.1          Incorporation; Authority. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted in all material respects. Target has supplied to Parent complete and correct copies of Target’s Restated Certificate and By-Laws and all amendments thereto.

3.2          Corporate Power, Binding Effect. Subject to the approval by its stockholders, Target has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger, and to perform all of its agreements and obligations under this Agreement and the Certificate of Merger in accordance with their respective terms. This Agreement has been duly authorized by Target’s Board of Directors, has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject only, in respect of the consummation of the Merger, to requisite approval by the stockholders of Target, and except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which a proceeding therefor may be brought (collectively, the “Enforcement Exceptions”). Upon execution and delivery by Target of the Certificate of Merger on the Closing Date, the Certificate of Merger will have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligation of, Target subject only to the Enforcement Exceptions. Neither the execution, delivery or performance by Target of this Agreement nor of the Certificate of Merger in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, Target’s Restated Certificate or By-Laws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Target, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Target.

3.3          Subsidiaries. Target does not have any subsidiaries and does not own or hold of record and/or beneficially any shares of any class in the capital stock of any corporation. Target does not

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own any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated business enterprise.

3.4          Qualification. Target is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified could not be reasonably expected to have a material adverse effect on the business, assets or financial condition of Target.

3.5	Capitalization.

(a)           The authorized capital of Target consists of (i) 25,000,000 shares of common stock, $0.001 par value per share, of which 1,297,504 shares are issued and outstanding on the date hereof, (ii) 1,436,651 shares of Series A Preferred Stock, $0.001 par value per share, of which 1,436,651 shares are issued or outstanding on the date hereof, (iii) 454,859 shares of Series B Preferred Stock, $0.001 par value per share, of which 454,859 shares are issued and outstanding on the date hereof, (iv) 2,859,650 shares of Series C Preferred Stock, $0.001 par value per share, of which 2,859,650 shares are issued and outstanding on the date hereof, and (v) 11,959,215 shares of Series D Preferred Stock, $0.001 par value per share, of which 7,500,075 shares are issued and outstanding on the date hereof. As of the date hereof, all of the shares of Target Capital Stock identified in clauses (ii), (iii), (iv) and (v) of the previous sentence are convertible into the number of shares of common stock of Target set forth in Schedule 3.5(a). All outstanding shares of Target Capital Stock are owned of record by Target’s stockholders as set forth on Schedule 3.5(a) hereto and are validly issued, fully paid and non-assessable.

(b)           Except as set forth in Schedule 3.5(b), Target is neither a party to nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Target to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Target Capital Stock or any other equity security of Target or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Target Capital Stock or any other equity security of Target or obligating Target to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.

(c)           Except for the obligations set forth in the Restated Certificate, as of the date hereof there are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any shares of Target Capital Stock.

3.6          Lawful Issuance. All of the outstanding shares of Target Capital Stock were issued pursuant to exemptions from registration under the Securities Act (as defined in Section 18) and applicable state and other securities laws and all rules and regulations thereunder. There exists no valid right to rescind any purchase thereof from or issuance thereof by Target. No class of securities of Target is required to be registered under any provision of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.7          Financial Statements. Attached as Schedule 3.7 hereto are copies of (i) the audited balance sheet of Target as of December 31, 2004 and the related audited statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows of Target for the fiscal years ended December 31, 2004 and 2003 (collectively the “Audited Financial Statements”), accompanied by a report thereon of Ernst & Young LLP and (ii) the unaudited balance sheet of Target for the fiscal year ended December 31, 2005, and related unaudited statements of operations and redeemable preferred stock and stockholders deficiency for such fiscal year (the “2005 Unaudited Financial Statements”). Target will deliver to Parent copies of (i) the audited balance sheet of Target as of December 31, 2005 and the related

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audited statements of operations, redeemable preferred stock and stockholders’ deficiency and cash flows of Target for the fiscal year ended December 31, 2005 (the “2005 Audited Financial Statements” and, together with the 2005 Unaudited Financial Statements, the “2005 Financial Statements”), accompanied by a report thereon of Ernst & Young LLP. Additionally, Target will deliver promptly, but no later than 45 days after the end of each financial quarter, any additional quarterly reports after December 31, 2005 up to and including the Closing Date. The balance sheet included in the Audited Financial Statements and each other such balance sheet fairly presents (and will present in the case of the balance sheet to be included in the 2005 Audited Financial Statements) the financial condition of Target in all material respects as of its date; and each of such statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows fairly presents (and will present, in the case of the statements to be included in the 2005 Audited Financial Statements) the results of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows of Target for the fiscal year covered thereby, all in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as stated therein.

3.8          Absence of Certain Changes. Except as set forth on Schedule 3.8, since the date of the 2005 Financial Statements, there has not been: (i) any change in the business of Target or in its relationships with suppliers, licensees, scientists, researchers, licensors or the like other than changes which were both in the ordinary course of business and have not had a material adverse effect on the business, assets or financial condition of Target; (ii) any acquisition or disposition by Target of any material amount of assets or properties other than in the ordinary course of business; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either individually or in the aggregate, the business of Target; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of any class of Target Capital Stock; (v) except for the deemed issuance of shares of Series D Preferred Stock upon the conversion of the Bridge Notes as set forth in Section 1.2(f), any issuance of any shares of Target Capital Stock or any direct or indirect redemption, purchase or other acquisition of any shares of any class of Target Capital Stock; (vi) except for the adoption and implementation of the ABP and payments made thereunder to date or payable at Closing, any increase in the compensation, pension or other benefits payable or to become payable by Target to any of its officers or employees, or any bonus payments or arrangements made to or with any of them; (vii) any entry by Target into any transaction other than in the ordinary course of business; (viii) any incurrence by Target of any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (ix) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of Target, other than those arising by operation of law which do not materially impair the operation of Target’s business; (x) any change in accounting principles, practices or methods used by Target; or (xi) any discharge or satisfaction by Target of any lien or encumbrance or payment by Target of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the balance sheet that is part of the 2005 Financial Statements, (B) current liabilities incurred since the date of the 2005 Financial Statements in the ordinary course of business, and (C) payments contemplated by Section 1.2(e) hereof.

3.9          Title to Property, Leases, etc. Except as set forth in Schedule 3.9(a) hereto, Target has good and marketable title to all of its tangible properties and assets, including, without limitation, all those reflected in the balance sheet included in the 2005 Financial Statement (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the 2005 Financial Statements), all free and clear of all liens, pledges, charges, security interests, mortgages, encumbrances or title retention agreements of any kind or nature. Schedule 3.9(b) hereto sets forth a complete and correct list of all capital assets and real properties of Target having a book value in excess of $25,000 and also sets forth a complete and correct list of all leases of real property under which Target

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is lessor or lessee and all other leases having a remaining term of more than twelve (12) months or an aggregate remaining rental obligation of more than $25,000 to which Target is a party, whether as lessor or lessee. Complete and correct copies of all such leases have been delivered to Parent. Each such lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder.

3.10        Indebtedness. Except for the Bridge Notes, Indebtedness (as defined in Section 18) reflected or reserved against in the balance sheet included in the 2005 Financial Statements and Indebtedness incurred in the ordinary course of business after the date of the 2005 Financial Statements, Target has no material Indebtedness outstanding at the date hereof. Target is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Target or the operation of the business of Target. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Target have been made available to Parent.

3.11        Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the balance sheet included in the 2005 Financial Statements or incurred in the ordinary course of business after the date of the 2005 Financial Statements or described in any Schedule hereto, Target has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due (including, without limitation, any liabilities for taxes due or to become due) which would be required by GAAP to be reflected on a balance sheet of Target.

3.12	Taxes and Tax Returns.

(a)           All Taxes of any nature whatsoever due and payable by Target prior to the execution hereof and all Tax Returns required to be filed prior to such date have been properly computed in all respects, duly and timely filed (taking into consideration extensions of time to file) and fully paid and discharged. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax or Tax Return for any period. Target has paid all Taxes which have become due pursuant to Tax Returns and has paid all installments of estimated Taxes due. All Taxes and other assessments and levies which it is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. All Taxes not yet due and payable have been properly accrued on the financial statements of Target. Subsequent to the date hereof and prior to the Closing Date hereunder, all Tax Returns shall be timely and accurately filed, and any Tax payable as shown thereby shall be paid, as required by applicable law. Target has not requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. There are no determined material tax deficiencies or proposed tax assessments (or to the best of its Knowledge and belief, the prospects for the same) against it. Target has not incurred any liability for penalties, assessments or interest under any federal, state, local or foreign tax laws. Target has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b)           There are no liens for Taxes (other than current Taxes not yet due and payable) on Target’s assets. There is no audit, action, suit, or taxing authority proceeding now in progress, pending or threatened against Target or with respect to any Tax of Target, and no claim has ever been made by a taxing authority in a jurisdiction where Target does not pay Tax or file Tax Returns that Target is or may be subject to Taxes assessed by that jurisdiction.

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(c)           Target has not been a member of any affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, aggregate, or unitary income Tax Return. Target has never been and is not now a party to or bound by any Tax indemnification, Tax allocation, or Tax sharing agreement or other contractual obligation pursuant to which it is or may at any time in the future be obligated to indemnify any other person or entity with respect to Taxes.

(d)           Target is not a party to any agreement, contract, arrangement, or plan that has resulted, or could result by reason of the transactions contemplated hereby, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e)           Target has provided Parent with true and complete copies of all Tax Returns filed with respect to it for taxable periods ending after 2001 and all examination reports and statements of deficiencies assessed against or agreed to be paid by it with respect to such taxable periods.

3.13        Litigation, etc. No action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other person) is pending or, to the Knowledge of Target, threatened against Target (nor, to the Knowledge of Target is there any basis therefor) which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which might reasonably be expected, either individually or in the aggregate, to adversely affect the business, assets, or financial condition of Target or impair the right or the ability of Target to carry on its business substantially as now conducted.

3.14        Safety, Zoning and Environmental Matters. Neither the offices or properties in or on which Target carries on its business nor the activities carried on therein are in violation of any zoning, health or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, except where a violation would not have a material adverse effect on the business, assets or financial condition of the Target. In addition:

(a)           Target is not in violation of any judgment, decree, order, law, license, rule or regulation purporting to regulate environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the business, assets, or financial condition of Target;

(b)           Target has not received notice from any third party including without limitation any federal, state or local governmental authority, (i) that Target or any predecessor in interest has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which Target or any other person or entity has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Target conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that Target is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise) legal or

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administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)           Except where any of the following would not have a material adverse effect on the business, assets, or financial condition of Target, (i) no portion of the property of Target has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by Target no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws and for customary and routine purposes; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of Target, which releases would have a material adverse effect on the value of such properties or adjacent properties or the environment; (iv) there have been no releases on, upon, from or into any real property in the vicinity of the real properties of Target which, through soil or groundwater contamination, have come to be located on, and which would have a material adverse effect on the value of, the properties of Target; and (v) in addition, any Hazardous Substances that have been generated on the properties of Target, have been transported in accordance with applicable Environmental Laws; and

(d)           none of the properties of Target are currently subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

3.15        Labor Relations. Target is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of Target, threatened against Target alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against Target pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of Target, threatened against or involving Target. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Target and no claim therefor has been asserted. None of the employees of Target is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Target. Except as described on Schedule 3.15 hereto, Target has not experienced any work stoppage or other material labor difficulty during the last five years.

3.16	Contracts. Schedule 3.16 sets forth each:

(a)           agreement, instrument, or commitment to which Target is a party that involves the payment by or to Target of amounts in excess of $10,000 or that may materially and adversely affect its ability to consummate the transactions contemplated hereby;

(b)           agreement for the purchase, sale, lease, or license by or from Target of assets, products, or services;

(c)           agreement or other commitment pursuant to which Target has agreed to indemnify or hold harmless any other Person (including, without limitation, for any liabilities, penalties, losses, damages, or costs, or expenses related thereto) arising out of or in connection with any presence,

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use, generation, treatment, storage, transportation, recycling, disposal, or release of any Hazardous Substances;

(d)           (i) employment agreement, (ii) consulting agreement, or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of Target; and

(e)           agreement with any current or former affiliate, stockholder, officer or director of Target or with any Person in which, to the Knowledge of Target, any such affiliate has an interest.

Target has delivered or made available to Purchaser correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each agreement, instrument, and commitment listed in Schedule 3.16 hereto, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of Target, and, to the Knowledge of Target, of the other party or parties thereto, subject as to enforcement to the Enforcement Exceptions, and is in full force and effect. Neither Target nor, to its Knowledge, any other party thereto is in breach of, default under or noncompliance with any term of any such agreement, instrument, or commitment (nor to the Knowledge of Target is there any reasonable basis for any of the foregoing). Except where identified on Schedule 3.16, no agreement, instrument, or commitment listed in Schedule 3.16 hereto includes or incorporates any provision, the effect of which could reasonably be expected to enlarge or accelerate any of the obligations of Target or to give additional rights to any other party thereto, or to terminate, lapse, trigger consent rights of any other person or entity in respect thereof, or in any other way be affected, by reason of the transactions contemplated by this Agreement.

3.17	Intellectual Property and Regulatory Matters.

(a)           Schedule 3.17(a) contains an accurate and complete list of all Intellectual Property (as defined in Section 18 below) of Target (the “Target Intellectual Property”). Each patent contained in the Target Intellectual Property is valid and enforceable. Target holds a good faith belief that: (i) the requirements of 37 C.F.R. §1.56 have been complied with during the prosecution of all pending Target US patent applications; and (ii) each time that claims have been presented in all pending Target patent applications, such claims described novel, useful, non-obvious and inventive subject matter. No Target Intellectual Property which is necessary for the conduct of Target’s business as currently conducted has been or is now involved in any cancellation, dispute or litigation, and, to Target’s Knowledge, no such action is threatened. No patent of Target has been or is now involved in any interference, reissue, re-examination or opposition proceeding, and to Target’s actual Knowledge, no such interference, reissue, re-examination or opposition proceeding is threatened.

(b)           All of the licenses and sublicenses and consent, royalty or other agreements (including a summary of all royalties and milestones payable thereunder) concerning Target Intellectual Property which are necessary for the conduct of Target’s business as currently conducted to which Target is a party or by which any of its assets are bound (other than generally commercially available, non custom, off the shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are set forth on Schedule 3.17(b) and are valid and binding obligations of Target and, to Target’s Knowledge, the other parties thereto, enforceable in accordance with their terms subject to the Enforcement Exceptions, to the actual Knowledge of Target, there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by Target under any such License Agreement.

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(c)           Target owns or has the valid right to use all of the Target Intellectual Property and all trade secrets, confidential information and know-how, including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information (collectively “Confidential Information”), that is currently used by Target for the conduct of its business as currently conducted and for the ownership, maintenance and operation of its properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of Target’s business. Target has a valid and enforceable right (subject to the Enforcement Exceptions) to use all third party Intellectual Property and Confidential Information used or held for use in its business.

(d)           The conduct of Target’s business as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Knowledge of Target, the Target Intellectual Property and Confidential Information of Target which are necessary for the conduct of its business as currently conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to Target’s Knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Target Intellectual Property or Confidential Information of Target and Target’s use of any Target Intellectual Property or Confidential Information owned by a third party, and, to Target’s Knowledge, there is no valid basis for the same.

(e)           The consummation of the transactions contemplated in this Agreement will not result in the alteration, loss, impairment of or restriction on Target’s ownership or right to use any of the Target Intellectual Property or Confidential Information of Target which is necessary for the conduct of its business as currently conducted.

(f)           Target has taken reasonable steps to protect its rights in its Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Target’s business as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with Target’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of Target’s Confidential Information by Target to any third party.

(g)           To the Knowledge of Target, no officer or employee of Target is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or employee to be employed by Target or to use the trade secrets or proprietary information of others or that could subject Parent or Sub to any liability to third parties as a result of the existence or terms of any such contracts or agreements.

3.18        Insurance. Schedule 3.18 lists the policies of theft, fire, liability (including products liability), worker’s compensation, life, property and casualty, directors’ and officers’, and other insurance owned or held by Target. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds, or underwriters, are of the kinds and cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice. All such policies are in full force and effect, are sufficient for compliance in all material respects by it with all requirements of law and of all agreements to which Target is a party, and provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.18 and will not

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terminate or lapse or otherwise be affected in any way by reason of the Merger or the other transactions contemplated hereby.

3.19        Governmental Consent, Non-Contravention, etc. Except as described in Schedule 3.19, Target holds no licenses, permits or other authorizations issued by any governmental agency to Target related to its properties, Intellectual Property, research program or business. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of Target, is required in connection with the Merger or the consummation of any other transaction contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate (i) any provision of Target’s Restated Certificate or its By-Laws, or (ii) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Target.

3.20        Employee Benefit Plans. Target does not maintain, or have any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or, except as set forth on Schedule 3.20 hereto, any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a “Non-ERISA Plan”). Target has heretofore delivered to Parent true, correct and complete copies of each Non-ERISA Plan. All such Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

3.21        Potential Conflicts of Interest. No officer or director of Target (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person that is a lessor, lessee, customer or supplier of Target; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Target is using or the use of which is necessary for the business of Target; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Target, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

3.22        Brokers. Except for Cowen & Co., LLC, which is acting as Target’s financial advisor in the Merger, no finder, broker, agent or other intermediary has been retained or utilized by, or has acted for or on behalf of, Target in connection with the negotiation or consummation of the transactions contemplated hereby.

3.23        Compliance with Other Instruments, Laws, etc. Target has complied in all material respects with, and is in compliance in all material respects with, (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which Target is a party, or by which Target or any of its properties is subject, and (iii) the Restated Certificate and By-Laws of Target, as amended to date, except where any such failure to comply would not have a material adverse effect on the business, assets or financial condition of Target. Except as described on Schedule 3.23, Target does not have or need any licenses, permits or other authorizations from governmental authorities for the conduct of its business or in connection with the ownership or use of its properties, except where the failure to have any such license, permit or other authorization would not have a material adverse effect on the business, assets or financial condition of Target.

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3.24        Minute Books. The minute books of Target made available to Parent for inspection accurately record therein all actions taken by Target’s Board of Directors and stockholders.

3.25        Absence of Registration Obligations. Except as set forth on Schedule 3.25 hereto, Target has no obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

3.26        Ownership of Parent Stock. As of the date hereof, Target (i) does not beneficially own, directly or indirectly (and to its Knowledge, none of its officers, directors or Principal Stockholders (as defined in Section 18 below) owns, directly or indirectly), and (ii) is not a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of (and to its Knowledge, none of its stockholders or any of their affiliates, as defined under the Securities Act, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of), in each case, shares of capital stock of Parent, which in the aggregate represent 1% or more of the outstanding shares of capital stock of Parent entitled to vote generally in the election of directors.

3.27        Agreements to Vote in Favor of the Merger. The board of directors of Target, at a meeting duly called and held, has by requisite vote under applicable law (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are in the best interests of the stockholders of Target, and (ii) resolved to recommend that its stockholders approve this Agreement and the transactions contemplated herein, including the Merger. Target has obtained binding, written agreements to vote in favor of approving this Agreement, the Merger and the transactions contemplated hereby from the Principal Stockholders (as defined in Section 18 below).

3.28        Full Disclosure. No representation or warranty by Target in this Agreement or in any Exhibit hereto or in its disclosure schedules hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact relating to the business, research program or condition of Target that it has not disclosed to Parent in writing and that could reasonably be expected to result in a material adverse effect to Target.

4.            Representations and Warranties of Parent and Sub. Parent and Sub each jointly and severally represents and warrants to Target as follows. For purposes of this Agreement, the term “Knowledge” in relation to Parent or Sub means the actual knowledge of Parent’s Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Controller, Vice President Finance and Vice President Development after reasonable investigation consistent with the ordinary course of conduct of such officer’s duties, and any member of its Board of Directors.

4.1          Organization and Standing; Subsidiary. Parent and Sub each is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Nevada (Parent) and Delaware (Sub), and each has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Parent has delivered to Target complete and correct copies of its Restated Articles of Incorporation and Amended and Restated By-Laws and all amendments thereto, and of Sub’s Certificate of Incorporation and By-Laws. Parent and Sub each is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. Parent owns all of the outstanding stock of Pharmos Ltd. (“Pharmos Ltd.”), which is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Israel. Pharmos Ltd. has all requisite corporate power and authority to own or lease and

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operate its properties and to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction, if any, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. Other than Sub and Pharmos Ltd., Parent does not have any other subsidiaries and does not own or hold of record and/or beneficially any shares of any class in the capital stock of any corporation or any legal or other beneficial interests in any partnerships, business trusts, or joint ventures, or in any other unincorporated business enterprise, other than Oculon Corporation and Xenon Vision, Inc., both of which are inactive wholly-owned Delaware subsidiaries not currently in good standing. Parent, Sub and Pharmos Ltd. are sometimes referred to in this Section 4 as the “Parent Group.”

4.2          Corporate Power, Binding Effect. Subject to obtaining approval from Parent’s stockholders, each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and (in the case of Parent) the Registration Rights Agreement (as defined in Section 7.16 below) and to perform all of its agreements and obligations under this Agreement and (in the case of Parent) the Registration Rights Agreement in accordance with their respective terms. Sub has all requisite power and authority to execute and deliver the Certificate of Merger and to perform all of its obligations under the Certificate of Merger. This Agreement and (in the case of Parent) the Registration Rights Agreement have been duly authorized by each of Parent’s and Sub’s respective Boards of Directors, has been duly executed and delivered by Parent and Sub and constitutes the legal, valid and binding obligations of Parent and Sub, enforceable against Parent and Sub in accordance with their respective terms, subject only to the Enforcement Exceptions and in the case of Parent, to obtaining approval of its stockholders. Neither the execution, delivery or performance by either Parent or Sub of this Agreement or (in the case of Sub) the Certificate of Merger or (in the case of Parent) the Registration Rights Agreement, as applicable, in accordance with their respective terms will result in any violation of or default or creation of any lien under, or the acceleration or vesting or modification of any right or obligation under, or in any conflict with, either Parent’s or Sub’s Certificate of Incorporation or by-laws or of any agreement, instrument, judgment, decree, order, statute, rule or regulation binding on or applicable to Parent or Sub, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent or Sub.

4.3	Capitalization.

(a)           The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.001 per share, all of which shares have been issued to and are owned by Parent. The authorized capital stock of Parent consists of 60,000,000 shares of Common Stock, par value $0.03 per share, of which 19,027,809 shares are issued and outstanding, and 1,250,000 shares of Preferred Stock, par value $0.03 per share, none of which shares of Preferred Stock are issued or outstanding. All of the outstanding shares of capital stock of Parent and Sub are validly issued and outstanding, fully paid and nonassessable. All shares of Parent Stock to be issued to the holders of Target Capital Stock under this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to the pre-emptive rights of others.

(b)           Except as set forth in the Parent Reports (as defined below) or as otherwise issued since December 31, 2005 in accordance with the provisions of Parent’s existing stock option plan, neither Parent, Sub nor Pharmos Ltd. is a party to or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Parent, Sub or Pharmos Ltd. to issue, deliver or sell, or cause to be issued, delivered or sold any shares of any equity security of Parent, Sub or Pharmos Ltd. or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of any equity security of Parent, Sub or Pharmos Ltd. or obligating Parent, Sub or Pharmos Ltd. to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.

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(c)           As of the date hereof, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Stock.

4.4          Reports and Financial Statements. Parent has previously furnished to Target complete and accurate copies, as amended or supplemented, of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 (the “2003 10-K”) and 2004 (the “2004 10-K”), together with all exhibits thereto, as filed with the Securities and Exchange Commission (the “Commission”), (ii) the proxy statement relating to the Annual Meeting of Stockholders held on September 20, 2005, (iii) Quarterly Reports on Form 10-Q, together with all exhibits thereto, as filed with the Commission since December 31, 2004 and (iv) other reports filed by Parent with the Commission since December 31, 2004 (such reports and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the “Parent Reports”). The 2003 10-K and the 2004 10-K contain true and complete copies of Parent’s audited consolidated balance sheet as at December 31, 2003 and 2004, respectively, and audited consolidated statements of operations and cash flows for each of the years then ended (collectively, the “Parent Financial Statements”). Parent will make available to Target copies of its Form 10-K for the fiscal year ended December 31, 2005, which shall contain Parent’s audited consolidated balance sheet as at December 31, 2005 and audited consolidated statements of operations and cash flows for the period then ended (the “2005 Parent Report”). The Parent Financial Statements present (and the financial statements included in the 2005 Parent Report will present) fairly the consolidated financial position of Parent and Pharmos Ltd. as of December 31, respectively, of 2003 and 2004 (and, in the case of the financial statements included in the 2005 Parent Report, December 31, 2005) and the consolidated results of operations and cash flows for each of the respective fiscal years then ended, all in conformity with GAAP applied on a consistent basis, except as stated therein. Except as set forth on Schedule 4.4 hereto and except as contemplated by this Agreement or disclosed in the 2004 10-K or the Parent Financial Statements or in subsequent Forms 10-Q filed by Parent with the Commission prior to the date hereof or in the notes thereto, since December 31, 2004, there has been no material adverse change in the business, assets, financial condition or results of operations of Parent or Pharmos Ltd., taken as a whole.

Parent has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Securities Act and the Exchange Act, except for any non-filings or noncompliance which are not in the aggregate material to the financial condition, results of operations or business of Parent or which will not prevent or delay in any material respect the consummation of the transactions contemplated hereby or under the Registration Rights Agreement including, but not limited to, the filing of a registration statement on Form S-3 with respect to resale of all of the shares of Parent Stock to be issued pursuant to the terms of this Agreement. No form, report, schedule, statement or other document filed by Parent with the Commission since January 1, 2003 contained any untrue statement of a material fact or omitted to state a material fact necessary, at the time such document was filed, in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than such facts as were corrected in any subsequent form, report, schedule, statement or other document filed with the Commission by Parent.

4.5          Absence of Certain Changes. Since the date of the most recent Parent Report, none of any of the following events has occurred that would have required public disclosure under the Securities Act or the Exchange Act, including without limitation, on an annual report on form 10-K, a quarterly report on form 10-Q or a current report on form 8-K: (i) any change in the business of the Parent Group or in its relationships with suppliers, licensees, scientists, researchers, licensors or the like other than changes which were both in the ordinary course of business and have not had a material adverse effect on the business, assets or financial condition of the Parent Group; (ii) any acquisition or disposition by any member of the Parent Group of any material amount of assets or properties other than in the ordinary course of business; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either individually or in the aggregate, the business of the Parent

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Group; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of any class of the capital stock of any member of the Parent Group; (v)  any entry by any member of the Parent Group into any transaction other than in the ordinary course of business; (vi) any incurrence by any member of the Parent Group of any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (vii) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of any member of the Parent Group, other than those arising by operation of law which do not materially impair the operation of any member of the Parent Group’s business; (viii) any change in accounting principles, practices or methods used by Parent; or (ix) any discharge or satisfaction by any member of the Parent Group of any lien or encumbrance or payment by any member of the Parent Group of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the balance sheet that is part of the Parent Financial Statements and (B) current liabilities incurred since the date of the financial statements included in the 2005 Parent Report in the ordinary course of business.

4.6          Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the balance sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 or incurred in the ordinary course of business after the date of the filing of such Parent Report and except in connection with the costs associated with the transactions contemplated by this Agreement, Parent Group has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due (including, without limitation, any liabilities for taxes due or to become due) which would be required by GAAP to be reflected on a consolidated balance sheet of Parent Group.

4.7          Lawful Issuance. All shares of Parent Stock that have been issued since January 1, 2000, were duly registered under, or were issued pursuant to exemptions from registration under, the Securities Act and applicable state and other securities laws and all rules and regulations thereunder. To the Knowledge of Parent, there exists no valid right to rescind any purchase thereof from or issuance thereof by Parent. Except for the Parent Stock, no class of securities of Parent is required to be registered under any provision of the Exchange Act.

4.8	Taxes and Tax Returns.

(a)           All Taxes of any nature whatsoever due and payable by Parent or Pharmos Ltd. prior to the execution hereof and all Tax Returns required to be filed prior to such date have been properly computed in all respects, duly and timely filed (taking into consideration extensions of time to file) and fully paid and discharged. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax or Tax Return for any period. Each of Parent and Pharmos Ltd. has paid all Taxes which have become due pursuant to Tax Returns and has paid all installments of estimated Taxes due. All Taxes and other assessments and levies which Parent or Pharmos Ltd. is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. All Taxes not yet due and payable have been properly accrued on the financial statements of Parent. Subsequent to the date hereof and prior to the Closing Date hereunder, all Tax Returns shall be timely and accurately filed, and any Tax payable as shown thereby shall be paid, as required by applicable law. Neither Parent nor Pharmos Ltd. has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date. There are no determined material tax deficiencies or proposed tax assessments (or to the Knowledge of Parent, the prospects for the same) against it. Neither Parent nor Pharmos Ltd. has incurred any liability for penalties, assessments or interest under any federal, state, local

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or foreign tax laws. Each of Parent and Pharmos Ltd. has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b)           There are no liens for Taxes (other than current Taxes not yet due and payable) on Parent’s or Pharmos Ltd.’s assets. There is no audit, action, suit, or taxing authority proceeding now in progress, pending or threatened against Parent or Pharmos Ltd. or with respect to any Tax of Target, and no claim has ever been made by a taxing authority in a jurisdiction where either Parent or Pharmos Ltd. does not pay Tax or file Tax Returns that either Parent or Pharmos Ltd., as applicable, is or may be subject to Taxes assessed by that jurisdiction.

(c)           Except for the consolidated return of Parent and Pharmos Ltd., neither Parent nor Pharmos Ltd. has been a member of any affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated, aggregate, or unitary income Tax Return. Each of Parent and Pharmos Ltd. has never been and is not now a party to or bound by any Tax indemnification, Tax allocation, or Tax sharing agreement or other contractual obligation pursuant to which it is or may at any time in the future be obligated to indemnify any other person or entity with respect to Taxes.

(d)           Except as disclosed in the Parent Reports, neither Parent nor Pharmos Ltd. is a party to any agreement, contract, arrangement, or plan that has resulted, or could result by reason of the transactions contemplated hereby, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e)           Parent has provided Target with true and complete copies of all Tax Returns filed with respect to it for taxable periods ending after 2001 and all examination reports and statements of deficiencies assessed against or agreed to be paid by it with respect to such taxable periods.

4.9          Litigation, etc. Except as set forth in the Parent Reports, no action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other person) is pending or, to the Knowledge of Parent, threatened against Parent or Pharmos Ltd. (nor is there any basis therefor to the Knowledge of Parent) which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which might reasonably be expected, either in any case or in the aggregate, to adversely affect the business, assets, or financial condition of Parent or Pharmos Ltd. or impair the right or the ability of Parent or Pharmos Ltd. to carry on its business substantially as now conducted.

4.10        Safety, Zoning and Environmental Matters. To the Knowledge of Parent, neither the offices or properties in or on which Parent carries on its business nor the activities carried on therein are in violation of any zoning, health or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, except where a violation would not have a material adverse effect on the business, assets or financial condition of Parent. In addition:

(a)           Parent is not in violation of any judgment, decree, order, law, license, or Environmental Law, which violation would have a material adverse effect on the business, assets, or financial condition of Parent;

(b)           Parent has not received notice from any third party including without limitation any federal, state or local governmental authority, (i) that Parent or any predecessor in interest has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste

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as defined by 42 U.S.C. §6903(5), any Hazardous Substances which Parent or any other person or entity has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Parent conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that Parent is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)           except where any of the following would not have a material adverse effect on the business, assets, or financial condition of Parent, (i) no portion of the property of Parent has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by Parent, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws and for customary and routine purposes; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of Parent, which releases would have a material adverse effect on the value of such properties or adjacent properties or the environment; (iv) there have been no releases on, upon, from or into any real property in the vicinity of the real properties of Parent which, through soil or groundwater contamination, have come to be located on, and which would have a material adverse effect on the value of, the properties of Parent; and (v) in addition, any Hazardous Substances that have been generated on the properties of Parent, have been transported in accordance with applicable Environmental Laws; and

(d)           none of the properties of Parent are currently subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

4.11	Intellectual Property. Except as otherwise disclosed in the Parent Reports:

(a)           The Parent Reports accurately describe all material Parent Intellectual (as defined below) Property of Parent or Pharmos Ltd. Each patent contained in the Parent Intellectual Property is valid and enforceable. Parent holds a good faith belief that: (i) the requirements of 37 C.F.R. §1.56 have been complied with during the prosecution of all pending Parent and Pharmos Ltd. US patent applications; and (ii) each time that claims have been presented in all pending Parent and Pharmos Ltd. patent applications, such claims described novel, useful, non-obvious and inventive subject matter. No Intellectual Property of Parent or Pharmos Ltd. (the “Parent Intellectual Property”) which is necessary for the conduct of the business of Parent or Pharmos Ltd. as currently conducted has been or is now involved in any cancellation, dispute or litigation, and, to Parent’s Knowledge, no such action is threatened. No patent of Parent or Pharmos Ltd. has been or is now involved in any interference, reissue, re-examination or opposition proceeding, and, to Parent’s actual Knowledge, no such interference, reissue, re-examination or opposition proceeding is threatened.

(b)           All of the licenses and sublicenses and consent, royalty or other agreements concerning Parent Intellectual Property which are necessary for the conduct of Parent’s or Pharmos Ltd.’s business as currently conducted to which either is a party or by which any of their assets are bound (other than generally commercially available, non custom, off the shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “Parent License Agreements”) are set forth on Schedule 4.11(b) and are valid and binding obligations of Parent and Pharmos Ltd., as applicable, and, to Parent’s Knowledge, the other parties thereto, enforceable in

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accordance with their terms subject to the Enforcement Exceptions, and, to the Knowledge of Parent, there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by Parent or Pharmos Ltd., as applicable, under any such Parent License Agreement.

(c)           Except as set forth on Schedule 4.11(c), each of Parent and Pharmos Ltd. owns or has the valid right to use all of the Parent Intellectual Property and all trade secrets, confidential information and know-how, including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information (collectively “Parent Confidential Information”) that is necessary for the conduct of its business as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of its properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Parent Intellectual Property and Parent Confidential Information, other than licenses entered into in the ordinary course of their respective business. Each of Parent and Pharmos Ltd. has a valid and enforceable right (subject to the Enforcement Exceptions) to use all third party Intellectual Property and Parent Confidential Information used or held for use in its business.

(d)           Except as set forth on Schedule 4.11(d), the conduct of each of Parent’s and Pharmos Ltd.’s business as currently conducted does not Infringe any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Knowledge of Parent, the Parent Intellectual Property and Parent Confidential Information which are necessary for the conduct of its and Pharmos Ltd.’s business as currently conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Knowledge of Parent, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Parent Intellectual Property or Parent Confidential Information and Parent’s and Pharmos Ltd’s use of any Intellectual Property or Confidential Information owned by a third party, and, to the Knowledge of Parent, there is no valid basis for the same.

(e)           The consummation of the transactions contemplated in this Agreement will not result in the alteration, loss, impairment of or restriction on Parent’s or Pharmos Ltd’s ownership or right to use any Parent Intellectual Property or Parent Confidential Information which is necessary for the conduct of its business as currently conducted.

(f)           Each of Parent and Pharmos Ltd. has taken reasonable steps to protect its rights in its Intellectual Property and Parent Confidential Information. Each employee, consultant and contractor who has had access to Parent Confidential Information which is necessary for the conduct of Parent’s or Pharmos Ltd.’s business as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Parent Confidential Information and has executed appropriate agreements that are substantially consistent with Parent’s or Pharmos Ltd’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any Parent Confidential Information by any member of the Parent Group to any third party.

(g)           To the Knowledge of Parent, no officer or employee of Parent or Pharmos Ltd. is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or employee to be employed by Parent or Pharmos Ltd. or to use the trade secrets or proprietary information of others or that could subject Parent or Pharmos Ltd. to any liability to third parties as a result of the existence or terms of any such contracts or agreements.

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4.12        Contracts. All agreements, contracts and obligations of Parent Group, including those involving any governmental entity, that are material to the business and operations of Parent, including without limitation grants for research or otherwise, have been filed as exhibits to, or described in, the Parent Reports.

4.13        Potential Conflicts of Interest. Except as set forth in the Parent Reports, no officer or director of Parent or Pharmos Ltd. (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person that is a lessor, lessee, customer or supplier of Parent or Pharmos Ltd.; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Parent or Pharmos Ltd. is using or the use of which is necessary for the business of Parent or Pharmos Ltd.; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Parent or Pharmos Ltd., except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

4.14        Government Consents, etc. No consent, approval or authorization of or registration, designation, declaration or filing with any governmental authority, federal or other, on the part of Parent or Sub is required in connection with the Merger or the consummation of any other transaction contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a proxy statement in connection with the stockholders’ meeting to be held for approval by Parent of this Agreement and the Merger, and the obtaining of such stockholder approval, as required by the Commission and the Nasdaq Capital Market, (iii) the filing of any Form D and related state blue sky filings required under the Securities Act and state securities laws in connection with the issuance of any shares of Parent Stock pursuant to this Agreement and (iv) the filing of any registration statements with the Commission, and any related filings with state securities regulators, required by the Registration Rights Agreement. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not violate (i) any provision of the Restated Articles of Incorporation and Amended and Restated By-Laws of Parent or the Certificate of Incorporation or By-Laws of Sub or Pharmos Ltd., or (ii) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Parent, Sub or Pharmos Ltd.

4.15        Brokers. Except for RBC Capital Markets Corporation and Tamir Fishman & Co. Ltd., which together are acting as Parent’s and Sub’s financial advisors in the Merger, neither Parent nor Sub has retained, utilized or been represented by any broker or finder in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

4.16        Internal Controls. Except as otherwise identified in the Parent Reports and except as set forth on Schedule 4.16, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as otherwise identified in the Parent Reports, Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to its Chief Executive Officer or Chief Financial Officer. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

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4.17        Compliance with Other Instruments, Laws, etc. Parent, Pharmos Ltd. and Sub each has complied in all material respects with, and is in compliance in all material respects with, (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which Parent, Pharmos Ltd. or Sub is a party, or by which Parent, Pharmos Ltd. or Sub or any of their respective properties is subject, and (iii) its charter and by-laws, each as amended to date, except where such failure to comply would not have a material adverse effect on the business, assets or financial condition of Parent, Pharmos Ltd. or Sub. Except as otherwise disclosed in the Parent Reports, Parent, Pharmos Ltd. and Sub do not have or need any licenses, permits or other authorizations from governmental authorities for the conduct of their respective businesses or in connection with the ownership or use of their respective properties, except where the failure to have any such license, permit or other authorization would not have a material adverse effect on the business, assets or financial condition of Parent, Pharmos Ltd. or Sub.

4.18        Approval. The board of directors of Parent, at a meeting duly called and held, has by requisite vote under applicable law (i) determined that this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of Parent, and (ii) resolved to recommend that its stockholders approve this Agreement and the Registration Rights Agreement and the transactions contemplated herein and therein, including the Merger. Parent has obtained binding, written agreements to vote in favor of approving this Agreement, the Merger, the Registration Rights Agreement and the transactions contemplated hereby and thereby from the current officers and directors of Parent and from any other stockholder that is controlled by such persons.

4.19        Absence of Registration Obligations. No person has or shall have any piggyback or other registration rights relating to any securities of Parent as a result of the execution and delivery by Parent of the Registration Rights Agreement at the Closing and the filing of any registration statement pursuant thereto.

4.20        Full Disclosure. No representation or warranty by Parent or Sub in this Agreement or in any Exhibit hereto or in its disclosure schedules hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact relating to the business, research program or condition of Parent or Pharmos Ltd., taken as a whole that it has not disclosed to Target in writing (or is otherwise included in the Parent Reports) that could reasonably be expected to result in a material adverse effect to Parent or to Pharmos Ltd., taken as a whole.

5.            Conduct of Target Business Prior to Effective Date. Target covenants and agrees that, from and after the date of this Agreement and until the Effective Date, except as otherwise provided herein or specifically consented to or approved by Parent in writing:

5.1          Full Access. Target shall afford to Parent and its authorized representatives full access during normal business hours and with reasonable advance notice to all properties, books, records, contracts and documents of Target and a full opportunity to make such investigations as Parent shall reasonably desire to make of Target, and Target shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the affairs and businesses of Target as Parent may reasonably request.

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5.2          Carry on in Regular Course. Target shall use its best efforts to preserve all of its accounting and business records, corporate records, trade secrets and proprietary information and other Intellectual Property for the benefit of the Surviving Corporation.

5.3          No Dividends, Issuances, Repurchases, etc. Target shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock, or issue any options, warrants or other rights to acquire shares of its capital stock or securities exchangeable for or convertible into shares of its capital stock, except for the issuance of shares of capital stock of Target upon the exercise of options or warrants outstanding on the date hereof or upon the conversion of the Bridge Notes.

5.4          Employment. Except for payments and allocations under the ABP, Target shall not: increase the compensation payable to or to become payable to any director, officer or employee; grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer or employee or their respective affiliates, other than employment or consulting agreements entered into with the consent of Parent; or establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable law.

5.5          Contracts and Commitments. Target shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices, including without limitation, any contract or commitment relating to Target’s Intellectual Property or any contract or commitment relating to the acquisition of assets, technologies or products or the in-licensing thereof without the prior written consent of Parent, which will not be unreasonably withheld.

5.6          Other Transactions. Except as disclosed on Schedule 5.6, Target shall not (i) sell, lease as lessor, license as licensor, or otherwise dispose of any capital asset with a market value in excess of $10,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset other than in the ordinary course of business; provided, that Target shall not license any of Target’s Intellectual Property, (iii) borrow money, (iv) incur or pay any material liability other than in the ordinary course of business, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other Person.

5.7          Preservation of Organization. Target shall use its best efforts to preserve for Parent and Sub the present relationships with suppliers, scientists, researchers, licensors, parties to contracts and others having business relations with Target. Target shall not amend its Restated Certificate or By-Laws. Target shall not merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever.

5.8          No Default. Target shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of Target.

5.9          Compliance with Laws. Target shall duly comply in all material respects with all laws, regulations and orders applicable with respect to its business.

5.10        Advice of Change. Target shall promptly advise Parent in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain Knowledge) that does or could reasonably be expected to (i) call into question the

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validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, or (iii) have any material adverse effect on the business, financial condition, or assets of Target.

5.11        Target Stockholders Meeting. Target shall either call a special meeting of its stockholders to consider and vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby or shall obtain the requisite minimum required stockholder approval by written consent in accordance with Target’s Restated Certificate and By-Laws and applicable Delaware law. The board of directors of Target shall recommend to its stockholders the approval of this Agreement and the Merger and the other transactions contemplated hereby and shall use its best efforts to solicit and obtain the requisite vote of approval.

5.12        Consents of Third Parties. Target shall secure, before the Closing Date, the consent, in form and substance satisfactory to Parent and Parent’s counsel, to the consummation of the transactions contemplated by this Agreement, by each party to any material contract, commitment or obligation of Target, in each case under which such consent is required; provided, however, that for any of the required consents identified on Schedule 5.12(a), Target shall only be required to use all commercially reasonable efforts to obtain such consents.

5.13        Satisfaction of Conditions Precedent. Target shall use all commercially reasonable efforts to cause the satisfaction of the conditions precedent applicable to it contained in Section 7 hereof.

5.14        Transactions with Affiliates. Target shall not enter into any transactions with any of its affiliates without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

5.15        Cooperation in the Preparation of Required Securities Laws Documents. Target will assist Parent in the preparation of those sections of the preliminary and definitive proxy statement relating to the Agreement and the Merger that concern Target and its business, as well as any other disclosure document, offering memorandum or the like required under the Securities Act to be provided to the stockholders of Target.

6.            Conduct of Parent Group Business Prior to Effective Date. Each of Parent and Sub covenants and agrees that, from and after the date of this Agreement and until the Effective Date, except as otherwise provided herein or specifically consented to or approved by Target in writing:

6.1          Full Access. Parent shall afford to Target and its authorized representatives full access during normal business hours and with reasonable advance notice to all properties, books, records, contracts and documents of Parent, Sub and Pharmos Ltd. and a full opportunity to make such investigations as Target shall reasonably desire to make of Parent, Sub and Pharmos Ltd., and Parent shall furnish or cause to be furnished to Target and its authorized representatives all such information with respect to the affairs and businesses of Parent, Sub and Pharmos Ltd. as Target may reasonably request.

6.2          Compliance with Laws. Parent and Sub shall duly comply, and shall cause Pharmos Ltd. to comply, with all laws, regulations and orders applicable with respect to its business, except where any of the foregoing would not have a material adverse effect on the business, assets or financial condition of Parent, Pharmos Ltd. or Sub.

6.3          Other Transactions. Except in the ordinary course of business and subject to the provisions of Section 9.1, neither Parent nor Pharmos Ltd. shall (i) sell, lease as lessor, license as

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licensor, or otherwise dispose of any capital asset with a market value in excess of $10,000, (ii) sell, lease as lessor, license as licensor, or otherwise dispose of any asset; provided that neither Parent nor Pharmos Ltd. shall license any of Parent’s Intellectual Property except as otherwise permitted under the last sentence of Section 9.1, (iii) borrow money, (iv) incur or pay any material liability, or (v) guarantee or otherwise incur any material liability with respect to the obligation of any other Person.

6.4          Preservation of Organization. Parent shall use its best efforts to preserve for Parent, Sub and Pharmos Ltd., the present relationships with suppliers, scientists, researchers, licensors, parties to contracts and others having business relations with Parent, Sub and/or Pharmos Ltd. Neither Parent nor Pharmos Ltd. shall merge or consolidate with any other corporation, or acquire any stock of, or, except in the ordinary course of business, acquire any assets or property of any other business entity whatsoever.

6.5          No Default. Neither Parent nor Pharmos Ltd. shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation of Parent or Pharmos Ltd.

6.6          Compliance with Laws. Each of Parent and Pharmos Ltd. shall duly comply in all material respects with all laws, regulations and orders applicable with respect to its business.

6.7          Advice of Change. Parent shall promptly advise Target in writing of any development or change in circumstance (including any litigation to which it may become a party or of which it may gain Knowledge) that does or could reasonably be expected to (i) call into question the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) adversely affect the ability of the parties to consummate the transactions contemplated hereby, or (iii) have any material adverse effect on the business or financial condition of Parent and/or Pharmos Ltd.

6.8          Consents of Third Parties. Parent shall use all commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to Target and Target’s counsel, to the consummation of the transactions contemplated by this Agreement, by each party to any material contract, commitment or obligation of Parent or Pharmos Ltd., in each case under which such consent is required.

6.9          Satisfaction of Conditions Precedent. Parent and Sub each shall use all commercially reasonable efforts to cause the satisfaction of the conditions precedent applicable to it contained in Section 7 hereof.

6.10        Carry on in Regular Course. Parent and Sub each shall, and Parent shall cause Pharmos Ltd. to, use its best efforts to carry on its business in the usual and ordinary course and to preserve its organization and relationships and not to (i) declare or pay any dividends to its stockholders, or repurchase any shares of Parent Stock, (iii) amend its corporate charter or by-laws, (ii) pledge or agree to pledge, any shares of the capital stock of Parent or (iii) increase the size of Parent’s Board of Directors beyond nine (9) members; provided, however, that this Section 6.10 shall not operate as to prevent the entry into or consummation of any of the transactions contemplated in this Agreement or in the agreements constituting exhibits hereto.

6.11        Parent Stockholders Meeting. Promptly after the date of this Agreement, Parent shall take all action as the sole stockholder of Sub to approve this Agreement, the Merger, the Registration Rights Agreement and the Escrow Agreement and the other transactions contemplated hereby and thereby. Additionally, Parent shall promptly call a special meeting of its stockholders to consider and vote upon the approval of this Agreement, the Merger, the Registration Rights Agreement

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and the Escrow Agreement and the other transactions contemplated hereby and thereby in accordance with Parent’s Amended and Restated Certificate of Incorporation and By-Laws and applicable Nevada law. Parent shall recommend to its stockholders the approval of this Agreement, the Merger, the Registration Rights Agreement, the Escrow Agreement and the other transactions contemplated hereby and thereby and shall use its best efforts to solicit and obtain the requisite vote of approval. In connection therewith, Parent shall promptly prepare and disseminate preliminary and definitive proxy materials in accordance with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

7.            Conditions Precedent to Parent’s and Sub’s Obligations. Notwithstanding the provisions of this Agreement, Parent and Sub shall be obligated to perform the acts contemplated for performance by it under this Agreement or under the agreements constituting exhibits hereto only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived by Parent and Sub:

7.1          Accuracy of Representations and Warranties by Target. The representations and warranties of Target set forth in Section 3 of this Agreement (including any schedules thereto) shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes permitted or required by this Agreement.

7.2          Compliance by Target. Target shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

7.3          Approval by Target Stockholders; Delivery of Certificate of Merger. The stockholders of Target shall have authorized and approved this Agreement and the Merger contemplated hereby as required by applicable law and the Restated Certificate and By-laws of Target, and the holders of at least 95% of the issued and outstanding shares of Target Capital Stock (voting together as a single class on an as-converted basis) shall have voted in favor of or consented to the Merger or shall have otherwise waived or failed to perfect any appraisal rights to which they may otherwise be entitled under Section 262 of the Delaware General Corporation Law. Target shall have duly executed and delivered or caused to be duly executed and delivered the Certificate of Merger.

7.4          No Restraining Order. No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the consummation of the Merger or other transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

7.5          No Material Adverse Change. There shall not have been any material adverse change in the business or assets of Target, it being agreed that a material adverse change shall not include the incurring of cash losses from operations in accordance with the conduct of Target’s business in the ordinary course.

7.6          Officers’ Certificates. Target shall have executed and delivered to Sub at and as of the Closing (i) a certificate, duly executed by Target’s President or any Vice President, in form and substance satisfactory to Parent and Parent’s counsel, certifying that each of the conditions specified in this Section 7 applicable to it have been satisfied and (ii) an incumbency certificate in form and substance satisfactory to Parent and Parent’s counsel.

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7.7          Opinion of Target’s Counsel. Target shall have delivered to Sub an opinion of Drinker Biddle & Reath, LLP, counsel to Target, dated the Closing Date, in form and substance reasonably satisfactory to Parent and its counsel.

7.8          Exercise/Conversion of Stock Options, Warrants and Other Rights. Each outstanding stock option, warrant, and other right to acquire the capital stock of Target shall have been exercised, waived, released and/or terminated, and Target’s stock option plan shall have been terminated as of the Closing Date and shall be of no further force or effect.

7.9          Liabilities of Target. After payment of the Cash Consideration to or on behalf  of Target and the use of the proceeds thereof as set forth in Section 1.2(d) hereof, the remaining liabilities of Target as of the Closing Date, as determined in accordance with GAAP applied on a basis consistent with the preparation of the 2005 Audited Financial Statements, shall not exceed $100,000, provided that such liabilities do not include any expenses associated with the transactions contemplated by this Agreement and that such liabilities were incurred in the ordinary course of business. Notwithstanding the foregoing, any accrued vacation pay of Target outstanding at the Closing will not be deemed to be a remaining liability of Target and instead will paid for out of the Cash Consideration or cancelled.

7.10        Consents. All consents required to be secured by Target pursuant to Section 5.12 shall have been secured on or prior to the Closing Date.

7.11        Employment Agreements. All of the employment and consulting agreements to which Target is a party or to or by which Target is bound shall have been terminated upon terms and conditions acceptable to Parent, and participants in the ABP will have executed and delivered a general release in form and substance reasonably acceptable to Parent.

7.12        Distribution of Parent Stock. Target shall have delivered written instructions for the distribution of the Closing Shares pursuant to Section 1.2(g), other than the Escrow Shares, which will be delivered to the Escrow Agent in accordance with the provisions of the Escrow Agreement.

7.13        Proceedings and Documents Satisfactory. All proceedings in connection with the Merger contemplated by this Agreement and the other transactions contemplated hereby and all certificates and documents delivered to Parent and Sub pursuant to this Section 7 or otherwise reasonably requested by Parent shall be executed and delivered by Target and shall be reasonably satisfactory to Parent and its counsel.

7.14        Private Placement. The issuance of the Parent Stock to the stockholders of Target shall qualify as a private placement under Regulation D of the Securities Act and shall be exempt from registration under the Federal securities laws and all state and other securities laws. Parent and its counsel shall have been provided with completed investment questionnaires from the stockholders of Target and any other information necessary for Parent and counsel reasonably to have concluded that the issuance of the Parent Stock is in full compliance with applicable securities laws.

7.15        Approval by Parent Stockholders. The stockholders of Parent shall have authorized and approved this Agreement, the Merger and the transactions contemplated hereby as required by applicable law and the Amended and Restated Articles of Incorporation and By-laws of Parent.

7.16        Execution and Delivery of Registration Rights Agreement and the Escrow Agreement. The stockholders of Target shall have executed and delivered the Registration Rights

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Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), and the Representatives shall have executed and delivered the Escrow Agreement.

7.17        Cancelled Bridge Notes. All of the Bridge Notes shall have been cancelled and delivered to Parent at the Closing, in accordance with the provisions of Section 1.2(f) hereof.

7.18        Standstill Agreement. Each of the Principal Stockholders shall have executed and delivered a Standstill Agreement in the form attached hereto as Exhibit D.

7.19        Cash Consideration. Target shall have delivered a schedule to Parent detailing the disbursement of the Cash Consideration.

8.            Conditions Precedent to Target’s Obligations. Notwithstanding the provisions of this Agreement, Target shall be obligated to perform the acts contemplated for performance by it under this Agreement or under the agreements constituting exhibits hereto only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived by Target:

8.1          Accuracy of Representations and Warranties by Parent and Sub. The representations and warranties of Parent and Sub set forth in Section 4 of this Agreement and in any Schedules to this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes permitted or required by this Agreement.

8.2          Compliance by Parent and Sub. Parent and Sub each shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by it by the Closing Date.

8.3          Approval by Parent Stockholders; Delivery of Certificate of Merger. The stockholders of Parent and Sub shall have authorized and approved this Agreement and the Merger contemplated hereby as required by applicable law and the Certificate of Incorporation and By-laws of Parent and Sub, as applicable, and Sub shall have duly executed and delivered or caused to be duly executed and delivered the Certificate of Merger.

8.4          No Restraining Order. No restraining order or injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition shall prevent the Merger or other transactions contemplated by this Agreement, and no petition or request for any such injunction or other order shall be pending.

8.5          Parent and Sub Certificates. Parent and Sub each shall have delivered to Target (i) a certificate of its President or one of its Vice Presidents dated the Closing Date, in form and substance satisfactory to Target and Target’s counsel, certifying that the conditions set forth in Section 8 applicable to it have been satisfied, and (ii) an incumbency certificate in form and substance satisfactory to Parent and Parent’s counsel.

8.6          Opinions of Parent’s and Sub’s Counsel. Parent and Sub shall have delivered to Target opinions of Eilenberg & Krause LLP and MacDonald Carano Wilson LLP, counsel and special Nevada counsel, respectively, for Parent and Sub, dated the Closing Date, in form and substance reasonably satisfactory to Target and its counsel.

8.7          No Material Adverse Change. There shall not have been any material adverse change in the business or assets of Parent, Sub or Pharmos Ltd., taken as a whole, it being agreed that a material adverse change shall not include the incurrence of cash losses from operations in accordance

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with the conduct of Parent’s and Pharmos Ltd.’s business in the ordinary course and shall not be deemed to have occurred if Parent is unsuccessful in its current motions to dismiss pending class action and derivative litigations involving Parent and currently described in the Parent Reports.

8.8          Proceedings and Documents Satisfactory. All proceedings in connection with the Merger contemplated by this Agreement and the other transactions contemplated hereby and all certificates and documents delivered to Target pursuant to this Section 8 or otherwise reasonably requested by Target shall be executed and delivered by Parent and Sub and shall be reasonably satisfactory to Target and its counsel.

8.9          Private Placement. The issuance of the Parent Stock to the stockholders of Target shall qualify as a private placement under Regulation D of the Securities Act and shall be exempt from registration under the Federal securities laws and all state and other securities laws.

8.10        Expansion of Parent Board of Directors. Parent shall have expanded the size of its staggered Board of Directors (the “Board”) by two, for a new total of nine members, and shall have received the resignation of one existing member of the Board. The two newly-created Board positions, together with the vacated Board position, will represent the following vacancies: (i) one vacancy with a term commencing as of Closing and expiring at the Parent annual stockholders meeting in 2009, (ii) one vacancy with a term commencing as of Closing and expiring at the Parent annual stockholders meeting in 2008, and (iii) one vacancy with a term commencing as of closing and expiring at the Parent annual stockholders meeting in 2007. Such vacancies will be filled by the Board at the Closing with three designees of Target, subject to approval by Parent’s Board, with each of the affiliates of (i) J.P. Morgan Partners, (ii) Venrock Partners and (iii) New Enterprise Associates each initially appointing one such designee, in each case subject to approval of Parent’s Board (it being agreed that Srinivas Akkaraju, Anthony B. Evnin and Charles W. Newhall III are acceptable designees and have been approved by Parent’s Board).

8.11        Payment of Cash Consideration. Parent shall have paid the Cash Consideration to or on behalf of Target as provided in Section 1.2(e).

8.12        Execution and Delivery of Registration Rights Agreement and Escrow Agreement. Parent shall have executed and delivered the Registration Rights Agreement and the Escrow Agreement.

9.	Covenants of the Parties.

9.1          No Solicitation. Unless and until this Agreement shall have been terminated by Parent or Target pursuant to Section 14 hereof and up to and through the Closing, neither Parent nor Target nor any of their respective officers, directors, employees, representatives, subsidiaries or agents (including without limitation their investment bankers, accountants and counsel, collectively, the “Agents”) shall directly or indirectly encourage, solicit, initiate, or participate in any discussions or negotiations with, or provide any information to, any Person (other than the other parties hereto) concerning any offer or proposal for any merger, tender offer, sale, lease as lessor, license as licensor, or other disposition of substantial assets, sale of shares of capital stock or debt securities, or similar transaction involving it (an “Acquisition Proposal”), and shall not enter into any discussion of any business transaction with a third party that would involve any receipt, transmission, or disclosure of its confidential information, except in the ordinary course of business. Each party and any of its Agents shall immediately communicate in writing to the other party the terms of any proposal, discussion, negotiation, or inquiry relating to an Acquisition Proposal (including the identity of the party making such proposal or inquiry) that it receives in respect of any such transaction (which shall mean that any such communication

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shall be delivered no less promptly than by telecopy within two business days of receipt of any such proposal or inquiry). Notwithstanding the foregoing, Parent and Target each acknowledges that the other party may continue to initiate and continue product in-licensing and out-licensing discussions and negotiations with third parties, but may not enter into any agreement relating to a material licensing transaction without the prior written consent of the other; provided, however, Parent may enter into a product in-licensing agreement without the prior written consent of Target, if (i) the in-licensed product is not competitive with, or will not reduce the value of, dextofisopam, and (ii) the aggregate then-irrevocable payment obligations of Parent under such in-licensing agreement do not exceed $4,000,000 (that is, excluding, without limitation, any potential or contingent up-front, royalty, license maintenance or milestone based payments that would not be due and payable by Parent if it elected at some future date to terminate such in-licensing agreement).

9.2          Further Assurance. Subject to the terms and conditions set forth in this Agreement, each of the parties to this Agreement shall use its best efforts, as promptly as practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

9.3          Disclosure Statements. From time to time prior to the Effective Date, and in any event immediately prior to the Effective Date, each party shall promptly supplement or amend its disclosure schedules with respect to any matter hereafter arising that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules that is or has become inaccurate. If any such supplement or amendment discloses a material adverse change, the conditions to consummate the Merger set forth in Sections 7 or 8 shall be deemed not to have been satisfied.

9.4          Satisfaction of Conditions Precedent. Each of the parties to this Agreement shall use its best efforts to cause the satisfaction on or before August 31, 2006 of the conditions precedent contained in Sections 7 and 8 of this Agreement that impose obligations on it or require action on its part or the part of any of its stockholders or affiliates.

9.5          HSR Filing. Parent and Target shall have determined, upon advice of counsel, that no filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Parent and Target shall furnish to each other such necessary information and reasonable assistance as the other may reasonably require in connection with reaching such determination.

9.6	Post-Closing Covenants.

(a)           The parties agree that following the Closing, Parent will have complete flexibility in determining the appropriate preclinical and clinical development of Target’s current compounds in development. The parties intend that Target’s operations in New Jersey will be merged into Parent’s New Jersey operations. Parent acknowledges that it is its current intention to continue Target’s existing research and development and clinical programs for a period of at least two (2) years following the Closing, subject to ongoing and periodic review by management and the Board and further subject to the budgetary restraints of Parent’s combined business operations following the Merger and the availability of outside financing.

(b)           Parent shall timely (i) notify the Representatives of the commencement of each Phase IIb trial conducted for dextofisopam, (ii) provide the Representatives with the results of each such Phase IIb trial, (iii) provide evidence that the NDA referenced in Section 1.2(i) above has been

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filed with the FDA, and (iv) provide the Representatives with all such other information (including, without limitation, protocols, clinical development plans, progress reports and chemical stability testing data) as they may reasonably request in connection with any Phase IIb trial for dextofisopam and/or leading up to and including the filing of such NDA, which information shall be subject to the confidentiality obligations set forth in Section 10 below.

(c)           For as long as the affiliates of each of (i) J.P. Morgan Partners, (ii) Venrock Partners and (iii) New Enterprise Associates hold at least 50% of the Closing Shares issued to them and their affiliates (including any Escrow Shares allocable to it not previously forfeited to Parent in accordance with the terms of the Escrow Agreement), then (A) its designee for Parent’s Board shall remain on the Board for the duration of his initial term, (B) each designated director shall be replaced during the initial term or any renewal term only by another individual designated by such Indemnifying Stockholder, subject to the approval of Parent’s Board, and (C) in connection with the pending expiration of the term of any such director, the Governance and Nominating Committee of Parent’s Board shall consider, in connection with the deliberations in accordance with its Charter, the re-nomination of such director to the Parent Board.

10.          Confidential Information; No Publicity. Any and all non-public information disclosed by Parent to Target or by Target to Parent as a result of the negotiations leading to the execution of this Agreement, or in furtherance hereof, shall remain confidential and be subject to the Confidentiality Agreement dated October 28, 2005, as amended on January 27, 2006 (as amended, the “Confidentiality Agreement”) between Parent and Target. If the consummation of the transactions contemplated by this Agreement does not take place for any reason, each of Parent, Sub and Target will return promptly all materials containing non-public information relating to the other side; provided, however, that counsel for each party may retain one copy of all such materials for the sole purpose of future evaluation in connection with any dispute arising under this Agreement or the Confidentiality Agreement or otherwise between the parties.

11.          Securities Laws Matters. Target agrees to cooperate with Parent in qualifying the issue of Parent Stock to the holders of Target Capital Stock under Section 4(2) and/or Regulation D under the Securities Act and in complying with all state and other securities laws in respect thereto, and in connection therewith, to assist in the preparation of any offering materials to be delivered by Parent to the stockholders of Target. Neither Target nor any of its agents is or shall be authorized to act on Parent’s behalf with respect to any aspect of the transactions contemplated by this Agreement or make any solicitations of or representations to any of the stockholders of Target on Parent’s behalf. Neither this Agreement nor any other by Parent shall be deemed an offer with respect to Parent Stock.

12.          No Survival of Representations. Each of the representations and warranties made by the parties hereto shall survive the Closing Date and the Effective Date and consummation of the transactions for a period of eighteen months from the Effective Date (the “Release Date”).

13.          Tax Consequences to the Parties. Parent, Sub and Target each understand and agree that no party is making any representation or warranty to the other as to the tax consequences of this Agreement and the events and actions contemplated hereby. Nonetheless, the parties agree to report the transactions contemplated hereby on their respective federal income tax returns as a tax-free reorganization under §368(a) of the Code and to take no action inconsistent with such characterization.

14.          Termination; Liabilities Consequent Thereon. This Agreement, the agreements constituting exhibits hereto and (if executed) the Certificate of Merger may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Date (whether before or after approval of the Merger by the stockholders of Parent, Sub or Target ) only as follows:

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(a)           by Parent or Sub, upon notice to Target (i) if Target shall be in material breach of its obligations hereunder and shall not have cured such breach within a period of ten (10) days after written notice from Parent or Sub or (ii) if the conditions set forth in Section 7 shall not have been satisfied, or waived by Sub, on or prior to August 31, 2006 or (iii) if there has been a material adverse change in the representations and warranties made by Target herein when taken as a whole or (iv) upon any material adverse change in the business or operations of Target; or

(b)           by Target, upon notice to Parent and Sub, (i) if Parent or Sub shall be in material breach of its obligations hereunder and shall not have cured such breach within a period of ten (10) days after receipt of written notice from Target or (ii) if the conditions set forth in Section 8 shall not have been satisfied, or waived by Target, on or prior to August 31, 2006 or (iii) if there has been a material adverse change in the representations and warranties made by Parent or Sub herein when taken as a whole or (iv) upon any material adverse change in the business or operations of Parent, Pharmos Ltd. or Sub; or

(c)	at any time by mutual agreement of Parent and Target.

If (i) Target chooses to terminate this Agreement other than pursuant to Section 14(b) or (c), or (ii) Parent chooses to terminate this Agreement pursuant to Section 14(a)(i) in connection with a breach by Target (or its Agents) of its obligations under Section 9.1, Target shall immediately pay to Parent a breakup fee of $1,500,000 in cash, in addition to Parent’s remedies for wrongful termination. If (i) Parent chooses to terminate this Agreement other than pursuant to Section 14(a) or (c) or (ii) Target chooses to terminate this Agreement pursuant to Section 14(b)(i) in connection with a breach by Parent (or its Agents) of its obligations under Section 9.1, Parent shall immediately pay to Target a breakup fee of $1,500,000 in cash, in addition to Target’s remedies for wrongful termination. If either Parent or Target terminates this Agreement for reasons other than its unwillingness, inability, or failure to fulfill its obligations hereunder, it shall have the right to recover damages sustained by it as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that such terminating party is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate this Agreement under Section 14(a) or (b).

The parties acknowledge and agree that if Parent stockholder approval of this Agreement and the Merger, and the transactions contemplated hereby in accordance with the provisions of Section 6.11 is not obtained, Parent shall not be obligated to pay to Target the breakup fee hereunder unless Target is otherwise entitled to such payment under the immediately preceding paragraph.

15.	Indemnification.
	15.1	By the Indemnifying Stockholders.

(a)           Subject to the limitations set forth in this Section 15, from and after the Closing Date, each of the stockholders of Target receiving Closing Shares (each, an “Indemnifying Stockholder” and, collectively, the “Indemnifying Stockholders”), severally and not jointly, shall indemnify and hold Parent and the Surviving Corporation and their respective directors, officers, employees, shareholders, agents, attorneys, successors, assigns and affiliates (collectively, the “Parent Indemnified Parties”) harmless from and with respect to any and all claims, judgments, proceedings, actions, suits, investigations, liabilities, losses, reasonable costs (including the reasonable fees and disbursements of attorneys), expenses and damages, including without limitation under federal or state securities laws, but excluding any incidental, consequential or punitive damages (collectively, “Damages”), related to or arising out of (i) any material failure or breach of any representation or

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warranty of Target, or (ii) any material failure to perform any covenant, obligation, undertaking or agreement of Target contained in this Agreement (including any Schedules hereto) or in the agreements constituting exhibits hereto.

(b)           The parties hereto agree and acknowledge that the Escrow Shares shall be the sole and exclusive source of recovery by the Parent Indemnified Parties and shall limit any other remedies available to the Parent Indemnified Parties hereunder or under any applicable law for the payment of or in respect of any claims arising hereunder, except that no such limitation shall apply in the event of fraud by Target, or any Indemnifying Stockholder. For the purposes of payment in respect of any Damages incurred by the Parent Indemnified Parties pursuant to this Section 15.1, the value of each Escrow Share shall be determined based upon the average of the closing price of Parent Stock for the fifteen consecutive trading days ending one business day prior to the date of assertion of a claim for Damages. The number of Escrow Shares available to satisfy the Indemnifying Stockholders’ obligations hereunder shall be successively reduced (with such shares to be released from escrow and distributed to the Indemnifying Stockholders pursuant to the instructions set forth in the Escrow Agreement) by one-third of the original number of Escrow Shares on each of the dates that are six months and one year after the Effective Date and eliminated on the Release Date, provided that, if a claim or claims for indemnification previously have been asserted by the Parent Indemnified Parties hereunder and the amount of such claim or claims is less than the value of the Escrow Shares to be released on such date, then only such shares with a value in excess of outstanding claims shall be released on such date, all in accordance with the provisions of the Escrow Agreement and Section 15.4(b) hereof.

(c)           The Indemnifying Stockholders shall have no liability for indemnification hereunder unless and until the aggregate Damages of the Parent Indemnified Parties exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold Amount”), in which event the Indemnifying Stockholders shall indemnify the Parent Indemnified Parties for the full amount of Damages exceeding the Threshold Amount, but not for any Damages up to the Threshold Amount. The limitations provided in the previous sentence shall not apply in case of fraud.

(d)           The adoption of this Agreement and the approval of the Merger by Target shall constitute approval by its stockholders of all of the arrangements relating hereto and thereto, including without limitation, (i) the appointment of the Representatives (as defined in Section 16 hereof), and (ii) the authority of the Representatives to defend and/or settle any claims for which the stockholders of Target may be required to indemnify the Parent Indemnified Parties pursuant to this Section 15. All decisions and actions by the Representatives shall be binding upon all stockholders of Target and no such stockholders shall have the right to object, dissent, protest or otherwise contest the same.

15.2	By Parent.

(a)           Subject to the limitations in this Section 15, from and after the Closing Date, Parent shall indemnify and hold the stockholders of Target (collectively, the “Target Indemnified Stockholders”) harmless from and with respect to any and all Damages related to or arising out of (i) any material failure or breach of any representation or warranty of Parent or Sub, or (ii) any material failure to perform any covenant, obligation, undertaking or agreement of Parent or Sub contained in this Agreement (including any Schedules hereto) or in the agreements constituting exhibits hereto.

(b)           Parent shall have no liability for indemnification hereunder unless and until the aggregate Damages of the Target Indemnified Parties exceed the Threshold Amount, in which event Parent shall indemnify the Target Indemnified Stockholders for the full amount of Damages exceeding the Threshold Amount, but not for any Damages up to the Threshold Amount. The maximum amount of Damages payable by Parent to the Target Indemnified Parties, other than in the event of fraud,

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shall equal the aggregate value of the Escrow Shares then held in escrow when the claim is asserted (assuming, for this purpose only, that no claim for Damages had been asserted by the Parent Indemnified Parties that would have resulted in certain of the Escrow Shares not having been released to the Indemnifying Stockholders), based upon the Average Trading Price of Parent Stock for the fifteen consecutive trading days ending one business day prior to the Effective Date. The parties hereto agree and acknowledge that the foregoing payment of Damages by Parent shall be the sole and exclusive source of recovery by the Target Indemnified Parties and shall limit any other remedies available to the Target Indemnified Parties hereunder or under any applicable law for the payment of or in respect of any claims arising hereunder, except that no such limitation with respect to any Parent shall apply in the event of fraud by Parent.

15.3        Of Target’s Officers and Directors. From and after the Effective Date, the Parent and the Surviving Corporation each shall indemnify, defend and hold harmless all of the current officers and directors of Target (the “Target Indemnified Parties”, who are referred to hereinafter collectively with the Parent Indemnified Parties and the Target Indemnified Stockholders as the “Indemnified Parties”) against any Damages (including, without limitation, any Damages relating to this Agreement or the transactions contemplated hereby), but only to the extent based or arising in whole or in part on or out of the fact that such of the Target Indemnified Parties is or was an officer or director of Target, whether pertaining to any matter existing or occurring at or prior to the Effective Date, and whether asserted or claimed prior to, at, or after the Effective Date; provided, however, that notwithstanding any other provision hereof, the Target Indemnified Parties shall under no circumstances be entitled to indemnification in respect of any claims, actions or Damages relating to any matter or Damages in connection with or in respect of which the Parent Indemnified Parties are entitled to indemnification pursuant to Section 15.1 hereof.

15.4	Method of Asserting Claims; Payment; Offset.

(a)           All claims for indemnification by any Indemnified Parties pursuant to this Section 15 shall be made in accordance with the provisions of this Agreement and the Escrow Agreement.

(b)           The indemnification obligations of the Indemnifying Parties (as defined below) shall survive through the Release Date except for claims based upon fraud and claims for Damages for which an Indemnified Party delivered a notice to the Indemnifying Party prior to the Release Date, which may be prosecuted until its conclusion, which may be after the Release Date.

(c)           Notice. An Indemnified Party shall give prompt written notification to the Representatives (on behalf of the Indemnifying Stockholders) or Parent (on its own behalf and on behalf of the Surviving Corporation), as applicable (each an “Indemnifying Party”), of the actual or threatened commencement of any action, suit or proceeding (and the facts constituting the basis therefor) or any other basis for which indemnification pursuant to this Section 15 may be sought (an “Indemnification Notice”). Such Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. No delay on the part of an Indemnified Party in giving an Indemnifying Party an Indemnification Notice will relieve the Indemnifying Party from any of its obligations unless and only to the extent that the Indemnifying Party is materially prejudiced by the delay, or unless the Indemnification Notice is not delivered to the Indemnifying Party on or prior to the Release Date.

(d)           Defense of Claims. Within thirty (30) days after delivery of an Indemnification Notice indicating any action, suit or proceeding brought by a third party against the Indemnified Party that is based upon, or includes assertions relating to, any item listed in Sections

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15.1(a), 15.2(a) or 15.3 (each, a “Third Party Claim”), the Indemnifying Party may, upon written notice thereof to the applicable Indemnified Parties, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the applicable Indemnified Parties. If the Indemnifying Party does not assume control of such defense, then the applicable Indemnified Parties shall control such defense with the costs and expenses incurred by the Indemnified Parties in connection with such defense, including reasonably attorneys’ fees, other professionals’ fees and court or arbitration costs, to be included in the Damages for which the Indemnified Parties may seek indemnification under this Section 15 whether or not such Third Party Claim is successful. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the counsel selected by the Indemnifying Party concludes that such counsel has a conflict of interest due to the existence of conflicting or different defenses available to the Indemnifying Parties and the Indemnified Parties with respect to such Third Party Claim, then the reasonable fees and expenses of one firm of separate counsel for all of the applicable Indemnified Parties shall be paid by the Indemnifying Party. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof (including the provision of copies of all pleadings, motions and communications) and shall consider in good faith recommendations made by the other party with respect thereto. The applicable Indemnified Parties shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed. The Indemnifying Parties shall not agree to any settlement of a Third Party Claim without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld or delayed.

(e)           Resolution of Claims. Any Indemnification Notice received by an Indemnifying Party under this Section 15.4 will be resolved as follows:

(i)          Uncontested Claims. If within thirty (30) days after receipt of an Indemnification Notice by the Indemnifying Party, the Indemnifying Party has not provided the Indemnified Party with a written notice contesting all or a portion of such Indemnification Notice, the claim will be deemed an “Uncontested Claim.” The Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Damages specified in the Indemnification Notice for an Uncontested Claim. In addition, the Indemnifying Party shall also be deemed to have stipulated to the entry of a final judgment for Damages against it for such amount in a federal or state court located in the County of New York, State of New York.

(ii)         Contested Claims. If within thirty (30) days after receipt of an Indemnification Notice by an Indemnifying Party, the Indemnifying Party gives the Indemnified Party written notice contesting all or any portion of such Indemnification, the claim will be deemed a “Contested Claim.” Contested Claims will be resolved by either (i) a written settlement agreement executed by the Indemnifying Party and the Indemnified Party or (ii) in the absence of such a written settlement agreement, by a final, non-appealable judgment by a federal or state court of competent jurisdiction located in the State of New York.

(iii)       Settled Claims. The terms of the written settlement agreement executed by an Indemnifying Party and an Indemnified Party will govern the resolution of any Contested Claim settled under such agreement (a “Settled Claim”).

(f)           Payment. Any Damages for which the Indemnifying Stockholders shall be liable to the Parent Indemnified Parties (other than for fraud) shall be paid in Escrow Shares with such shares to be valued in accordance with the provisions of Section 15.1(b). Any Damages for which the Parent or Sub shall be liable to the Target Indemnified Stockholders shall be payable in shares of Parent

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Stock or cash, at the election of Parent in its sole discretion, with the value of each share of Parent Stock issued in connection herewith to be determined based upon the average of the closing price of Parent Stock for the fifteen consecutive trading days ending one business day prior to the Effective Date. Any Damages for which the Parent or the Surviving Corporation shall be liable to the Target Indemnified Parties shall be paid in cash by Parent. Any payment by Parent of cash or Parent Stock in satisfaction of Damages hereunder shall be made within 15 days of the date that the amount of such Damages is finally determined hereunder.

(g)           Insurance; Taxes. Damages in respect of which an Indemnifying Party is required to indemnify an Indemnified Party hereunder shall be reduced by an amount equal to insurance proceeds paid to or tax benefit realized by the Indemnified Party.

(h)           Knowledge. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnity under this Section 15 with respect to, and no Indemnifying Party shall be liable for, any Damages sustained as a result of any matter of which the Indemnified Party had Knowledge at or prior to the Closing.

(i)            Survival. The provisions of this Article 15 shall survive any termination of this Agreement and shall inure to the benefit of, and be enforceable by, any heirs, successors, assigns or representatives of any of the Indemnified Parties.

16.	Appointment of Representatives.

(a)           Target (and the stockholders of Target by approval of this Agreement and the transactions contemplated hereby) hereby appoints Srinivas Akkaraju, Anthony B. Evnin, Charles W. Newhall III, Robert F. Johnston and Jeff Calcagno (collectively, the “Representatives” and each, a “Representative”) to represent the stockholders of Target after the Closing Date for the purposes specified in this Agreement (including acting as a purchaser representative under Regulation D of the Securities Act, if necessary) and executing on behalf of such stockholders the Escrow Agreement and the Registration Rights Agreement.

(b)           Additional Powers and Authority. After the Closing, in addition to the matters set forth in Section 16(a) above, the Representatives will have authority and power to act on behalf of the stockholders of Target with respect to the disposition, settlement or other handling of the Escrow Shares and any disputes, claims or other proceedings arising following the Closing and the execution and delivery of any certificates, certifications, representation letters, or other documents required to be delivered by Target or the stockholders of Target pursuant to the terms of this Agreement, including, without limitation, the Escrow Agreement and the Registration Rights Agreement.

(c)           Authority and Reliance by Parent. Target’s stockholders will be bound by all actions taken and documents executed by the Representatives in their capacity as such hereunder and under the Escrow Agreement, and Parent will be entitled to rely on any action or decision of the Representatives. All actions and decisions of the Representatives in their capacities as such shall require the approval of a majority of the Representatives.

(d)           Limitation of Liability and Indemnification. In performing the functions specified in this Agreement, the Representatives will not be liable to Target’s stockholders, Parent or Sub in the absence of willful misconduct on the part of the Representatives. Target’s stockholders will severally indemnify the Representatives and hold them harmless against any loss, claim or liability (including defense costs) incurred without willful misconduct on the part of the Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder.

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(e)           Compensation and Reimbursement. The Representatives will not be entitled to receive any compensation from Parent, Sub, Target or Target’s stockholders in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken by the Representatives under the terms of this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Target’s stockholders (on a pro rata basis based on the number of shares of Parent Stock received by each of them pursuant to this Agreement) to the Representatives.

(f)           Replacement. If any individual serving as a Representative dies, becomes unable to perform the responsibilities hereunder or resigns, a substitute representative will be appointed by the former stockholders of Target representing a majority of the consideration received by such stockholders pursuant to Sections 1.2(f), 1.2(g) and 1.2(h). A Representative may resign as a Representative hereunder, effective upon a new Representative being appointed in writing. The new Representative will provide notice to the Parent of the occurrence of such event.

(g)           Binding Nature of Election. The provisions of this Section 16 are independent and severable, will constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each stockholder of Target to the Representatives and will be binding upon the executors, heirs, legal representatives and successors of each stockholder of Target.

17.          Expenses. All expenses incurred by Target or any stockholder of Target in connection with the preparation and execution of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including any expenses of finders, brokers, attorneys or the like, shall be borne by Target or the stockholders of Target, as the case may be. All expenses incurred by Parent and Sub shall be borne by Parent.

18.          Certain Definitions. As used herein the following terms not otherwise defined shall have the following respective meanings:

“Average Trading Price” shall mean an amount equal to the average of the closing price of the Parent Stock as quoted on the Nasdaq Capital Market for the fifteen (15) trading days immediately preceding (i) the Effective Date in the case of the Closing Shares and (ii) the satisfaction of the applicable Milestone in the case of the Milestone Shares.

“Indebtedness”: (a) All indebtedness for borrowed money or other obligations, commitments or liabilities, whether current or long-term, contingent or matured, secured or unsecured, (b) all indebtedness of the deferred purchase price of property or services represented by a note or security agreement, (c) all indebtedness created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part to the purchase price of property subject to such mortgage or lien, (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which Target is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, and (g) all indebtedness of Target, the stockholders of Target or any other Person that is guaranteed by Target or that Target has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Target has otherwise assured a creditor against loss.

“Intellectual Property”: all patents, patent applications, supplemental protection certificates, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet

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domain names, together with all goodwill associated with each of the foregoing, copyrights and copyrightable works, registrations, applications and renewals for any of the foregoing and proprietary computer software, including but not limited to data, data bases and documentation

“Person”: any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

“Principal Stockholders”: Affiliates of J.P. Morgan Partners, New Enterprise Associates and Venrock Associates who hold shares of Target Capital Stock as of the date hereof as reflected on Schedule 3.5(a).

“Securities Act”: shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Target Capital Stock”: shall mean, collectively, shares of Target’s (i) common stock, $0.001 par value per share, (ii) Series A Convertible Preferred Stock, par value $0.001 per share, (iii) Series B Convertible Preferred Stock, par value $0.001 per share, (iii) Series C Redeemable Convertible Preferred Stock, par value $0.001 per share, and (iv) Series D Redeemable Convertible Preferred Stock, par value $0.001 per share.

“Tax”: any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

“Tax Return”: any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

19.	Miscellaneous Provisions.

19.1        Amendments. This Agreement may be amended prior to Closing only by written instrument stating that it is an amendment of this Agreement executed by Parent, Sub and Target and approved by the Boards of Directors of Parent, Sub and Target (i) in any manner and at any time prior to the first to occur of (A) submission for approval of this Agreement to the stockholders of Target and (B) submission for approval of this Agreement to the stockholders of Parent, and (ii) after the earliest such submission for approval, to extend the Closing Date and termination date referred to in Section 14 or to make other amendments which, in the opinion of the respective counsel for Parent and Target, do not substantially alter the terms hereof. This Agreement may be amended after the Closing only by written instrument executed by Parent and the Representatives.

19.2        Notices and Representatives. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of

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(A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices. Prior to the Closing Date, Target agrees to forward any notices addressed to any of the stockholders of Target to such stockholder(s) at the address of record reflected in the books and records of Target.

Address for notices to Parent or Sub:

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, New Jersey 08830

Attn: Chief Executive Officer

Fax:	(732) 452-9557

Phone: (732) 452-9556

with a copy (which shall not constitute notice) to:

Adam Eilenberg, Esq.

Eilenberg & Krause LLP

11 East 44th Street

New York, New York 10017

Fax:	(212) 986-2399

Phone: (212) 986-9700

Address for notices to Target:

Vela Pharmaceuticals Inc.
820 Bear Tavern Road, Suite 300
Ewing, New Jersey 08628

Attention: Chief Executive Officer

Fax:	(609) 771-8661
Phone: (609) 771-8660

with a copy (which shall not constitute notice) to:

John E. Stoddard III

Drinker Biddle & Reath LLP

105 College Road East, Suite 300

Princeton, New Jersey 08542

Fax:	(609) 799-7000

Phone: (609) 716-6500

Addresses for notices to the Representatives:

Srinivas Akkaraju
c/o J.P. Morgan Partners

50 California Street, 29th Floor

San Francisco, CA 94111

Fax:	(415) 591-1205

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Phone:	(415) 591-1200

Anthony B. Evnin
c/o Venrock Associates

30 Rockefeller Plaza, Room 5508

New York, NY 10112

Fax:	(212) 649-5788
Phone:	(212) 649-5791

Charles W. Newhall III
c/o New Enterprise Associates

1119 St. Paul Street

Baltimore, MD 21202

Fax:	(410) 752-7721
Phone:	(410) 244-0115

Robert F. Johnston

181 Cherry Valley Road

Princeton, NJ 08540

Fax:	(609) 924-
Phone:	(609) 924-3131

Jeff Calcagno

c/o Vela Pharmaceuticals Inc.

820 Bear Tavern Road, Suite 300

Ewing, NJ 08628

Fax:	(609) 771-8661

Phone: (609) 771-8660

with a copy (which shall not constitute notice) to:

John E. Stoddard III

Drinker Biddle & Reath LLP

105 College Road East, Suite 300

Princeton, New Jersey 08542

Fax:	(609) 799-7000

Phone: (609) 716-6500

19.3        Assignment and Benefits of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, but may not be assigned without the written consent of the other parties to this Agreement. Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto (and the Representatives after the Closing Date) any rights under or by reason of this Agreement. In the event that Parent shall sell substantially all of its assets or capital stock or merge, reorganize or consolidate with or into any other corporation (or engage in any other similar transaction), then appropriate provision shall be made with respect to Parent’s obligation to issue the Milestone Shares.

19.4        Governing Law. This Agreement shall be construed and enforced in accordance with, and rights of the parties shall be governed by, the internal laws of the State of New York (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction).

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19.5        Submission to Jurisdiction; Waivers. PARENT, SUB, TARGET AND THE STOCKHOLDERS OF TARGET (BY APPROVAL OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY), FOR ITSELF AND ON BEHALF OF ITS SUCCESSORS, ASSIGNS AND TRANSFEREES, HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)         CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, AT ITS ADDRESS AS PROVIDED IN SECTION 19.2 HEREOF OR AT SUCH OTHER ADDRESS AS IT SHALL HAVE NOTIFIED EACH OF THE OTHER PARTIES HERETO IN THE MANNER PROVIDED IN SECTION 19.2 HEREOF;

(iv)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW; AND

(v)         WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

19.6        Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

19.7        Section Headings. The headings of sections or subsections are for reference only and shall not limit or control the meaning thereof.

19.8        Public Statements or Releases. The parties hereto each agree that no party to this Agreement shall make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 19.8 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party’s legal or contractual obligations.

[ Remainder of Page Intentionally Left Blank ]

41

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

PARENT:

PHARMOS CORPORATION

By:/s/ Haim Aviv
Name:	Haim Aviv
Title:	Chairman and CEO

SUB:

VELA ACQUISITION CORPORATION

By:/s/ Haim Aviv
Name:	Haim Aviv
Title:	Chairman and CEO

TARGET:

VELA PHARMACEUTICALS INC.

By:/s/ Jeff Calcagno M.D.
Name:	Jeff Calcagno, M.D.
Title:	Chief Business Officer and
Chief Financial Officer

42

Exhibit A to Merger Agreement

CERTIFICATE OF MERGER

OF

VELA PHARMACEUTICALS INC.

(a Delaware corporation)

INTO

VELA ACQUISITION CORPORATION

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Vela Acquisition Corporation, a Delaware corporation (“Sub”), does hereby certify as follows:

FIRST: Each of the constituent corporations, Sub and Vela Pharmaceuticals Inc., a Delaware corporation (“Target”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger dated March 14, 2006 (the “Merger Agreement”) among Pharmos Corporation, a Nevada corporation, Sub and Target, setting forth the terms and conditions of the merger of Target with and into Sub (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is Vela Acquisition Corporation (the “Surviving Corporation”)

FOURTH: That the Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of Vela Acquisition Corporation as on file with the Delaware Secretary of State immediately prior to the effective time of the Merger.

FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation upon request and without cost to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, Vela Acquisition Corporation has caused this Certificate to be executed by its President and attested by its Secretary this [____] day of [______], 2006.

VELA ACQUISITION CORPORATION a Delaware corporation By: —————————————— Name: Title: President

ATTEST: —————————————— Name: Secretary

2

Exhibit B to Merger Agreement

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”), dated as of [_______], 2006 (the “Closing Date”) by and among Pharmos Corporation, a Nevada corporation (“Parent”), Vela Acquisition Corporation, a Delaware corporation (“Sub”), Srinivas Akkaraju, Anthony B. Evnin, Charles W. Newhall III, Robert F. Johnston and Jeff Calcagno as representatives (collectively, the “Representatives”) of the former stockholders of Vela Pharmaceuticals, Inc. (the “Company”), [______], [_____] and [_____] (collectively, the “Indemnifying Stockholders”) and [___________], as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, Parent, Sub, and the Company are parties to that certain Agreement and Plan of Merger dated as of March 14, 2006 (the “Merger Agreement”) pursuant to which the Company’s former stockholders have received or shall receive shares of common stock, par value $0.03 per share, of Parent (“Parent Stock”);

WHEREAS, in connection with the closing on the date hereof of the transactions contemplated by the Merger Agreement (the “Closing”), Parent has deposited an aggregate of 1,725,000 shares of Parent Stock (the “Escrow Shares”) into escrow with Escrow Agent, to be held by Escrow Agent pursuant to the terms and conditions set forth in this Escrow Agreement and the Merger Agreement pending the occurrence of certain events set forth herein and therein;

WHEREAS, the Escrow Shares are being held to secure claims by Parent Indemnified Parties for Damages under Section 15 of the Merger Agreement;

WHEREAS, the Representatives have been appointed and are authorized to act on behalf of the Company’s former stockholders pursuant to Section 16 of the Merger Agreement; and

WHEREAS, Escrow Agent is willing to serve in such capacity on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1.     Definitions. Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to such term in the Merger Agreement.

2.     Appointment of Escrow Agent. Each of Parent, Sub, the Indemnifying Stockholders and the Representatives hereby appoints and designates the Escrow Agent as the Escrow Agent for the purposes and upon the terms set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as the Escrow Agent hereunder for the purposes and upon the terms set forth herein.

3.     Parent to Act on behalf of Affiliates. After the Closing, each of the parties hereto agree that the Parent shall have authority to settle all claims under this Agreement or the Merger Agreement on behalf of the Sub, or any of the affiliates of Parent or Sub. Unless the context otherwise requires, any references to Parent contained herein shall be deemed to be references to Parent and Sub, and each of their affiliates.

4.	Deposit of Escrowed Shares.

(a)         Escrow Fund. Parent has deposited with the Escrow Agent three stock certificates, each evidencing 575,000 shares of Parent Stock (an aggregate of 1,725,000 Escrow Shares), issued in the name of Escrow Agent or its nominee for the benefit of the Indemnifying Stockholders in accordance with their pro rata interests set forth on Exhibit A. The Escrow Shares shall constitute an escrow fund (the “Escrow Fund”) with respect to claims for Damages by the Parent Indemnified Parties under the Merger Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Indemnifying Stockholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b)        Voting of Escrow Shares. Each Indemnifying Stockholder shall have the right, in its sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of written instructions from an Indemnifying Stockholder, the Escrow Agent shall not vote any of the Escrow Shares held for such Indemnifying Stockholder.

(c)         Dividends, Etc. Parent and each of the Representatives agree among themselves, for the benefit of Parent and the Escrow Agent, that any securities or other property distributable in respect of or in exchange for any Escrow Shares as a result of a stock split or recapitalization shall not be distributed to the Indemnifying Stockholders, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Ordinary cash dividends and dividends payable in shares of Parent Stock will be paid by Parent directly to the Indemnifying Stockholders in accordance with their pro rata interest in the Escrow Shares and not to the Escrow Agent. Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrow Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrow Shares are required to be released from the Escrow Account to any person or entity (“Person”) pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

(d)        Transferability. The interest of the Indemnifying Stockholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given.

5.     Release Dates. Subject to Section 6 of this Agreement, (i) one-third of the Escrow Shares (the “First Shares”) shall be released to the Indemnifying Stockholders on the date which is six months after the Closing Date (the “Initial Release Date”), (ii) an additional one-third of the Escrow Shares (the “Second Shares”) shall be released to the Indemnifying Stockholders on the date which is twelve months after the Closing Date (the “Second Release Date”) and (iii) the remaining one-third of the Escrow Shares (the “Final Shares”) shall be released to the Indemnifying Stockholders on the date which is eighteen months after the Closing Date (the “Final Release Date” and, collectively with the First Release Date and the Second Release Date, the “Release Dates” and each singly a “Release Date”).

6.     Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

(a)         If, as of the Initial Release Date, the Escrow Agent has not received any Claim Notices (as hereinafter defined) pertaining to the Escrow Shares (or has received Claim Notices in aggregate amount less than the value of the First Shares as of the Initial Release Date), then the First Shares (or such portion thereof representing the excess of the value of the First Shares as of the Initial Release Date, over the aggregate amount of such Claim Notices) shall promptly (and in any event no later than 10 business days thereafter) be released and delivered to the Indemnifying Stockholders, in accordance with each Indemnifying Stockholder’s pro rata interest as set forth on Exhibit A.

(b)         If, as of the Second Release Date, the Escrow Agent has not received any Claim Notices pertaining to the Escrow Shares then held in escrow (or has received Claim Notices in aggregate amount less than the value of the Second Shares as of the Second Release Date), then the Second Shares (or such portion thereof representing the excess of the value of the Second Shares as of the Second Release Date, over the amount of such Claim Notices) shall promptly (and in any event no later than 10 business days thereafter) be released and delivered to the Indemnifying Stockholders, in accordance with each Indemnifying Stockholder’s pro rata interest as set forth on ExhibitA.

(c)         If, as of the Final Release Date, the Escrow Agent has not received any Claim Notices pertaining to the Escrow Shares then held in escrow (or has received Claim Notices in aggregate amount less than the value of the Final Shares as of the Final Release Date), then the Final Shares (or such portion thereof representing the excess of the value of the Final Shares as of the Final Release Date, over the amount of such Claim Notices) shall promptly (and in any event no later than 10 business days thereafter) be released and delivered to the Indemnifying Stockholders, in accordance with each Indemnifying Stockholder’s pro rata interest as set forth on ExhibitA.

(d)         If, at any time prior to any of the respective Release Dates, Parent on its own behalf or on behalf of the Parent Indemnified Parties desires to make a claim for Damages against the Escrow Shares, then Parent shall, on or prior to a Release Date, deliver a written claim notice (a “Claim Notice”) to the Representatives and to the Escrow Agent. Such Claim Notice shall (i) state that Parent believes that it is entitled to all or any portion of the Escrow Shares; (ii) contain a brief description of the circumstances supporting such belief; and (iii)

indicating the claimed amount of Damages and the number of Escrow Shares (valued as provided in Section 15.1(b) of the Merger Agreement) necessary to satisfy such indemnification claim (such shares, the “Damage Shares”). If the Representatives do not contest any portion of the claim described in a Claim Notice and all of such claim becomes an Uncontested Claim under Section 15.4(e) (i) of the Merger Agreement, Escrow Agent shall release the Damage Shares to Parent in satisfaction of such Uncontested Claim. If the Representatives contest all or any portion of a claim described in a Claim Notice and all or a portion of such claim becomes a Contested Claim under Section 15.4(e) (ii) of the Merger Agreement, Escrow Agent shall release Damage Shares that are the subject of a Claim Notice only after such Contested Claim has been resolved in accordance with Section 15.4(e) (ii) of the Merger Agreement.

(e)         Anything to the contrary set forth herein notwithstanding, the Escrow Agent shall also release all or a portion of the Escrow Shares if the Escrow Agent receives joint written instructions executed by the Representatives, on the one hand, and Parent, on the other hand, authorizing such release.

(f)          Whenever the Escrow Agent shall release Escrow Shares from the Escrow Account for the account of the Indemnifying Stockholders, Escrow Agent shall instruct the transfer agent for Parent’s Common Stock to cancel such certificate and to divide the shares evidenced thereby in accordance with pro rata interests of the Indemnifying Stockholders as set forth on Exhibit A hereto. Parent will take also such further actions that may be reasonably necessary to authorize the transfer agent to effectuate any such distribution of shares released from the Escrow Account to the Indemnifying Stockholders.

7.     Escrow Agent Compensation. Except as hereinafter provided, the Escrow Agent shall be reimbursed for all actual out-of-pocket expenses incurred in performing the services required hereunder by Parent. The fees of the Escrow Agent and any replacement Escrow Agent shall be paid by Parent.

8.	Limitation of Escrow Agent’s Liability.

(a)         Except for Escrow Agent’s gross negligence or willful misconduct, Escrow Agent shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or any notice or demand given to it or for the form of execution of any such instrument, notice or demand or for the identification, authority or rights of any person executing, depositing or giving the same or for the terms and conditions of any instrument, pursuant to which the parties may act.

(b)        Escrow Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not incur any liability: (i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document reasonably believed by Escrow Agent to be genuine and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so; or (ii) in otherwise acting or failing to act under this Agreement, except in the case of Escrow Agent’s gross negligence or willful misconduct.

(c)         Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by each of the other parties hereto and a copy thereof has been received by Escrow Agent.

(d)        Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

(e)         Subject to Section 7 hereof, Parent, on the one hand, and the Representatives, on the other hand, the parties hereto further agree to equally indemnify Escrow Agent from and against any and all losses, claims, damages or liabilities and expenses, including reasonable attorneys fees which may be asserted against it or to which it may be exposed or may incur by reason of its performance hereunder, except when such performance was grossly or willfully negligent.

9.     Successor Escrow Agent.             In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto. Parent may appoint a successor Escrow Agent only with the consent of the Representatives (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Parent and the Representatives as to the transfer of the Escrow Fund to a successor escrow agent.

10.	Miscellaneous.

(a)         Notice. All notices hereunder shall be given in accordance with the notice provisions of the Merger Agreement. In addition, notices to Escrow Agent shall be addressed to it at:

________________

________________

________________

Attention: __________

In addition, notices to the Representatives shall be addressed to:

Srinivas Akkaraju

c/o J.P. Morgan Partners

50 California Street, 29th Floor

San Francisco, CA 94111

Fax:	(415) 591-1205
Phone:	(415) 591-1200

Anthony B. Evnin
c/o Venrock Associates

30 Rockefeller Plaza, Room 5508

New York, NY 10112

Fax:	(212) 649-5788
Phone:	(212) 649-5791

Charles W. Newhall III
c/o New Enterprise Associates

1119 St. Paul Street

Baltimore, MD 21202

Fax:	(410) 752-7721
Phone:	(410) 244-0115

Robert F. Johnston

181 Cherry Valley Road

Princeton, NJ 08540

Fax:	(609) 924-
Phone:	(609) 924-3131

Jeff Calcagno

c/o Vela Pharmaceuticals Inc.

820 Bear Tavern Road, Suite 300

Ewing, NJ 08628

Fax:	(609) 771-8661

Phone: (609) 771-8660

with a copy (which shall not constitute notice) to:

John E. Stoddard III

Drinker Biddle & Reath LLP

105 College Road East, Suite 300

Princeton, New Jersey 08542

Fax:	(609) 799-7000

Phone: (609) 716-6504

Notices to the Parent shall be addressed to:

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, New Jersey 08830

Attn: Chief Executive Officer

Fax:	(732) 452-9557

Phone: (732) 452-9556

with a copy (which shall not constitute notice) to:

Adam Eilenberg, Esq.

Eilenberg & Krause LLP

11 East 44th Street

New York, New York 10017

Fax:	(212) 986-2399

Phone: (212) 986-9700

(b)         Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. Except as provided in the next sentence, nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their successors and assigns. This Agreement shall inure to the benefit of: the Representatives, the Indemnifying Stockholders, Parent, Escrow Agent and their respective successors and assigns, if any, of the foregoing.

(c)         Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf Parent, Sub, Escrow Agent, the Representatives and the Indemnifying Stockholders.

(d)        Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

(e)         Tax Reporting Information and Certification of Tax Identification Numbers.

(i)          The parties hereto agree that, for tax reporting purposes, all dividends on or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Indemnifying Stockholders in accordance with their respective pro rata interest set forth in Exhibit A.

(ii)         Parent agrees to, and the Representative agrees to cause each Indemnifying Stockholder to, provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

(f)	Construction.

(i)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(ii)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv)        This Agreement shall be construed pursuant to the laws of the State of New York in effect at the time of such construction without giving effect to conflicts of laws principles.

(v)         Nothing in this Agreement shall be construed to limit or abridge the rights and obligations of Parent, Sub, the Company, the Representatives or the Indemnifying Stockholders under the Merger Agreement.

(g)         Termination. This Agreement shall terminate upon the earliest occurrence of any of the following events: (i) the written agreement of all parties hereto; or (ii) upon the delivery by Escrow Agent of all of the Escrow Shares in accordance with the terms of this Agreement.

(h)         Incorporation. The preamble to this Agreement and all annexes, schedules and exhibits annexed hereto are incorporated herein by this reference as if set forth herein in their entirety.

(i)          Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement and each and every other provision of this Agreement shall continue in full force and effect.

(j)         Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party.

(k)         Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l)          Counterparts. This Agreement may be executed in one or more counterparts in which event all of said counterparts shall be deemed to constitute one original of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

PARENT Pharmos Corporation	REPRESENTATIVES
By:
Printed Name:	Srinivas Akkaraju
Title:

Anthony B. Evnin

Charles W. Newhall III

Robert F. Johnston

Jeff Calcagno
SUB Vela Acquisition Corp.	ESCROW AGENT [__________]
By:	By:
Printed Name:	Printed Name:
Title:	Title:

INDEMNIFYING STOCKHOLDERS [__________]

EXHIBIT A

LIST OF INDEMNIFYING STOCKHOLDERS

Stockholder	Escrowed Shares	Stockholder’s Pro Rata Interest

Total:		100.00%

A-1

EXHIBIT C

TO MERGER AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of [Closing Date], is made by and among PHARMOS CORPORATION, a Nevada corporation (the “Company”) and Srinivas Akkaraju, Anthony B. Evnin, Charles W. Newhall III, Robert F. Johnston and Jeff Calcagno (the “Representatives”), as representatives of (i) the stockholders (“Former Stockholders”) of Vela Pharmaceuticals Inc., a Delaware corporation (“Vela”) that become stockholders of the Company in accordance with the Merger Agreement (as hereinafter defined) and (ii) the participants (“Participants”) in Vela’s Acquisition Bonus Plan that become stockholders of the Company through the Merger; such Former Stockholders and Participants are hereinafter collectively referred to as the “Stockholders”.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2006, by and among the Company, Vela Acquisition Corporation., a Delaware corporation, and Vela. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below or elsewhere in this Agreement as referred to below:

“Business Day” shall mean any day that is not a Saturday, a Sunday or a legal holiday in the State of New York.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Registrable Securities” shall mean, collectively, the Closing Shares issued to the Stockholders pursuant to the Merger Agreement and, if hereafter issued under the Merger Agreement to the Stockholders, the Phase IIb Milestone Shares and the NDA Milestone Shares; provided, however, that with respect to any such shares of Parent Stock, such shares of Parent Stock shall cease to be Registrable Securities when (a) such shares of Parent Stock have been disposed of by the Stockholders thereof in a public distribution of securities effected pursuant to this Agreement, (b) such shares of Parent Stock become eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act (as hereinafter defined) or other provision of substantially similar effect, or (c) such shares of Parent Stock have ceased to be outstanding.

“Required Stockholders” shall mean, at the relevant time of reference thereto, those Stockholders holding, in the aggregate, fifty percent (50%) of the Registrable Securities then outstanding and then held by all Stockholders.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time.

2.	Registration and Sale.

(a)	Mandatory Registration.

(i)          Subject to the limitations set forth in this Section 2(a)(i) and in Sections 2(a)(ii) and (iii) and Section 7 below, the Company shall file, within seven days (the “Filing Date”) of the Effective Date, a registration statement on Form S-3 (or comparable or successor form) under the Securities Act, which shall be a “shelf registration” made pursuant to Rule 415 adopted pursuant to the Securities Act, and shall use its best efforts to cause all of the Registrable Securities to be registered for resale to the public thereunder. The foregoing notwithstanding, in the event the Commission notifies the Company that under the Securities Act it may only include the Closing Shares in the initial registration statement to be filed on the Filing Date, and not the Phase IIb Milestone Shares and the NDA Milestone Shares, the Company shall file, within seven days of the respective issuance dates of the Phase IIb Milestone Shares and the NDA Milestone Shares (if such Phase IIb Milestone Shares and NDA Milestone Shares are actually issued under the Merger Agreement), a registration statement on Form S-3 (or comparable or successor form) and shall use its best efforts to cause all the Phase IIb Milestone Shares and the NDA Milestone Shares to be registered for resale to the public thereunder. If a separate registration statement for the Phase IIb Milestone Shares and the NDA Milestone Shares is required and the Company is not then eligible to use Form S-3, it will file the registration statement on Form S-1 or other available form and shall be required to make such filing no later than thirty (30) days after the issuance thereof.

(ii)         Notwithstanding anything to the contrary set forth in Section 2(a)(i) above, the Company shall not be obligated to prepare or file any registration statement pursuant to Section 2(a)(i) hereof, or to prepare or file any amendment or supplement thereto, and the Stockholders agree that they shall not sell any Registrable Securities, at any time when the Company, in the good faith and reasonable judgment of its Board of Directors, and upon the advice of counsel, reasonably believes that the filing thereof at that time, or the offering or sale of Registrable Securities pursuant thereto, (a) would materially adversely affect a pending or proposed public offering of capital stock of the Company, or an acquisition, merger, recapitalization, consolidation, reorganization or other transaction, or any negotiations, discussions or pending proposals with respect thereto, or (b) would require the disclosure of information that would have a material adverse effect on the Company, is likely to materially adversely affect the Company or any pending transaction or negotiations of the Company, or would constitute a violation of the Securities Act or any state or other applicable securities laws; provided, however, that the filing of a registration statement, or any supplement or amendment thereto, by the Company may be deferred pursuant to this Section 2(a)(ii), and the restrictions on the sale of Registrable Securities by the Stockholders shall be effective, only for the minimum period of time necessary under the circumstances, but not to exceed sixty (60) days and in any event no more than two deferrals shall be allowed in any twelve (12) month period. In the case of any such delay, the Company shall deliver to the Stockholders or the Representatives a written certificate of the Company’s Chief Executive Officer certifying that such delay is necessary in the good faith and reasonable judgment of the Company’s Board of Directors.

(iii)        The Company shall be entitled to include in any registration statement filed or to be filed by the Company pursuant to Section 2(a)(i) above shares of the capital stock of the Company to be sold by the Company for its own account or for the account of any other stockholders of the Company except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Registrable Securities to be sold.

(b)	Piggyback Registration.

2

(i)          If at any time or from time to time when any registration statement referred to in Section 2(a) is not effective, the Company shall determine to register any of its securities, for its own account or the account of any of its stockholders, other than a registration relating solely to employee share option plans or pursuant to an acquisition transaction on Form S-4, the Company will:

(A)          provide to the Stockholders written notice thereof as soon as practicable prior to filing the registration statement; and

(B)         include in such registration and in any underwriting involved therein, all of the Registrable Securities specified in a written request by the Stockholders made within fifteen (15) days after receipt of such written notice from the Company.

(ii)         If the Registration is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to this Section. In such event, the rights of the Stockholders hereunder shall include participation in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein. To the extent that a Stockholder proposes to distribute its securities through such underwriting, such Stockholder shall (together with the Company and any other securityholders of the Company distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section, if the managing underwriter of such underwriting determines that marketing factors require a limitation of the number of shares to be offered in connection with such underwriting, the managing underwriter may limit the number of Registrable Securities to be included in the registration statement and underwriting (provided, however, that (a) the Registrable Securities shall not be excluded from such underwritten offering prior to any securities held by officers and directors of the Company or their affiliates, (b) the Registrable Securities shall be entitled to at least the same priority in an underwritten offering as any of the Company’s existing securityholders, and (c) the Company shall not enter into any agreement that would provide any securityholder with priority in connection with an underwritten offering greater than the priority granted to the Stockholders hereunder). The Company shall so advise any of its other securityholders who are distributing their securities through such underwriting pursuant to their respective piggyback registration rights, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among the Stockholders and all other securityholders of the Company in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by the Stockholders and such other securityholders at the time of the filing of the registration statement. If any Stockholder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company. Any Registrable Securities so excluded or withdrawn from such underwriting shall be withdrawn from such registration statement.

(i)          The Company shall not be required to give notice to the Stockholders in accordance with this Section 2(b) or include the Registrable Securities in any registration referred to in this Section 2(b) if the registration referred to in Section 2(a) hereof is effective.

(c)          Eligibility for Form S-3. The Company represents and warrants that it currently meets all of the requirements for the use of Form S-3 for the registration of the sale by the Stockholders and any transferee who purchases the Registrable Securities, and the Company shall file all reports required to be filed by the Company with the Commission in a timely manner, and

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shall take such other actions as may be necessary to maintain such eligibility for the use of Form S-3.

3.          Further Obligations of the Company. Whenever the Company is required to register Registrable Securities under this Agreement, it agrees that it shall also use its best efforts to do the following as expeditiously as commercially reasonable:

(a)         prepare and file with the Commission a registration statement on Form S-3 (or other applicable form, as determined by the Company) with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for a period of time required for the disposition of such Registrable Securities by the Stockholders thereof; provided, however, that such period shall not be longer than (i) the third anniversary of the Closing Date of the Merger in the case of the Closing Shares or (ii) the third anniversary of the respective issuance dates of the Phase IIb Milestone Shares and the NDA Milestone Shares, or, if less, the date on which the Registrable Securities may be sold under Rule 144(k) or any successor provision promulgated under the Securities Act having substantially similar effect, unless the Company otherwise agrees in its sole discretion;

(b)        prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the applicable time period set forth in Section 3(a) and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement;

(c)         furnish to each Stockholder offering Registrable Securities under such registration statement such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such Stockholder may reasonably request;

(d)         register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States as each Stockholder shall reasonably request unless an available exemption to such registration or qualification requirements is then available; provided that the Company shall not be obligated to register or qualify such Registrable Securities in any jurisdiction in which such registration or qualification would require the Company to qualify as a foreign corporation or file any general consent to service of process where it is not then so qualified or otherwise required to be qualified or has not theretofore so consented;

(e)         timely file with the Commission such information as the Commission may prescribe under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and otherwise use commercially reasonable efforts to ensure that the public information requirements of Rule 144 under the Securities Act are satisfied with respect to the Company; and

(f)         notify the Representatives promptly in writing (A) of any comments by the Commission with respect to such registration statement or prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (B) of the issuance by the Commission of any stop order suspending the effectiveness of a registration statement registering the Registrable Securities or their resale which is known to the Company or the initiation of any proceedings for that purpose which are known to the Company and (C) of the receipt by the Company of any notification with respect to the suspension of the

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qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(g)          As promptly as practicable after becoming aware of such event, notify each Stockholder of the occurrence of any event of which the Company has knowledge, as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and to use its best efforts to promptly prepare a supplement or amendment to the registration statement or other appropriate filing with the Commission to correct such untrue statement of omission, and to deliver a number of copies of such supplement or amendment to each Stockholder as such Stockholder may reasonably request; and

(h)         If the offering is underwritten, at the request of a Stockholder, to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to any Stockholder selling Registrable Securities in connection with such underwriting, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act and (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or other financial data contained therein) and (ii) a letter dated such date from the Company’s independent public accountants addressed to the underwriters and to such Stockholders, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) Business Days prior to the date of such letter) with respect to such registration as such underwriters may reasonably request.

4.           Obligations of the Stockholders.   In connection with the registration of the Registrable Securities, the Stockholders shall have the following obligations:

(a)          It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement of the Registrable Securities of each Stockholder that such Stockholder shall furnish to the Company in writing such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities, and such Stockholder shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) days prior to the first anticipated filing date of the registration statement, the Company shall notify such Stockholder of the information the Company requires from such Stockholder (the “Requested Information”) if such Stockholder elects to have any of its Registrable Securities included in the registration statement. If, at least two (2) business days prior to the filing date, the Company has not received the Requested Information from a Stockholder, then the Company may file the registration statement without including the Registrable Securities of such Stockholder.

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(b)         The Stockholder, by such Stockholder’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any registration statement hereunder, unless such Stockholder has notified the Company in writing of such Stockholder’s election to exclude all of such Stockholder’s Registrable Securities from such registration statement.

(c)          Each Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2(a)(ii),  3(f) or 3(g) above, such Stockholder will immediately discontinue disposition of its Registrable Securities pursuant to the registration statement covering such Registrable Securities until such copies of the supplemented or amended prospectus contemplated by Sections 2(a)(ii),  3(f) or 3(g) shall be furnished to such Stockholder.

(d)         If the offering is underwritten, at the request of the managing underwriters, each Stockholder or his permitted assignee holding more than one percent (1%) of the Company’s voting securities shall agree not to sell or otherwise transfer or dispose of any Registrable Securities of the Company held by such Stockholder (other than those included in the registration) for a period specified by the underwriters not to exceed ninety (90) days following the effective date of the registration statement, provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements. The obligations described in this Section 4(d) shall not apply to a registration relating solely to employee share option plans or an acquisition transaction registered on Form S-4.

(e)          Each Stockholder shall take all other reasonable actions necessary to expedite and facilitate the disposition by the Stockholder of the Registrable Securities pursuant to the registration statement.

5.          Expenses.         All expenses incurred by the Company in complying with its obligations under this Agreement shall be paid by the Company, except that the Company shall not be liable for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for any Stockholder, in either case in respect of the Registrable Securities sold by any Stockholders.

6.	Indemnification and Contribution.

(a)         Indemnification by the Company. If any Registrable Securities are registered for resale under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Stockholder of such Registrable Securities and such Stockholder’s directors, officers, employees and agents, against any losses, claims, damages, liabilities or expenses, joint or several, to which such Stockholder or any such director, officer, employee or agent may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act or any final prospectus contained therein (in each case as amended or supplemented, including without limitation, any update pursuant to Rule 424(b) under the Securities Act), provided that such final prospectus was used to effect a sale by such Stockholder. (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or (iii) any violation by the Company of the Securities Act or state

6

securities or blue sky laws applicable to the Company and relating to any action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or any omission or alleged omission made in such registration statement, final prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Stockholder specifically for use in such registration statement, prospectus, or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder or such director, officer, employee or agent.

(b)         Stockholders’ Indemnification. In connection with any registration statement in which a Stockholder is participating, each such Stockholder will furnish to the Company such information as shall reasonably be requested by the Company for use in any such registration statement or prospectus and shall severally, and not jointly, indemnify, to the extent permitted by law, the Company, its directors, officers, employees and agents against any losses, claims, damages, liabilities and expenses (under the Securities Act, at common law or otherwise), insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained on the effective date thereof in any registration statement filed by the Company under the Securities Act, or any final prospectus included therein (in each case as amended or supplemented, including without limitation, any update pursuant to Rule 424(b) under the Securities Act), but only to the extent that such untrue statement of a material fact is contained in, or such material fact is omitted from, written information furnished by such Stockholder, specifically for use in such registration statement or prospectus; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the proceeds to each Stockholder of Registrable Securities sold in connection with such registration.

(c)         Indemnification Procedures. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof (an “Indemnification Notice”), but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party unless the indemnifying party is materially and adversely affected thereby. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof. Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel at its expense unless (i) the employment of such counsel shall have been authorized in writing by the indemnifying party or (ii) the attorneys for the indemnifying party shall have concluded that there are defenses available to the indemnified party that are different from or additional to those available to the indemnifying party and such counsel reasonably concludes that it is therefore unable to represent the interests of both the indemnified and indemnifying party (in which case the indemnifying party may employ separate counsel). In no event shall the indemnifying party be liable for fees and expenses of more than one counsel separate from its own counsel.

(d)           In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising

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rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 6; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds received by such holder from the sale of such Registrable Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

7.	Restrictions on Dispositions of Parent Stock.

(a)             For a period of six months commencing on the Effective Date (the “Initial Lock-up”) no Stockholder may (i) offer, issue, sell, contract to sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition as effective economic disposition due to cash settlement or otherwise) by any Stockholder or any affiliate of any Stockholder or any person in privity with any Stockholder or any affiliate of any Stockholder) directly or indirectly any shares of Parent Stock or any options, warrants or other securities convertible into or exercisable or exchangeable for such Parent Stock or (ii) engage in any transaction, whether or not with respect to any shares of Parent Stock or any interest therein, the intent or effect of which is to reduce the risk of owning such shares (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions).

(b)             Subject to applicable securities laws, commencing at the expiration of the Initial Lock-up, each Stockholder may sell, transfer or otherwise dispose of up to one-third of such Stockholder’s Parent Stock without violating the provisions of Section 7(a) hereof.

(c)             Subject to applicable securities laws, commencing six months after the expiration of the Initial Lock-up, each Stockholder may sell, transfer or otherwise dispose of up to two-thirds of such Stockholder’s Parent Stock without violating the provisions of Section 7(a) hereof.

(d)             Subject to applicable securities laws, commencing twelve months after the expiration of the Initial Lock-up, each Stockholder may sell, transfer or otherwise dispose of all or any of such Stockholder’s Parent Stock without violating the provisions of Section 7(a) hereof.

(e)              In addition to applicable securities law requirements, all shares of Parent Stock subject to the provisions of this Section shall, until the expiration of the stated time periods, bear a legend substantially as follows:

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“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED [________ ___,] 2006, BY AND AMONG THE HOLDER OF THIS CERTIFICATE, PHARMOS CORPORATION AND CERTAIN OTHER STOCKHOLDERS OF PHARMOS CORPORATION, A COPY OF WHICH MAY BE INSPECTED BY THE HOLDER OF THE CERTIFICATE AT THE PRINCIPAL OFFICES OF PHARMOS CORPORATION OR FURNISHED BY PHARMOS CORPORATION TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

8.	Miscellaneous.

(a)         Notices.            All notices and other communications pursuant to this Agreement shall be in writing, either hand delivered or sent by certified or registered mail with charges prepaid or by commercial courier guaranteeing next business day delivery, or sent by telecopier, and shall be addressed:

(i)        in the case of the Company, to the Company at its principal office set forth in the Merger Agreement; and

(ii)       in the case of a Stockholder, to the address provided by such Stockholder to the Company.

Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it was directed, (ii) if sent by telecopier and properly addressed in accordance with the foregoing provisions of this Section 8(a), when received by the addressee, (iii) if sent by commercial courier guaranteeing next business day delivery, on the business day following the date of delivery to such courier, or (iv) if sent by first-class mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this Section 8(a), (A) when received by the addressee, or (B) on the third business day following the day of dispatch thereof, whichever of (A) or (B) shall be the earlier.

(b)         Assignment. This Agreement shall inure to the benefit of and be binding upon each Stockholder and its, his or her heirs and successors. The Stockholders’ rights and obligations and each Stockholder’s rights and obligations under this Agreement may only be assigned or delegated if each Stockholder’s Registrable Securities are assigned to the same party to which the rights hereunder are assigned or delegated, and such assignment of Registrable Securities is not in violation of the Securities Act or any state securities laws as set forth in the written opinion of counsel to such Stockholder, reasonably satisfactory to the Company. The Company’s rights and obligations under this Agreement shall not be assigned or delegated.

(c)         Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the Company and by the Required Stockholders. Any Stockholder may waive any of its, his or her rights under this Agreement (including, without limitation, such Stockholder’s right to cause any other Person to comply with such other Person’s obligations under this Agreement) only by an instrument in writing signed by such Stockholder; provided, however, that (i) any rights under this Agreement which inure to the benefit of any and all Stockholders (including, without limitation, the right of any and all Stockholders to cause any other Person to comply with such other Person’s obligations under this Agreement) may be waived on behalf of any and all Stockholders by an instrument in writing signed by the Required Stockholders. Any waiver,

9

pursuant to this Subsection 9(c), of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(d)        Governing Law; Headings. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law provisions of such state. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

(e)         Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f)         Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein and therein.

(g)        Gender and Number. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the plural form of names, defined terms, nouns and pronouns shall include the singular and vice-versa.

(h)         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Remainder of page intentionally left blank]

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REGISTRATION RIGHTS AGREEMENT

SIGNATURE PAGE – PHARMOS

IN WITNESS WHEREOF, the Company and the Representatives have executed this Agreement as of the date first above written.

PHARMOS CORPORATION

By:_______________________________

Name:
Title:

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REGISTRATION RIGHTS AGREEMENT

SIGNATURE PAGE – REPRESENTATIVES

IN WITNESS WHEREOF, the Company and the Representatives have executed this Agreement as of the date first above written.

_______________________________

Srinivas Akkaraju

_______________________________

Anthony B. Evnin

_______________________________

Charles W. Newhall III

_______________________________

Robert F. Johnston

_______________________________

Jeff Calcagno

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Exhibit D to Merger Agreement

[_________], 2006

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, New Jersey 08830

Gentlemen:

In accordance with an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 14, 2006, by and among Pharmos Corporation (the “Company”), Vela Acquisition Corporation, Vela Pharmaceuticals Inc., the undersigned Stockholder (the “Stockholder”) has acquired certain shares of the Company’s common stock, par value $0.03 per share (“Common Stock”).

I.	Standstill.

In connection with the Stockholder’s acquisition of the Company’s Common Stock pursuant to the Merger Agreement, the Stockholder hereby agrees that, for a period of two (2) years from the date hereof, it will not, directly or indirectly (whether through or with an Affiliate (as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as part of a Group (as defined Section 13d-5(b)(1) of the Exchange Act)), acquire or offer, make a proposal or agree to acquire (whether publicly or otherwise), in any manner, any material assets of the Company or its subsidiaries, or any securities entitled to vote generally in the election of directors of the Company, or any direct or indirect rights or options or warrants to acquire any such securities or any securities convertible into or exercisable or exchangeable for such securities, whether or not such securities are so convertible, exercisable or exchangeable at the time of determination (“Voting Securities”) of the Company, except pursuant to the Merger Agreement or in connection with a stock split, stock dividend, recapitalization, reclassification or similar transaction. If the Stockholder or any of its Affiliates owns or acquires any Voting Securities in violation of this Letter Agreement, such Voting Securities shall immediately be disposed of to persons who are not Affiliates of the Stockholder; provided, however, that the Company may also pursue any other available remedy to which it may be entitled as a result of such violation. Notwithstanding the foregoing, the Stockholder may acquire additional equity securities of the Company including, without limitation, Voting Securities (i) upon the prior approval of the Company’s Board of Directors (the “Board”), which shall not be unreasonably withheld or delayed, or (ii) in connection with a direct issuance by the Company in an amount necessary to maintain its percentage equity interest in the Company or in such greater amount as may be agreed to by the Board .

II.	Representations.

The Stockholder hereby represents that, based on information contained in the Parent Reports and the 2005 Parent Report (as such terms are defined in the Merger Agreement) and such other information provided by, and obtained through discussions with, the Company’s executive officers and directors, it has no present intention to:

a)

make or in any way propose or participate in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any individual, partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or other entity and governmental body, government or other department or agency thereof (each a “Person”), other than the Company, with respect to the solicitation or voting of any Voting Stock of the Company in opposition to any matter that has been recommended by the Board or in favor of any matter that has been disapproved by the Board, or participate in any solicitation with respect to the election or removal of members of the Board except pursuant to this Agreement;

b)	form, or be a member of, any Group with respect to the voting or acquisition of any Voting Securities of the Company or the acquisition of any assets of the Company;
c)

grant any proxy or power of attorney with respect to any Voting Stock of the Company, deposit any Voting Stock of the Company into a voting trust, or subject any such Voting Stock to any arrangement or agreement with respect to the voting thereof;

d)

seek election to or seek to place a representative on the Board (except as provided by the Merger Agreement), seek the removal of any member of the Board, or vote against the slate of directors nominated by the Board for election at the Company’s 2006 annual meeting of stockholders;

e)

call or seek to have called any meeting of the stockholders of the Company other than in connection with the participation of the Stockholder’s representative as a as a director of the Company in calling, or seeking to have called, meetings of stockholders generally;

f)

without the prior consent of the Board, (i) solicit, seek to effect, negotiate with or provide any information to any other party, or otherwise make any public announcement or proposal whatsoever, with respect to: (v) a merger or acquisition of the Company, (w) the sale of all or a substantial portion of the assets of the Company and its subsidiaries, (x) the liquidation of the Company, (y) a recapitalization of the Company or (z) any similar business transaction with respect to the Company; or (ii) take any action that might require any Person to make a public announcement with respect to any such matters; or

g)

without the prior consent of the Board, instigate, encourage or assist, or enter into any discussions or arrangements with, any Person or Group to do any of the actions described in (a) through (f) above.

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The preceding representations are an expression of the Stockholder’s present intent with respect to the subject matter thereof, and the Stockholder expressly reserves the right to act after the date hereof in any manner that is not inconsistent with reasonable business practices and its interests as a stockholder of the Company.

Very truly yours,
[Insert Name of Principal Stockholder]

By:___________________________

Acknowledged and Agreed to:

Pharmos Corporation

By:_____________________

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APPENDIX B

March 14, 2006

The Board of Directors
Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ 08830

Members of the Board of Directors:

          You have requested our opinion as to the fairness, from a financial point of view, to Pharmos Corporation, a Nevada corporation (the “Company”), of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), dated as of March 10, 2006, by and among the Company, Vela Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Sub”), and Vela Pharmaceuticals, Inc., a Delaware corporation (the “Target”). Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

          Pursuant to the Agreement and subject to the terms and conditions thereof, Target will, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “the DGCL”), be merged with and into the Sub (the “Merger”), and the separate corporate existence of Target shall thereupon cease, in accordance with the provisions of the DGCL. Under the terms of the Agreement, at the Effective Time of the Merger, the Company will pay, or be contractually obligated to pay in the future, aggregate consideration of (i) 11,500,000 shares of common stock of the Company (the “Common Stock”) and US$5,000,000 in cash, (ii) an additional 4,000,000 shares of Common Stock upon successful completion of a Phase IIb clinical trial of the Target’s compound dextofisopam pursuant to the terms of the Agreement and (iii) an additional 4,000,000 shares of Common Stock upon filing of an NDA for dextofisopam pursuant to the terms of the Agreement (collectively, the “Merger Consideration”) in exchange for all outstanding securities of the Target and the conversion and cancellation of all outstanding debt of the Target. The terms and conditions of the Merger are set forth more fully in the Agreement.

          The Agreement provides that the shareholders of the Target will be entitled to dissenters’ rights in accordance with the provisions of the DGCL. However, this opinion assumes that no shareholder of the Target will receive consideration in excess of his or her pro rata share of the Merger Consideration as contemplated under the Agreement.

          RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

          Tamir Fishman & Co. LTD. (“TF”), RBC’s strategic partner in Israel, performs various investment banking services, including mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for businesses, their securities and other purposes.

The Board of Directors Pharmos Corporation
March 14, 2006

          This fairness opinion was prepared by RBC and TF. The review and inquiry of such documents, materials and the performance of such acts as we deemed necessary or appropriate for providing this opinion, as described below, were made by RBC and/or TF. RBC and TF are acting as financial advisors to the Company in connection with the Merger. We will receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Merger. We are also entitled to an additional fee in the event of consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation in connection therewith, and RBC and TF may also actively trade securities of the Company for its own account and the accounts of its customers, and, accordingly, may hold a long or short position in such securities. We are also currently in discussions with the Company concerning providing potential financing in the future.

          In connection with our review of the Merger, and in connection with the preparation of our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the Agreement dated as of March 10, 2006 (the “Execution Copy”); (ii) we reviewed the audited financial statements of the Target as of and for the years ended December 31, 2002, 2003 and 2004, and the unaudited financial statements of the Target for the year ended December 31, 2005; (iii) we reviewed and analyzed certain publicly available data with respect to the Company and the Target and certain other historical operating data relating to the Target made available to us from the internal records of the Target; (iv) we received and reviewed a financial forecast of dextophisopam on a stand-alone basis prepared by an independent third party and provided by the Target’s management; (v) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Target, on a stand alone and pro forma basis; (vi) we conducted discussions with members of the senior management of the Target with respect to the business prospects and financial outlook of the Target, on a stand alone and pro forma basis; (vii) we conducted discussions with SG Cowen & Co., LLC with respect to the financial statements, business prospects and financial outlook of the Target and the Company; (viii) we reviewed the historical market prices and trading volume of the Company’s publicly traded securities; (ix) we reviewed analysts estimates and commentary on the valuation of the Company’s publicly traded securities; and (x) we performed other studies and analyses as we deemed appropriate. We have not been provided with historical financial statements or other historical financial information of the Target for any period ending after December 31, 2005, and our opinion does not take into account any such financial statements or other financial information.

          In arriving at our opinion, we performed the following analyses in addition to the review and inquiries referred to in the preceding paragraph: (i) we compared market valuations of selected comparable publicly-traded companies of the Target with the valuation implied by the Merger Consideration; (ii) we compared venture financing valuations of selected comparable private companies of the Target with the valuation implied by the Merger Consideration; (iii) we compared the implied valuation of the Target following its most recent venture financing round with the valuation implied by the Merger Consideration; (iv) we compared the initial consideration paid and total valuation implied, to the extent publicly available, of selected comparable precedent transactions with the valuation implied by the Merger Consideration; and (v) we prepared a discounted cash flow analysis using the projections provided by members of the senior management of the Company.

          In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but instead made qualitative judgments as to the significance and relevance of each

The Board of Directors Pharmos Corporation
March 14, 2006

analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

          In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to us by the Company and the Target (including, without limitation, the financial statements and related notes thereto of the Company and the Target), and have not assumed responsibility for independently verifying and have not independently verified such information. We have relied upon, without independent verification, the scientific due diligence evaluation of the Target by the Company. We have assumed that (a) the projections of the future financial performance of the Company and the Target have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company and the Target, respectively, (b) all adjustments made by members of the senior management of the Company to the projections of the future financial performance of the Target were reasonable and based on the good faith judgments of such members of management, and (c) the Company and the Target will perform substantially in accordance with their respective financial forecasts. We express no opinion as to any aspect of the projections of future financial performance provided by the Company or the Target.

          In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or the Target. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Target. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims related to the Company or the Target. Our opinion relates to the Company and the Target as going concerns and, accordingly, we express no opinion regarding the liquidation value of the Company or the Target.

          We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that (i) the executed version of the Agreement will not differ from and (ii) that nothing in the disclosure schedules or the exhibits will be inconsistent with, the Execution Copy, in each case, in any respect material to our opinion. In addition, we have relied upon the Company and the Target to advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

          Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or affirm this opinion.

          Our advisory services and the opinion expressed herein are for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to the Merger. Further, this letter should not be construed as creating any fiduciary duty on the part of RBC and TF to any shareholder of the Company. This opinion

The Board of Directors Pharmos Corporation
March 14, 2006

shall not be otherwise relied upon, published or otherwise used (in whole or in part), nor shall any public references to RBC and TF be made, without our prior written consent. If required by applicable law, the opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission, provided that this opinion is reproduced in full and any description of or reference to RBC and TF or summary of this opinion and related analyses in such filing is acceptable to us and our counsel.

          Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, the structure or tax consequences of the Merger, or the relative merits of the Merger compared to any alternative business strategy or transactions in which the Company might engage.

          Our opinion addresses solely the fairness of the Merger Consideration payable pursuant to the terms of the Agreement, from a financial point of view, to the Company as of the date hereof. Our opinion does not in any way address other terms or arrangements relating to the Merger or the Agreement, including without limitation, the financial or other terms of any voting or employment agreements or any break-up or termination fee. We are not expressing any opinion herein as to the prices at which the Common Stock has traded or may trade following the announcement of the Merger or at any time that any contingent portion of the Merger Consideration may be paid.

          Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration proposed to be paid by the Company in the Merger pursuant to the terms of the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION
TAMIR FISHMAN & CO. LTD.

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2006, with respect to the financial statements of Vela Pharmaceuticals Inc. as of December 31, 2005 and 2004 and the years then ended and the period from February 4, 1998 (inception) to December 31, 2005 included in the Proxy Statement of Pharmos Corporation dated May 3, 2006.

/s/ Ernst & Young LLP

MetroPark, New Jersey

April 28, 2006

PHARMOS CORPORATION
99 Wood Avenue South - Suite 311
Iselin, New Jersey 08830
(732) 452-9556

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
Annual Meeting of Shareholders – [_______________], 2006

          The undersigned, as shareholder of Pharmos Corporation (the “Company”), hereby appoints Haim Aviv and Alan L. Rubino and each of them, with full power of substitution, the true and lawful proxies and attorneys in fact of the undersigned, to vote, as designated on the reverse side of this proxy card, the number of shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully and with the same effect as the undersigned might do if personally present, at the Annual Meeting of Shareholders of the Company to be held at [______________] on [________________], 2006 at [__________________________], and any adjournments thereof on the following matters as set forth in the Proxy Statement and Notice dated [______________], 2006.

                              (To be Signed on Reverse Side)

☒ Please mark your votes as in this example.

The board of directors recommends a vote “FOR” the following item:

1. Issuance of up to 19,500,000 shares	FOR	AGAINST	ABSTAIN
of the Company’s common stock in	[_]	[_]	[_]
connection with the proposed acquisition
by the Company of Vela Pharmaceuticals Inc.

The board of directors recommends a vote “FOR” all three nominees listed in the following item:

2. Election of Directors of the Company

FOR all three nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all three nominees listed at right	NOMINEES:
[__]	[__]	Haim Aviv
Mony Ben Dor
Abraham Sartani

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, PRINT that nominee’s name on the line below)

The board of directors recommends a vote “FOR” the following item:

3. Ratification of selection of independent	FOR	AGAINST	ABSTAIN
registered public accounting firm (Item No. 3	[_]	[_]	[_]
in the Proxy Statement).

4. In the discretion of such proxies upon all other matters which may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of the nominees to the board of directors identified above, for all other proposals listed above and, in the discretion of the proxies named, on such other matters as may properly come before the Annual Meeting.

This proxy is revocable at any time, and the undersigned reserves the right to attend the Annual Meeting and vote in person. The undersigned hereby revokes any proxy heretofore given in respect of the shares of the Company.

THE BOARD OF DIRECTORS URGES THAT YOU FILL IN, SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

CORRECT ADDRESS IF NECESSARY

Signature(s)__________________________________

Date__________________

Note: Please sign exactly as name(s) appear on your Stock Certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, as in the case of joint tenancy, each party must sign. If a corporation, please sign in full corporate name by the president or other authorized officer.